Exhibit 2.1

EXECUTION COPY

AGREEMENT AND PLAN OF MERGER

among

KARUNA THERAPEUTICS, INC.,

BRISTOL-MYERS SQUIBB COMPANY

and

MIRAMAR MERGER SUB INC.

Dated as of December 22, 2023

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AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER, dated as of December 22, 2023 (this “Agreement”), is entered into by and among Karuna Therapeutics, Inc., a Delaware corporation (the “Company”), Bristol-Myers Squibb Company, a Delaware (“Parent”), and Miramar Merger Sub Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub” and, together with the Company and Parent, the “Parties” and each, a “Party”).

RECITALS

WHEREAS, the respective boards of directors (the “Boards of Directors”) of Parent and Merger Sub have unanimously approved and declared advisable this Agreement and the merger of Merger Sub with and into the Company (the “Merger”) with the Company surviving the Merger on the terms and subject to the conditions set forth in this Agreement and have authorized the execution and delivery hereof;

WHEREAS, the Board of Directors of the Company has unanimously (i) determined that this Agreement and the transactions contemplated hereby and thereby, including the Merger, are in the best interests of the Company and the stockholders of the Company, and declared it advisable, to enter into this Agreement with Parent and Merger Sub providing for the Merger in accordance with the General Corporation Law of the State of Delaware (the “DGCL”), (ii) approved this Agreement and the transactions contemplated hereby in accordance with the DGCL and (iii) adopted a resolution recommending this Agreement be adopted by the stockholders of the Company; and

WHEREAS, the Company, Parent and Merger Sub desire to make certain representations, warranties, covenants and agreements in connection with this Agreement.

NOW, THEREFORE, in consideration of the foregoing premises, and of the representations, warranties, covenants and agreements contained herein, and intending to be legally bound hereby, the Parties agree as follows:

ARTICLE I

THE MERGER

SECTION 1.1 The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the DGCL, at the Effective Time, Merger Sub shall be merged with and into the Company and the separate corporate existence of Merger Sub shall thereupon cease. The Company shall be the surviving corporation in the Merger (sometimes hereinafter referred to as the “Surviving Corporation”) and a wholly owned subsidiary of Parent, and the separate corporate existence of the Company, with all of its rights, privileges, immunities, powers and franchises, shall continue unaffected by the Merger, except as set forth in Article II. Without limiting the generality of the foregoing and subject thereto, at the Effective Time, all the property, rights, privileges, immunities, powers and franchises of the Company and Merger Sub shall vest in the Company as the Surviving Corporation and all claims, obligations, debts, liabilities and duties of the Company and Merger Sub shall become the claims, obligations, debts, liabilities and duties of the Company as the Surviving Corporation. The Merger shall have the effects set forth in this Agreement and specified in the DGCL.

SECTION 1.2 Closing. The closing of the Merger (the “Closing”) shall take place at the offices of Simpson Thacher & Bartlett LLP, 425 Lexington Avenue, New York, New York, or remotely by exchange of documents and signatures (or their electronic counterparts), at 9:00 a.m., New York City time, on the third (3rd) Business Day following the day on which the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or, to the extent permitted by applicable Law, waiver of such conditions at the Closing) have been satisfied or, to the extent permitted by applicable Law, waived in accordance with this Agreement or at such other time and place as the Company and Parent may agree in writing. The date on which the Closing occurs is referred to herein as the “Closing Date”.

SECTION 1.3 Effective Time. Subject to the provisions of this Agreement, at the Closing, the Company and Parent will cause the Merger to be consummated by filing a certificate of merger with respect to the Merger (the “Certificate of Merger”), to be executed, acknowledged and filed with the Secretary of State of the State of Delaware in accordance with Section 251 of the DGCL and shall make all other filings or recordings required under the DGCL to consummate the Merger. The Merger shall become effective at the time when the Certificate of Merger has been duly filed with the Secretary of State of the State of Delaware or at such later time as may be agreed by the Company and Parent in writing and specified in the Certificate of Merger in accordance with the DGCL (the effective time of the Merger being hereinafter referred to as the “Effective Time”).

SECTION 1.4 Certificate of Incorporation; Bylaws.

(a) At the Effective Time, the certificate of incorporation of the Company, as in effect immediately prior to the Effective Time, shall be amended and restated in its entirety to read as set forth in Exhibit A, and, as so amended and restated, shall be the certificate of incorporation of the Surviving Corporation, until thereafter amended or restated as provided therein and in accordance with applicable Law, in each case consistent with the obligations set forth in Section 6.10.

(b) At the Effective Time, and without any further action on the part of the Company or Merger Sub, the bylaws of Merger Sub in effect immediately prior to the Effective Time shall be the bylaws of the Surviving Corporation (except that references therein to the name of Merger Sub shall be replaced by references to the name of the Surviving Corporation), until thereafter amended or restated as provided therein or by the certificate of incorporation of the Surviving Corporation and in accordance with applicable Law, in each case consistent with the obligations set forth in Section 6.10.

SECTION 1.5 Directors and Officers.

(a) The board of directors of the Surviving Corporation immediately following the Effective Time shall consist of the members of the board of directors of Merger Sub at the Effective Time, until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the certificate of incorporation and the bylaws of the Surviving Corporation and applicable Law.

(b) The officers of the Company at the Effective Time shall be the officers of the Surviving Corporation immediately following the Effective Time until their successors shall have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the certificate of incorporation and bylaws of the Surviving Corporation and applicable Law.

ARTICLE II

EFFECT OF THE MERGER ON THE CAPITAL STOCK

OF THE CONSTITUENT CORPORATIONS

SECTION 2.1 Effect on Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the Company, Parent, Merger Sub or the holders of any of the following securities:

(a) Merger Consideration. Each share of Common Stock (as defined below) issued and outstanding immediately prior to the Effective Time (each such share, a “Share”) (other than (i) Shares owned by Parent, Merger Sub or any other wholly owned subsidiary of Parent immediately prior to the Effective Time and Shares owned by the Company immediately prior the Effective Time, including Shares held in treasury by the Company, and in each case not held on behalf of third parties (collectively, the “Cancelled Shares”) and (ii) the Dissenting Shares (as defined below)) shall be converted automatically into and shall thereafter represent the right to receive $330.00 per share in cash, without interest (the “Per Share Merger Consideration”). At the Effective Time, all of the Shares that have been converted into a right to receive the Per Share Merger Consideration as provided in this Section 2.1(a) shall no longer be outstanding, shall be cancelled and extinguished automatically and shall cease to exist, and each former holder of such Shares that were outstanding immediately prior to the Effective Time will cease to have any rights with respect to such Shares, except for the right to receive the Per Share Merger Consideration to be paid in consideration therefor in accordance with this Article II.

(b) Cancellation of Cancelled Shares. Each Cancelled Share shall cease to be outstanding, shall be cancelled without any conversion thereof or payment of any consideration therefor and shall cease to exist.

(c) Merger Sub. Each share of common stock, par value $0.01 per share, of Merger Sub, issued and outstanding immediately prior to the Effective Time, shall be converted into and become one validly issued, fully paid and non-assessable share of common stock, par value $0.01 per share, of the Surviving Corporation and shall constitute the only outstanding shares of capital stock of the Surviving Corporation.

SECTION 2.2 Treatment of Company Equity Awards and Company ESPP.

(a) Treatment of Options. Immediately prior to the Effective Time, each outstanding and unexercised option to purchase Shares (an “Option”), whether granted under a Company Stock Plan or otherwise, shall, automatically and without any required action on the part of the holder thereof, become immediately vested and be cancelled and shall only entitle the holder of such Option to receive (without interest), at or promptly after the Effective Time, a one-time lump sum payment in an amount in cash equal to (i) the total number of Shares subject to such Option multiplied by (ii) the excess, if any, of the Per Share Merger Consideration over the exercise price per Share under such Option, less applicable Taxes required to be withheld with respect to such payment. For the avoidance of doubt, any Option which has a per Share exercise price that is greater than or equal to the Per Share Merger Consideration shall be cancelled at the Effective Time for no consideration or payment and shall have no further force or effect.

(b) Treatment of Company RSUs. Immediately prior to the Effective Time, each outstanding Company RSU, whether granted under a Company Stock Plan or otherwise, shall, automatically and without any required action on the part of the holder thereof, become immediately vested and be cancelled and shall only entitle the holder of such Company RSU to receive (without interest), at or promptly after the Effective Time, a one-time lump sum payment in an amount in cash equal to (i) the total number of Shares subject to such Company RSU immediately prior to the Effective Time multiplied by (ii) the Per Share Merger Consideration, less applicable Taxes required to be withheld with respect to such payment.

(c) Corporate Actions. At or prior to the Effective Time, the Company, the Board of Directors of the Company and the Compensation Committee of the Board of Directors of the Company, as applicable, shall unanimously adopt any resolutions and take any actions which are necessary to effectuate the provisions of this Section 2.2 and shall take all actions necessary to terminate each Company Stock Plan and the Company ESPP as of the Effective Time without any ongoing liability to Parent.

(d) Required Payments. As promptly as reasonably practicable following the Closing Date, but in no event later than the second regularly scheduled payroll date following the Closing Date, the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, cause the applicable former holders of Options and Company RSUs to receive a payment from the Surviving Corporation, through its payroll system or payroll provider (to the extent applicable), of all amounts required to be paid to such former holders as of the Effective Time in respect of Options and Company RSUs that were cancelled and converted pursuant to Sections 2.2(a) or 2.2(b), as applicable (after giving effect to any required Tax withholdings as provided in Section 2.3(f)). Notwithstanding the foregoing, if any payment owed to a holder of Options or Company RSUs as of the Effective Time pursuant to Sections 2.2(a) or 2.2(b), as applicable, cannot be made through the Surviving Corporation’s payroll system or payroll provider, then the Surviving Corporation shall issue a check for such payment to such holder (less applicable withholding taxes), as soon as practicable following the Closing Date.

SECTION 2.3 Surrender of Shares.

(a) Paying Agent. Prior to the Effective Time, Parent shall enter into an agreement in form and substance reasonably acceptable to the Company with a paying agent selected by Parent with the Company’s prior written approval, which approval shall not be unreasonably conditioned, withheld or delayed, to act as agent for the stockholders of the Company in connection with the Merger (the “Paying Agent”) to receive payment of the aggregate Per Share Merger Consideration to which the stockholders of the Company shall become entitled pursuant to Section 2.1(a); provided that the Paying Agent, in its capacity as Paying Agent, shall not act as agent with respect to the Per Share Merger Consideration payable to the holders of the Options or Company RSUs pursuant to Section 2.2(a) or Section 2.2(b) that will be paid on behalf of the Surviving Corporation pursuant to Section 2.2(d) . At or promptly following the Effective Time, Parent shall deposit, or cause to be deposited, with the Paying Agent, a cash amount in immediately available funds sufficient in the aggregate to provide all funds necessary for the Paying Agent to pay the aggregate Per Share Merger Consideration pursuant to Section 2.1(a) (such cash being hereinafter referred to as the “Exchange Fund”) in trust for the benefit of the holders of the Shares that will be converted into the right to receive the Per Share Merger Consideration pursuant to Section 2.1(a). With respect to any Dissenting Shares, Parent shall not be required to deposit or cause to be deposited with the Paying Agent funds sufficient to pay the Per Share Merger Consideration that would be payable in respect of such Dissenting Shares if such Dissenting Shares were not Dissenting Shares. The Paying Agent shall invest the Exchange Fund solely as reasonably directed by Parent; provided that such investments shall be in obligations of or guaranteed by the United States of America, in commercial paper obligations rated A-1 or P-1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s Corporation, respectively, in certificates of deposit, bank repurchase agreements or banker’s acceptances of commercial banks with capital exceeding $1 billion, or in money market funds having a rating in the highest investment category granted by a recognized credit rating agency at the time of acquisition or a combination of the foregoing. To the extent that there are losses with respect to such investments, or the Exchange Fund diminishes for other reasons below the level required to make prompt cash payment of the aggregate Per Share Merger Consideration as contemplated hereby, Parent shall promptly replace or restore, or cause to be replaced or restored, the cash in the Exchange Fund lost through such investments or other events so as to ensure that the Exchange Fund is at all times maintained at a level sufficient to make such cash payments. Any interest and other income resulting from such investment shall become a part of the Exchange Fund, and any amounts in excess of the amounts payable under Section 2.1(a) shall be the sole property of Parent and promptly returned to Parent or the Surviving Corporation, as requested by Parent. The funds deposited with the Paying Agent pursuant to this Section 2.3(a) shall not be used for any purpose other than as contemplated by this Section 2.3(a).

(b) Exchange Procedures.

(i) Transmittal Materials. Promptly after the Effective Time (and in any event within three (3) Business Days thereafter), the Surviving Corporation shall cause the Paying Agent to mail or otherwise provide to each former holder of record of a certificate or certificates that immediately prior to the Effective Time represented outstanding Shares, if any (“Certificates”), and each former holder of record of Shares held in book-entry form (“Book-Entry Shares”) (other than holders of Cancelled Shares and Dissenting Shares) (A) transmittal materials, including a letter of transmittal in customary form as agreed by the Parties, specifying that delivery shall be effected, and risk of loss and title to the Certificates will pass, only upon delivery of the Certificates (or effective affidavits in lieu thereof in accordance with Section 2.3(e)) and a duly completed and validly executed letter of transmittal with respect to such Certificates to the Paying Agent or, with respect to Book-Entry Shares, only upon delivery of an “agent’s message” regarding the book-entry transfer of Book-Entry Shares (or such other evidence, if any, of the book-entry transfer of Book-Entry Shares as the Paying Agent may reasonably request), such transmittal materials to be in such form and to have such other provisions as Parent and the Company may reasonably agree, and (B) instructions for use in effecting the surrender of the Certificates or Book-Entry Shares, as applicable, in exchange for the Per Share Merger Consideration.

(ii) Certificates. Following the Effective Time, upon surrender of one or more Certificates (or effective affidavits in lieu thereof in accordance with Section 2.3(e)) to the Paying Agent in accordance with the terms of such transmittal materials and instructions as contemplated in Section 2.3(b)(i), together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, each holder of record of one or more Certificates, if any, shall be entitled to receive, and Parent shall cause the Paying Agent to pay and deliver as promptly as reasonably practicable after such surrender following the Effective Time, a cash amount in immediately available funds (after giving effect to any required Tax withholdings as provided in Section 2.3(f)) equal to the product obtained by multiplying (A) the number of Shares represented by such Certificates by (B) the Per Share Merger Consideration, and the Certificates so surrendered shall immediately be cancelled. No interest will be paid or accrued on any amount payable upon due surrender of the Certificates.

(iii) Book-Entry Shares. Notwithstanding anything to the contrary contained in this Agreement, any holder of Book-Entry Shares will not be required to deliver a Certificate to receive the Per Share Merger Consideration that such holder is entitled to pursuant to this Article II. In lieu thereof, each holder of record of one or more Book-Entry Shares (other than Cancelled Shares and Dissenting Shares) shall upon receipt by the Paying Agent following the Closing of an “agent’s message” in customary form (it being understood that the holders of Book-Entry Shares shall be deemed to have surrendered such Shares upon receipt by the Paying Agent of such “agent’s message” or such other evidence, if any, as the Paying Agent may reasonably request) be entitled to receive, and Parent shall cause the Paying Agent to pay and deliver as promptly as reasonably practicable after such receipt following the Effective Time, a cash amount in immediately available funds (after giving effect to any required Tax withholdings as provided in Section 2.3(f)) equal to the product obtained by multiplying (A) the number of Shares represented by such Book-Entry Shares by (B) the Per Share Merger Consideration, and the Book-Entry Shares so surrendered shall immediately be cancelled. No interest will be paid or accrued on any amount payable upon due surrender of the Book-Entry Shares.

(iv) Unrecorded Transfers; Other Payments. In the event of a transfer of ownership of Shares that is not registered in the transfer records of the Company or if payment of the Per Share Merger Consideration is to be made to a Person other than the Person in whose name the surrendered Certificates or Book-Entry Shares, as applicable, are registered, a check for any cash to be exchanged upon due surrender of the Certificates or Book-Entry Shares, as applicable, may be issued to such transferee or other Person if the Certificates or Book-Entry Shares, as applicable, formerly representing such Shares are properly presented to the Paying Agent accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable transfer or other similar Taxes have been paid or are not applicable.

(v) Until surrendered as contemplated by this Section 2.3(b), each Certificate and Book-Entry Share (other than Cancelled Shares and Dissenting Shares) shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender (together, if applicable, with a letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may reasonably be required pursuant to such instructions (as applicable)) the applicable Per Share Merger Consideration as contemplated by this Article II. The Surviving Corporation shall pay all charges and expenses of the Paying Agent in connection with the exchange of Shares for the Per Share Merger Consideration.

(c) Termination of Exchange Fund. Any portion of the Exchange Fund (including the proceeds of any investments thereof) that remains unclaimed by the former holders of Shares for 12 months after the Effective Time shall be delivered to the Surviving Corporation upon demand. Any holder of Certificates or Book-Entry Shares (other than Cancelled Shares and Dissenting Shares) who has not theretofore complied with this Article II shall thereafter be entitled to look to the Surviving Corporation only as general creditors thereof for payment of the Per Share Merger Consideration (after giving effect to any required Tax withholdings as provided in Section 2.3(f)) upon due surrender of Certificates or Book-Entry Shares acceptable to the Surviving Corporation, without any interest thereon in accordance with the provisions set forth in Section 2.3(b), and the Surviving Corporation shall remain liable for (subject to applicable abandoned property, escheat or other similar Laws) payment of such holder’s claim for the Per Share Merger Consideration payable upon such due surrender of its Certificates or Book-Entry Shares. Notwithstanding anything to the contrary herein, none of the Surviving Corporation, Parent, the Company, the Paying Agent or any other Person shall be liable to any former holder of Shares for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar Laws. Any amounts remaining unclaimed by such holders immediately prior to such time at which such amounts would otherwise escheat to or become property of any Governmental Entity shall become, to the extent permitted by applicable Law, the property of the Surviving Corporation, free and clear of all claims of interest of any Person previously entitled thereto.

(d) Transfers. From and after the Effective Time, the stock transfer books of the Company shall be closed, and there shall be no transfers on the stock transfer books of the Surviving Corporation of the Shares that were outstanding immediately prior to the Effective Time. If, after the Effective Time, any evidence of a Certificate or Book-Entry Share is presented, and acceptable, to the Surviving Corporation, Parent or the Paying Agent for transfer, subject to compliance with the procedures set forth in this Article II, it shall be cancelled and exchanged for the cash amount in immediately available funds to which the holder thereof is entitled pursuant to Section 2.1(a) (without interest and after giving effect to any required Tax withholdings as provided in Section 2.3(f)). The Per Share Merger Consideration paid upon surrender of Certificates or receipt by the Paying Agent of an “agent’s message”, if applicable, in the case of Book-Entry Shares, in each case in accordance with the terms of this Article II, shall be deemed to have been paid in full satisfaction of all rights pertaining to the Shares formerly represented by such Certificates or Book-Entry Shares, as applicable.

(e) Lost Certificates. In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if reasonably required by Parent, the posting by such Person of a bond in customary amount and upon such customary terms as may be reasonably required by Parent as indemnity against any claim that may be made against it or the Surviving Corporation with respect to such Certificate and, subject to such Person’s compliance with the exchange provisions set forth in Section 2.3(b)(iii) (other than the surrender of a Certificate), the Paying Agent will issue a check in the amount (after giving effect to any required Tax withholdings as provided in Section 2.3(f)) equal to the amount the holder of such Certificate is entitled to as set forth in this Article II.

(f) Withholding Rights. Each of the Paying Agent, Parent, Merger Sub, the Company and the Surviving Corporation (and any agent or Affiliates thereof) shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any recipient of payments hereunder such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code or any other applicable state, local or foreign Tax Law. To the extent that amounts are so deducted or withheld by Parent, the Paying Agent, Merger Sub, the Company or the Surviving Corporation (or any agent or Affiliate thereof), as the case may be, such deducted or withheld amounts (i) shall be remitted by the Paying Agent, Parent, Merger Sub, the Company or the Surviving Corporation, as applicable, to the applicable Governmental Entity, and (ii) shall be treated for all purposes of this Agreement as having been paid to the applicable Person in respect of which such deduction and withholding was made by the Paying Agent, Parent, Merger Sub, the Company or the Surviving Corporation, as the case may be.

SECTION 2.4 Appraisal Rights. Notwithstanding anything in this Agreement to the contrary, if required by the DGCL (but only to the extent required thereby) any Shares that are issued and outstanding immediately prior to the Effective Time and that are held by holders who have not voted such Shares in favor of the adoption of this Agreement and who are entitled to and have properly demanded appraisal rights with respect thereto in accordance with Section 262 of the DGCL, have complied in all respects with Section 262 of the DGCL and have not effectively withdrawn such demand (collectively, “Dissenting Shares”) shall not be converted into the right to receive the Per Share Merger Consideration as provided in Section 2.1(a), unless and until such Person shall have effectively withdrawn or otherwise lost or failed to perfect such Person’s right to appraisal or payment under the DGCL, at which time such Shares shall be treated as if they had been converted into and become exchangeable for the right to receive, as of the Effective Time, the Per Share Merger Consideration as provided in Section 2.1(a), without interest and after giving effect to any required Tax withholdings pursuant to Section 2.3(f), and such Shares shall not be deemed Dissenting Shares, and such holder thereof shall cease to have any other rights with respect to such Shares. Each Dissenting Share shall no longer be outstanding, shall automatically be cancelled and extinguished and shall cease to exist at the Effective Time, and each holder of Dissenting Shares shall be entitled to receive only the payment of the fair value of such Dissenting Shares in accordance with the provisions of, and as provided by, Section 262 of the DGCL with respect to such Dissenting Shares unless and until such Person shall have effectively withdrawn or otherwise lost or failed to perfect such Person’s right to appraisal or payment under the DGCL. The Company shall give Parent (a) prompt written notice of any written demands for appraisal, any withdrawals of such demands, and any other demand, notice, withdrawal or instrument pursuant to applicable Law that are received by or delivered to the Company relating to stockholders’ rights of appraisal or to such demands or withdrawals and (b) the opportunity to participate in all negotiations and proceedings with respect thereto. The Company shall not, except with the prior written consent of Parent, make any payment with respect to any demands for appraisal or offer to settle or compromise, or settle or compromise or otherwise negotiate, any such demands, or approve any withdrawal of any such demands, or waive any failure to timely deliver a written demand for appraisal or otherwise to comply with the provisions under Section 262 of the DGCL, or propose or agree to do any of the foregoing.

SECTION 2.5 Adjustments. Notwithstanding anything to the contrary herein, in the event that the number of Shares or securities convertible or exchangeable into or exercisable for Shares issued and outstanding after the date hereof and prior to the Effective Time shall have been changed into a different number of Shares or securities or a different class as a result of a reclassification, stock split (including a reverse stock split), combination, stock dividend or distribution, recapitalization, subdivision, merger, issuer tender or exchange offer, or other similar transaction, then the Per Share Merger Consideration shall be equitably adjusted to provide to Parent and the holders of Shares, Options and Company RSUs the same economic effect as contemplated by this Agreement prior to such event; provided that nothing in this Section 2.5 shall be construed to permit the Company, any subsidiary of the Company or any other Person to take any action that is otherwise prohibited by the terms of this Agreement.

SECTION 2.6 Further Assurances. If at any time after the Effective Time, Parent or the Surviving Corporation reasonably believes or is advised that any further instruments, deeds, assignments, actions or assurances are reasonably necessary or desirable to consummate the Merger and the transactions contemplated hereby or to carry out the purposes and intent of this Agreement, then Parent and the Surviving Corporation and their respective officers and directors shall be authorized to execute and deliver, following the Effective Time, all such proper instruments, deeds, assignments or assurances and do all other things reasonably necessary or desirable to consummate the Merger and the transactions contemplated hereby and to carry out the purposes and intent of this Agreement.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company hereby represents and warrants to Parent and Merger Sub that, except (i) as disclosed in the SEC Reports filed with, or furnished to, the SEC on or after the Applicable Date and prior to the Business Day preceding the date of this Agreement (excluding any disclosures set forth in the SEC Reports (x) under the captions “Risk Factors” or “Forward-Looking Statements” and (y) in any other section to the extent they are cautionary, predictive or forward-looking in nature) or (ii) as set forth on the corresponding sections or subsections of the disclosure letter delivered to Parent by the Company concurrently with entering into this Agreement (the “Company Disclosure Letter”), it being acknowledged and agreed that disclosure of any item in any section or subsection of the Company Disclosure Letter shall also be deemed disclosure with respect to any other section or subsection of this Agreement to the extent the relevance of such item is reasonably apparent on the face of such disclosure; provided that clause (i) of this paragraph shall not apply to any representations and warranties set forth in Section 3.1 (Organization and Qualification; Subsidiaries), Section 3.2 (Certificate of Incorporation and Bylaws), Section 3.3 (Capitalization), Section 3.4 (Authority), Section 3.5 (No Conflict; Required Filing and Consents), Section 3.20 (Opinions of Financial Advisor), Section 3.21 (Brokers) and Section 3.22 (Takeover Statutes).

SECTION 3.1 Organization and Qualification; Subsidiaries.

(a) Each of the Company and each subsidiary of the Company is a legal entity duly organized, validly existing and, to the extent such concept is applicable, in good standing under the Laws of its respective jurisdiction of organization and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted.

(b) Each of the Company and each subsidiary of the Company is qualified to do business and, to the extent such concept is applicable, is in good standing as a foreign corporation or other legal entity in each jurisdiction where the ownership, leasing or operation of its assets or properties or present conduct of its business requires such qualification, except in each case, to the extent such concept is applicable, where the failure to be in good standing would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(c) Section 3.1(c) of the Company Disclosure Letter sets forth (x) each of the Company’s subsidiaries and the ownership interest of the Company in each such subsidiary and (y) the jurisdiction of organization of each such subsidiary. Except for shares of capital stock of the Company’s subsidiaries listed on Section 3.1(c) of the Company Disclosure Letter, neither the Company nor its any of its subsidiaries owns, directly or indirectly, any capital stock or equity interests of any nature in, or subscriptions, options, calls, warrants or rights (whether or not currently exercisable) to acquire, or other securities of any Person.

SECTION 3.2 Certificate of Incorporation and Bylaws.

(a) The Company has made available to Parent, prior to the date hereof, a true, correct and complete copy of the amended and restated certificate of incorporation, as amended to date (the “Certificate of Incorporation”), and the amended and restated bylaws, as amended to date (the “Bylaws”), of the Company as currently in effect. The Certificate of Incorporation and the Bylaws are in full force and effect, and the Company is not in violation of the foregoing documents.

(b) The Company has made available to Parent, prior to the date hereof, a true, correct and complete copy of the current organizational documents of each subsidiary of the Company. Such organizational documents are in full force and effect. No subsidiary of the Company is in violation of any provision of its organizational documents in any material respect.

SECTION 3.3 Capitalization. The authorized capital stock of the Company consists of (i) one hundred fifty million (150,000,000) shares of common stock, par value $0.0001 per share (the “Common Stock”) and (ii) ten million (10,000,000) shares of preferred stock, par value $0.0001 per share (the “Preferred Stock”).

(a) As of the close of business on December 20, 2023 (the “Capitalization Date”):

(i) 37,893,579 shares of Common Stock were issued and outstanding;

(ii) no shares of Preferred Stock were issued or outstanding;

(iii) no shares of Common Stock were held by the Company in its treasury; and

(iv) there were (A) 5,409,287 Shares underlying outstanding Options, and (B) 346,824 Shares underlying outstanding Company RSUs, in each such case as granted or provided for under the Company Stock Plan, along with the applicable award agreements with respect to which any Company Equity Awards have been issued thereunder, and pursuant to which any Company Equity Awards are outstanding.

(b) From the close of business on the Capitalization Date until the date of this Agreement, no Company Equity Awards have been granted and no Shares have been issued, and no securities convertible into or exchangeable or exercisable for Shares have been issued, except for Shares issued pursuant to the exercise or vesting of Options or the settlement of Company RSUs, in each case, in accordance with the terms of the applicable Company Stock Plan. No offering period has ever commenced under the Company ESPP. Except as set forth in Section 3.3(a) or as disclosed in Section 3.3(c) of the Company Disclosure Letter, (i) there are not outstanding or authorized any (A) shares of capital stock or other voting securities of the Company, (B) securities of the Company convertible into or exchangeable or exercisable for shares of capital stock or voting securities of the Company or (C) options, warrants, calls, phantom stock, rights of first refusal, equity or equity-based compensation awards, profit participations, stock appreciations, or other equity or equity based interests or rights, or other rights to acquire from the Company, or obligations or contractual commitments of the Company to issue or sell, any capital stock, voting securities or securities convertible into, exercisable for, or exchangeable for, or giving any Person a right to subscribe for or acquire, any capital stock or voting securities of the Company (collectively, “Company Securities”), (ii) there are no outstanding contractual obligations requiring the Company to repurchase, redeem or otherwise acquire any Company Securities and (iii) there are no stockholder rights plans (or similar plans commonly referred to as a “poison pill”) or Contracts pursuant to which the Company or any of its subsidiaries is or may become obligated to sell or otherwise issue any shares of its capital stock or any other securities. All outstanding Shares, and all Shares reserved for issuance as noted in Section 3.3(a), when issued in accordance with the respective terms thereof, are or will be duly authorized, validly issued, fully paid and non-assessable and not subject to or issued in violation of pre-emptive rights and were or will be issued in compliance in all material respects with applicable Law. The Company does not have outstanding any bonds, debentures, notes or other obligations the holders of which have the right to vote (or convertible into or exercisable for securities having the right to vote) with the stockholders of the Company on any matter. No subsidiary of the Company owns any Company securities.

(c) Section 3.3(c) of the Company Disclosure Letter sets forth, as of the close of business on the Capitalization Date, a list of all outstanding Options, and Company RSUs, the number of Shares subject to each such Company Equity Award, the grant date, the exercise price per share (to the extent applicable), the expiration date (to the extent applicable) and the name of the holder thereof. The Company has delivered or made available to Parent copies of all Company Stock Plans covering the Options and Company RSUs outstanding as of the date of this Agreement and the forms of all stock option agreements evidencing such Options and forms of restricted stock unit agreements evidencing such Company RSUs, and no stock option agreement or restricted stock unit agreement materially deviates from such forms. Each Option has an exercise price that is no less than the fair market value of the underlying Shares on the date of grant, as determined in accordance with Section 409A of the Code, and is otherwise exempt from Section 409A of the Code. The Options and Company RSUs were granted in compliance with the terms of the Company Stock Plan pursuant to which they were issued.

(d) All dividends and distributions (including dividend equivalents) on shares of the capital stock of the Company that have been declared or authorized prior to the date hereof have been paid in full.

(e) There are no voting trusts or other agreements or understandings to which the Company or any of its subsidiaries is a party with respect to the voting or registration of, capital stock of the Company. All outstanding securities of the Company have been offered and issued in compliance in all material respects with all applicable securities Laws, including the Securities Act and “blue sky” Laws.

(f) Each of the outstanding shares of capital stock of each of the Company’s subsidiaries is duly authorized, validly issued, fully paid and non-assessable and not subject to or issued in violation of pre-emptive rights, all such shares were issued in compliance in all material respects with applicable Law and all such shares are owned by the Company or a subsidiary of the Company and are owned free and clear of all Liens, agreements, limitations in voting rights, charges or other encumbrances of any nature whatsoever, except for transfer restrictions of general applicability arising under securities laws. No subsidiary of the Company has authorized or outstanding any (i) securities convertible into or exchangeable or exercisable for shares of capital stock or voting securities of such subsidiary or (ii) options, warrants, calls, phantom stock, rights of first refusal, equity or equity-based compensation awards, profit participations, stock appreciations, or other equity or equity based interests or rights, or other rights to acquire from any of the Company’s subsidiaries, or obligations or contractual commitments of any of the Company’s subsidiaries to issue or sell, any capital stock, voting securities or securities convertible into, exercisable for, or exchangeable for, or giving any Person a right to subscribe for or acquire, any capital stock or voting securities of any of the Company’s subsidiaries, in each case, that is not held by the Company or a wholly-owned subsidiary thereof. There are no outstanding contractual obligations requiring any of the Company’s subsidiaries to repurchase, redeem or otherwise acquire any of their respective securities. No subsidiary of Company has any outstanding bonds, debentures, notes or other obligations the holders of which have the right to vote (or convertible into or exercisable for securities having the right to vote) with the equity holders of such subsidiary on any matter.

SECTION 3.4 Authority. The Company has all requisite corporate power and authority, and has taken all corporate action necessary, to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Merger and the other transactions contemplated hereby, subject only to the affirmative vote (in person or by proxy) of the holders of a majority of all of the outstanding Shares at the Stockholders Meeting, or any adjournment or postponement thereof, to adopt this Agreement (the “Company Requisite Vote”) and the filing of the Certificate of Merger with the Secretary of State of the State of Delaware. This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery hereof by Parent and Merger Sub, constitutes a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms, subject to the effects of applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar Laws relating to or affecting creditors’ rights generally, general equitable principles (whether considered in a proceeding in equity or at law) and any implied covenant of good faith and fair dealing (the “Bankruptcy and Equity Exception”). The Board of Directors of the Company, at a duly called and held meeting, has unanimously (i) determined that this Agreement and the transactions contemplated hereby and thereby, including the Merger, are advisable and in the best interests of the Company and the stockholders of the Company and declared it advisable to enter into this Agreement, in each case, in accordance with the DGCL, (ii) approved this Agreement and the transactions contemplated hereby in accordance with the DGCL and (iii) adopted a resolution recommending that this Agreement be adopted by the stockholders of the Company (the “Recommendation”) and, as of the date of this Agreement, the Recommendation has not been withdrawn, rescinded or modified. The only vote or approval of the holders of any class or series of capital stock of the Company which is required to adopt and approve this Agreement and the transactions contemplated hereby and thereby, including the Merger, is the Company Requisite Vote.

SECTION 3.5 No Conflict; Required Filings and Consents.

(a) The execution, delivery and performance of this Agreement by the Company and the consummation of the Merger and the other transactions contemplated hereby do not and will not (i) breach, violate or conflict with the Certificate of Incorporation or Bylaws or the organizational documents of any subsidiary of the Company, (ii) assuming that all consents, approvals and authorizations contemplated by subsection (b) below have been obtained, all filings described in such clauses have been made and the Company Requisite Vote has been obtained, contravene, conflict with, breach or violate any Law, rule, regulation, order, judgment or decree or Privacy and Security Requirement applicable to the Company or any of its subsidiaries or by which its or any of their respective properties or assets are bound or (iii) result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both would become a default or result in a breach or violation), require a consent or result in the loss of a benefit under, or give rise to any right of termination, cancellation, amendment, approval, notice, payment, modification or acceleration of, or result in the creation of a Lien (except a Permitted Lien) on any of the assets of the Company pursuant to, any Material Contract, except, in the case of clauses (ii) and (iii), for any such conflict, violation, breach, default, loss, right or other occurrence which would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(b) The execution, delivery and performance of this Agreement by the Company and the consummation of the Merger and the other transactions contemplated hereby by the Company do not and will not require any consent, approval, authorization or permit of, action by, filing with or notification to, any governmental, quasi-governmental or regulatory (including stock exchange) authority, agency, court, commission, arbitrator or arbitral body (public or private) or other governmental body, whether foreign or domestic, of any country, nation, republic, federation or similar entity or any state, county, parish or municipality, jurisdiction or other political subdivision thereof (each, a “Governmental Entity”), except for (i) compliance with the applicable requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and the rules and regulations promulgated thereunder (including the filing of the Proxy Statement), and state securities Laws, Takeover Laws and “blue sky” Laws, (ii) applicable filings and approvals under any applicable Antitrust Law, including the filing of a premerger notification and report form by the Company under the HSR Act and the consents, authorizations, permits, actions, filings or approvals of, or notifications to, any Governmental Entity as set forth in Section 3.5(b)(ii) of the Company Disclosure Letter, (iii) compliance with the applicable requirements of the NASDAQ Global Market, (iv) the filing with the Secretary of State of the State of Delaware of the Certificate of Merger as required by the DGCL, (v) as set forth in Section 3.5(b)(v) of the Company Disclosure Letter and (vi) any such consent, approval, authorization, permit, action, filing or notification the failure of which to make or obtain would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect.

SECTION 3.6 Compliance.

(a) (i) The Company and its subsidiaries are not, and since the Applicable Date have not been, in violation of any Law or Privacy and Security Requirement applicable to the Company or any of its subsidiaries in any material respect, and (ii) the Company and its subsidiaries have all material permits, licenses, authorizations, exemptions, orders, consents, approvals and franchises from Governmental Entities required to conduct their respective businesses and own, lease and operate their respective assets and properties in all material respects as being conducted as of the date hereof and as of the Effective Time (“Licenses”), (iii) neither the Company nor any of its subsidiaries is, or since the Applicable Date has been, in material conflict with, or in material default or violation of any of, the Company’s Licenses and (iv) since the Applicable Date, neither the Company nor any of its subsidiaries has been given written notice of, or been charged with, any material violation of any Law or Privacy and Security Requirement.

(b) For the preceding six years, none of the Company or any of its subsidiaries or any director, officer or employee of any of the Company or its subsidiaries, or, to the knowledge of the Company, any third party agent or other representative of the Company or any of its subsidiaries acting on behalf of the Company or any of its subsidiaries is or has been in material violation of the U.S. Foreign Corrupt Practices Act of 1977, the UK Bribery Act 2010, any Laws enacted in connection with or arising under the OECD Convention Combating Bribery of Foreign Public Officials in International Business Transactions, or any similar applicable Law in a jurisdiction where the Company or its subsidiaries operate (collectively, “Anti-Corruption Laws”). The Company has instituted and maintains policies and procedures reasonably designed to ensure compliance with the Anti-Corruption Laws.

(c) For the preceding five years none of the Company or any of its subsidiaries or any director, officer or employee of the Company or any of its subsidiaries, or, to the knowledge of the Company, any third party agent or other representative of the Company or any of its subsidiaries acting on behalf of the Company or any of its subsidiaries, is or has been in material violation of any applicable Sanctions Laws or Export Control Laws.

(d) Since the Applicable Date, the Company and its subsidiaries have not (i) received from any Governmental Entity any written notice of an investigation or inquiry regarding an actual or alleged violation of Anti-Corruption Laws, Export Control Laws, or Sanctions Laws or (ii) made any voluntary or involuntary disclosure to a Governmental Entity regarding an actual or alleged violation of Anti-Corruption Laws, Export Control Laws or Sanctions Laws.

SECTION 3.7 SEC Filings; Financial Statements; Undisclosed Liabilities.

(a) The Company has filed or furnished on a timely basis all forms, reports, statements, certifications and other documents (including all exhibits and other information incorporated therein, amendments, schedules and supplements thereto) in each case required to be filed or furnished by it with the U.S. Securities and Exchange Commission (the “SEC”) since January 1, 2022 (the “Applicable Date”) (all such forms, reports, statements, certificates and other documents filed since the Applicable Date, including all exhibits and other information incorporated therein, amendments, schedules and supplements thereto, collectively, the “SEC Reports”). No subsidiary of the Company is required to file any SEC Report. As of their respective SEC filing dates, or, if amended or superseded by a subsequent filing, as of the date of the last such amendment or superseding filing, the SEC Reports complied as to form in all material respects with the applicable requirements of the Securities Act of 1933, as amended (the “Securities Act”), the Exchange Act and the Sarbanes-Oxley Act of 2002, as the case may be, and the applicable rules and regulations promulgated thereunder, each as in effect on the date of any such filing. As of the time of filing with the SEC (or, if amended, as of the date of such amendment), none of the SEC Reports so filed contained, when filed, any untrue statement of a material fact or omitted to state any material fact required to be stated or incorporated by reference therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except to the extent that the information in such SEC Reports has been amended or superseded by a later SEC Report filed prior to the date of this Agreement; provided, however, that no representation is made as to the accuracy of any financial projections or forward-looking statements or the completeness of any information filed or furnished by the Company to the SEC solely for the purposes of complying with Regulation FD promulgated under the Exchange Act. Since the Applicable Date, the Company has been in compliance in all material respects with the applicable listing and corporate governance rules and regulations of the NASDAQ Global Market and has not, from the Applicable Date to the date hereof, received any notice from Nasdaq asserting any material noncompliance with such rules and regulations.

(b) The audited consolidated financial statements of the Company and its consolidated subsidiaries (including all notes and schedules thereto) included in the Company’s Annual Report on Form 10-K included in the SEC Reports filed with the SEC have complied as to form in all material respects with the published rule and regulations of the SEC applicable thereto, have been prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto) and fairly present in all material respects the consolidated financial position of the Company and its consolidated subsidiaries at the respective dates thereof (taking into account the notes thereto) and the consolidated statements of operations, cash flows and stockholders’ equity for the periods indicated. The unaudited consolidated financial statements of the Company and its consolidated subsidiaries (including any related notes and schedules thereto) for all interim periods included in the Company’s quarterly reports on Form 10-Q filed with the SEC and included in the SEC Reports have complied as to form in all material respects with the published rule and regulations of the SEC applicable thereto, have been prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto and except for normal period-end adjustments as permitted by GAAP and the rules and regulations of the SEC) and fairly present in all material respects the consolidated financial position of the Company and its consolidated subsidiaries as of the respective dates thereof (taking into account the notes and schedules thereto) and the consolidated statements of operations and cash flows for the periods indicated (subject to normal period-end adjustments as permitted by GAAP and the rules and regulations of the SEC).

(c) Since the Applicable Date, the Company has established and maintained disclosure controls and procedures and internal controls over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 under the Exchange Act) as required by Rules 13a-15 and 15d-15 of the Exchange Act. Such disclosure controls and procedures are effective to ensure that material information required to be disclosed by the Company is recorded and reported on a timely basis to the individuals responsible for the preparation of the Company’s filings with the SEC and other public disclosure documents under the Exchange Act. Since the Applicable Date, the Company has maintained internal control over financial reporting (as defined in Rule 13a-5 or 15d-5, as applicable, under the Exchange Act). Such internal control over financial reporting is designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP. The Company’s management has completed an assessment of the effectiveness of the Company’s system of internal control over financial reporting in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act for the fiscal year ended December 31, 2022, and, except as set forth in the SEC Reports filed prior to the date of this Agreement, that assessment did not identify any material weakness. To the knowledge of the Company, since the Applicable Date, neither the Company nor any of its subsidiaries nor the Company’s independent registered accountant has identified or been made aware of: (i) any significant deficiency or material weakness in the design or operation of the internal control over financial reporting utilized by the Company or any of its subsidiaries; (ii) any illegal act or fraud, whether or not material, that involves the management or other Company Employees; or (iii) any claim or allegation of the foregoing.

(d) Except (i) as disclosed, reflected, accrued or reserved against in the financial statements (including all notes thereto) of the Company contained in the Company’s quarterly report on Form 10-Q for the period ended September 30, 2023; (ii) for liabilities or obligations incurred in the ordinary course of business consistent with past practice since September 30, 2023; (iii) for liabilities or obligations which have been discharged or paid in full prior to the date of this Agreement, (iv) for liabilities or obligations expressly permitted by this Agreement or incurred pursuant to the transactions contemplated by this Agreement and (v) for liabilities or obligations that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, neither the Company nor any of its subsidiaries has any liabilities or obligations (whether or not accrued, contingent or otherwise, known or unknown, or due or to become due) of a nature required by GAAP to be reflected in a consolidated balance sheet or disclosed in the notes thereto.

(e) Neither the Company nor any of its subsidiaries a party to, nor does it have any other contractual commitment to become a party to, any securitization transaction, off-balance sheet partnership or any similar Contract (including any Contract relating to any transaction or relationship between or among the Company or such subsidiary, on the one hand, and any unconsolidated affiliate, including any structured finance, special purpose or limited purpose entity, on the other hand) where the result, purpose or intended effect of such Contract is to avoid disclosure of any material transaction involving, or material liabilities of, the Company in the SEC Reports.

(f) As of the date of this Agreement, there are no outstanding or unresolved comments in comment letters received from the SEC with respect to the SEC Reports. None of the SEC Reports is the subject of ongoing SEC review and there are no inquiries or investigations by the SEC or any internal investigations pending or threatened (in writing), in each case regarding any accounting practices of the Company and its subsidiaries.

SECTION 3.8 Contracts.

(a) Except (i) for this Agreement and (ii) for the Company Plans, Section 3.8(a) of the Company Disclosure Letter sets forth, as of the date hereof, a true, correct and complete list of any note, bond, mortgage, indenture, contract, agreement, lease or other similar instrument (each, a “Contract”) which is in effect as of the date hereof (or pursuant to which the Company or any of its subsidiaries has any continuing obligations thereunder) and under which the Company or any of its subsidiaries is party or by which the Company or any of its subsidiaries is bound, that:

(i) would be required to be filed by the Company as a “material contract” pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act or disclosed by the Company on a Current Report on Form 8-K;

(ii) involves aggregate payments by the Company and its subsidiaries or aggregate payments payable to the Company and its subsidiaries under such Contract of more than $2,500,000 in any one year (including by means of royalty, milestone or similar payments), other than any Contract described in clause (viii) below;

(iii) contains covenants that (A) limit in any material respect the freedom of the Company or any of its subsidiaries (or, following the Closing, Parent or any of its Affiliates) to compete or engage in any line of business, drug discovery or any development program, therapeutic area or geographic area, or with respect to any class of products, or with any Person, (B) contain any “most favored nations” or similar preferential pricing terms and conditions (including with respect to pricing) granted by the Company or any of its subsidiaries, or (C) contain exclusivity obligations with respect to KarXT or contain other material exclusivity obligations or otherwise limit in any material respect the freedom or right of the Company or any of its subsidiaries (or, following the Closing, Parent or any of its Affiliates) to research, develop, sell, market, distribute, promote, commercialize or manufacture any products or services or any technology or other assets to or for any other Person;

(iv) grants any third party rights of first refusal, rights of first negotiation, rights of first option or similar rights or options to purchase or otherwise acquire any interest in any of the equity interests of, or material properties or assets owned by, the Company or any of its subsidiaries (or, following the Closing, Parent or any of its Affiliates);

(v) other than with respect to any partnership that is wholly owned by the Company or any of its subsidiaries, provides for or governs the formation, creation, operation, management or control of (A) any partnership, joint venture, strategic alliance, collaboration, co-promotion, co-commercialization, co-development, profit-sharing arrangement or other similar arrangement or (B) any research and development arrangement that is material to the Company and its subsidiaries, taken as a whole;

(vi) under which the Company or any of its subsidiaries grants to a third party (or is granted from a third party) a license (including a sublicense) in, or covenant not to sue with respect to, Intellectual Property, other than Incidental Contracts;

(vii) relates to manufacturing, supply, distribution, marketing, contract research or clinical trials and provides for minimum payment obligations of the Company or any of its subsidiaries of at least $2,500,000 in any prospective twelve (12) month period or that is with a sole-source supplier (A) relating to KarXT or (B) for which no other supplier is reasonably available;

(viii) other than solely among wholly owned subsidiaries of the Company, relates to Indebtedness (whether incurred, assumed, guaranteed or secured by any asset) of the Company or any of its subsidiaries having an outstanding principal amount in excess of $150,000 or the granting of Liens (other than Permitted Liens) over the property or assets of the Company or any of its subsidiaries;

(ix) constitutes any acquisition or divestiture Contract (whether by merger, consolidation, purchase or sale of stock or otherwise) of any interest in any Person or any business, line of business or division thereof, or a portion of the assets of any Person pursuant to which the Company or any of its subsidiaries has potential outstanding obligations in respect of any milestones, royalties or other “earnout” or similar contingent or deferred payments involving more than $2,500,000 potentially payable by the Company or its subsidiaries in the aggregate over the term of the Contract from and after the date of this Agreement;

(x) involves the settlement of any pending or threatened in writing claim, action or proceeding which (1) requires payment obligations after the date hereof, in excess of $2,500,000, (2) relates to the Company’s product candidate known as KarXT or (3) imposes any continuing material non-monetary obligations on the Company (which obligations shall include any monitoring or material reporting obligations to any other Person or any obligations that limit in any material respect the ability of the Company or any of its subsidiaries to operate its business);

(xi) has been entered into between the Company or any of its subsidiaries, on the one hand, and any officer, director or affiliate (other than a wholly owned subsidiary of the Company) of the Company or any of its subsidiaries or any of their respective “associates” or “immediate family” members (as such terms are defined in Rule 12b-2 and Rule 16a-1 of the Exchange Act), on the other hand, including any Contract pursuant to which the Company or any of its subsidiaries has an obligation to indemnify such officer, director, affiliate or family member (but for the avoidance of doubt not including any Company Plans);

(xii) has been entered into with a Governmental Entity, university or other academic institution (which shall include any such Contracts with a Governmental Entity, university or other academic institution that relate to the research, development, sale, distribution or manufacture of any products to which the Company or its subsidiaries are party, but shall exclude any clinical trial agreement entered into in the ordinary course consistent with past practice with respect to any existing clinical research or studies);

(xiii) requires the Company or any of its subsidiaries or Affiliates to make any payment to another Person as a result of a change of control of the Company or any of its subsidiaries or gives another Person the right to receive or elect to receive a payment as a result of a change of control of the Company or any of its subsidiaries;

(xiv) requires any capital commitment or capital expenditure (or series of capital expenditures) by the Company or any of its subsidiaries after the date hereof in an amount in excess of $2,500,000 in the aggregate;

(xv) relates to the voting, disposition or registration of any securities of the Company or any of its subsidiaries or provides any Person the right to elect, or to designate or nominate for election, a director of the Company or any of its subsidiaries and any stockholders’, investor rights, tax receivables or similar Contracts with respect to any securities;

(xvi) prohibits the payment of dividends or distributions in respect of the capital stock of the Company or any of its subsidiaries or prohibits the pledging of the capital stock of the Company or any subsidiary of the Company; and

(xvii) is a Contract described in Section 3.8(a)(xvii) of the Company Disclosure Letter (provided that such Contract shall not be required to be set forth in Section 3.8(a) of the Company Disclosure Letter).

Each Contract required to be set forth in Section 3.8(a) of the Company Disclosure Letter or filed as an exhibit to the SEC Reports as a “material contract” pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act (in each case, excluding any Company Plan) is referred to herein as a “Material Contract”.

(b) As of the date of this Agreement, the Company has either delivered or made available to Parent a true and complete copy of each Material Contract in effect as of the date of this Agreement or has publicly made available such Material Contract in the Electronic

Data Gathering, Analysis and Retrieval (EDGAR) database of the SEC. Each of the Material Contracts is valid and binding on the Company and each of its subsidiaries party thereto and, to the knowledge of the Company, each other party thereto, and is in full force and effect, subject to the Bankruptcy and Equity Exception, except (i) to the extent that any Material Contract expires or terminates after the date hereof in accordance with its terms and (ii) for such failures to be valid and binding or to be in full force and effect that would not reasonably be expected to be material to the Company and its subsidiaries. As of the date hereof, neither the Company nor any of its subsidiaries has received written notice from any other party to a Material Contract that such other party intends to terminate, not renew, or renegotiate in any material respect the terms of, or alleging any breach of, any such Material Contract. There is no material breach or default under any Material Contract by the Company or any of its subsidiaries or, to the knowledge of the Company, any other party thereto and no event has occurred that with or without the lapse of time or the giving of notice or both would constitute a material default thereunder by the Company or any of its subsidiaries or, to the knowledge of the Company, any other party thereto.

SECTION 3.9 Absence of Certain Changes or Events.

(a) Since December 31, 2022 through the date of this Agreement, except as expressly contemplated by this Agreement, the Company and its subsidiaries have not taken any action that, if taken after the date hereof, would require the consent of Parent pursuant to the terms of Section 5.1(b)(i), (vi), (vii), (ix), (xi), (xiii), or (xiv) hereof;

(b) Since December 31, 2022 through the date of this Agreement, there has not occurred any event, development, change, effect or occurrence that has had, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect; and

(c) Since December 31, 2022 through the date of this Agreement, the Company and its subsidiaries have conducted their respective businesses in the ordinary course in all material respects (except with respect to this Agreement and the discussions, negotiations and transactions related thereto).

SECTION 3.10 Absence of Litigation. There are no suits, claims, charges, actions, audits, investigations, Governmental Entity examinations or inquiries, litigations, arbitrations or other proceedings, whether civil, criminal, administrative or investigative (each, an “Action”) pending or, to the knowledge of the Company, threatened in writing (including “cease and desist” letters or requests to take a patent license) against the Company or any of its subsidiaries or any of their respective assets or properties, other than any such Action that would not reasonably be expected, individually or in the aggregate, to (a) be material to the Company and its subsidiaries or (b) prevent or materially delay the consummation by the Company of the transactions contemplated by this Agreement. Neither the Company nor any of its subsidiaries or any of their respective properties or assets is or are subject to any order, writ, ruling, settlement, judgment, injunction, decree or award of a Governmental Entity except for those that would not reasonably be expected, individually or in the aggregate, to (i) be material to the Company and its subsidiaries or (ii) prevent or materially delay the consummation by the Company of the transactions contemplated by this Agreement.

SECTION 3.11 Employee Benefit Plans.

(a) Section 3.11(a) of the Company Disclosure Letter contains a true and complete list, as of the date of this Agreement, of each material “employee benefit plan” (within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)), and each other material employee benefit plan, policy, program or arrangement providing compensation or benefits, including bonus plans, deferred compensation, employment, severance, fringe benefits, welfare benefits (including medical, dental, death and disability), change in control, and incentive equity or equity-based compensation arrangements, in each case, contributed to or sponsored or maintained by the Company or any of its subsidiaries or pursuant to which the Company or any of its subsidiaries has, or would reasonably be expected to have, an obligation to contribute, other than a plan maintained by a Governmental Entity (such plans, programs, policies, agreements and arrangements, collectively “Company Plans”).

(b) With respect to each Company Plan, the Company has made available to Parent a true and complete copy thereof (or, with respect to any Company Plan not in writing, a description of the material terms thereof) and, to the extent applicable, (i) any related trust agreement or other funding instrument, (ii) the most recent determination letter or opinion letter, if any, received from the Internal Revenue Service (the “IRS”), (iii) the most recent summary plan description for each Company Plan for which such summary plan description is required and any subsequent summaries of material modifications, (iv) for the most recently completed fiscal year (A) the Form 5500 and attached schedules, (B) audited financial statements and (C) actuarial valuation reports, if any, and (v) all material non-routine correspondence with any Governmental Entity.

(c) (i) Each Company Plan has been established and administered in all material respects in accordance with its terms and in compliance with the applicable provisions of ERISA, the Internal Revenue Code of 1986, as amended (the “Code”), and other applicable Laws, rules and regulations and (ii) with respect to each Company Plan, no actions, suits or claims (other than routine claims for benefits in the ordinary course) are pending or, to the knowledge of the Company, threatened. Each Company Plan which is intended to be qualified under Section 401(a) of the Code has received a determination letter to that effect from the IRS and, to the knowledge of the Company, no circumstances exist which would reasonably be expected to materially adversely affect such qualification. Each Company Plan and each Contract relating to a Company Plan may be terminated as of or after the Closing without resulting in any material liability to any member of the Company, Parent or any of their respective affiliates for any additional contributions, penalties, premiums, fees, fines, excise taxes, or any other charges or liabilities. All assets of each Company Plan, if any, consist of cash or actively traded securities.

(d) There has been no “prohibited transaction” (as defined in Section 4975 of the Code or Section 406 or 407 of ERISA) or breach of fiduciary duty (as determined under ERISA) with respect to any Company Plan that would result in material liability to the Company or any of its subsidiaries. All contributions, distributions and premium payments have been timely made or paid, in all material respects, in accordance with the terms of the Company Plan and in compliance with applicable Laws, or properly accrued in accordance with GAAP.

(e) No Company Plan provides for post-employment or retiree health benefits, except to the extent required by Part 6 of Subtitle B of Title I of ERISA or Section 4980B of the Code, or similar Laws.

(f) No Company Plan is (i) subject to Section 302 or Title IV of ERISA or Section 412 of the Code (ii) a “multiemployer plan,” (within the meaning of Section 3(37) of ERISA), or (iii) a “multiple employer plan” (within the meaning of Section 210 of ERISA or Section 413 of the Code). Neither the Company nor any of its subsidiaries has any current or contingent liability or obligation on account of an affiliate that is treated as a single employer with the Company under Section 414 of the Code. No Company Plan covers employees or other service providers outside the United States.

(g) The consummation of the transactions contemplated by this Agreement (either alone or in combination with other events) will not (i) accelerate the time of payment, vesting, or funding, or increase the amount, of any compensation, equity award, or other benefit due or payable to any current or former officer or employee of the Company or any its subsidiaries (collectively, “Company Employees”) or other service provider to the Company or any subsidiary, except as expressly provided in this Agreement, (ii) result in any payments or benefits which would not reasonably be expected to be deductible under Section 280G of the Code, (iii) restrict the ability of the Company or any of its subsidiaries to merge, amend, or terminate any Company Plan, (iv) directly or indirectly cause the Company to transfer or set aside any material assets to fund any benefits under any Company Plan, or (v) result in the forgiveness of any employee or service provider loan.

(h) Neither the Company nor any of its subsidiaries has any current or contingent obligation under any Contract, plan or arrangement to indemnify, gross-up, reimburse or otherwise make whole any Person for any Taxes imposed under Section 4999 or Section 409A of the Code (or any corresponding provisions of state, local or foreign Tax law).

(i) Each Company Plan that constitutes in any part a “nonqualified deferred compensation plan” (as defined under Section 409A(d)(1) of the Code) subject to Section 409A of the Code has been operated and administered in all respects in operational compliance with, and is in all respects in documentary compliance with, Section 409A of the Code and all IRS guidance promulgated thereunder, and no amount under any such plan, agreement or arrangement is, has been or could reasonably be expected to be subject to any additional Taxes, interest or penalties under Section 409A of the Code.

SECTION 3.12 Labor and Employment Matters.

(a) Section 3.12 of the Company Disclosure Letter sets forth a true and complete list of each current Company Employee, and any future employee for whom the Company or any of its subsidiaries has made an offer of employment, including for each such current Company Employee: (i) name, (ii) job title, (iii) department, (iv) date of hire or expected start date, (v) classification as exempt or non-exempt under the Fair Labor Standards Act, (vi) full-time or part-time status, (vii) immigration status (whether on a visa), (viii) work location, (ix) annual base salary or wages, (x) annual target incentive or bonus compensation for the current fiscal year (or other applicable bonus period), (xi) the annual incentive or bonus compensation paid for the prior calendar year (or prior bonus period), (xii) employing entity and (xiii) leave status. To the knowledge of the Company, no current Company Employee is a party to, or is otherwise bound by, any agreement or arrangement with any third party, including any confidentiality or non-competition agreement, that in any way materially adversely affects or restricts the performance of such Company Employee’s duties for the Company and its subsidiaries. No current Company Employee has a principal place of employment outside the United States, or, to the knowledge of the Company, is subject to the labor and employment laws of any country other than the United States.

(b) Neither the Company nor any subsidiary is a party to any collective bargaining agreement with any labor organization or other representative of any Company Employees, nor is any such agreement being negotiated by the Company. Since the Applicable Date, there have been no strikes, work stoppages, slowdowns, lockouts or similar material labor disputes pending or, to the knowledge of the Company, threatened against the Company or any of its subsidiaries.

(c) There are no (i) unfair labor practice complaints pending against the Company or any subsidiary before the National Labor Relations Board or any other labor relations tribunal or authority, (ii) to the knowledge of the Company, union organizing efforts regarding any Company Employees, or (iii) liabilities or obligations under the Worker Adjustment and Retraining Notification Act and the regulations promulgated thereunder or any similar state or local Law (collectively, the “WARN Act”) that remain unsatisfied.

(d) The Company is, and since the Applicable Date, has been, in compliance in all material respects with all laws regarding labor, employment and employment practices, including health and safety, wages and hours (including the classification of independent contractors and exempt and non-exempt employees), immigration (including the completion of Forms I-9 for all U.S. employees and the proper confirmation of employee visas), employment discrimination, harassment, retaliation, restrictive covenants, pay transparency, disability rights or benefits, equal opportunity, plant closures and layoffs (including the WARN Act), and workers’ compensation. There are no pending or, to the knowledge of the Company, threatened actions or proceedings relating to employees or employment practices.

(e) Since the Applicable Date: (i) to the knowledge of the Company, no allegations of sexual harassment or unlawful discrimination have been made against any management-level employee or officer of the Company or any of its subsidiaries; and (ii) neither the Company nor its subsidiaries have entered into any settlement agreements related to such allegations.

SECTION 3.13 Insurance. The Company has delivered or made available to Parent a true and complete copy of all material insurance policies (the “insurance policies”) and all material self-insurance programs and arrangements relating to the business, assets and operations of the Company and its subsidiaries. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (a) all insurance policies of the Company and its subsidiaries are in full force and effect and provide insurance in such amounts and against such risks as is sufficient to comply with applicable Law and as is customary in the industries in which the Company and its subsidiaries operate, (b) all premiums due with respect to such insurance policies have been paid in accordance with the terms thereof, (c) neither the Company nor any of its subsidiaries has received any written notice of termination, cancellation or non-renewal with respect to any such insurance policy and (d) there has been no written threat of termination of, cancelation or non-renewal with respect to, any insurance policy.

SECTION 3.14 Properties.

(a) Section 3.14(a) of the Company Disclosure Letter contains a true and complete list of all real property leased or subleased by the Company or its subsidiaries pursuant to Leases (the “Leased Real Property”), including the address of each Leased Real Property, and has provided a copy of each Lease for such Leased Real Property, including all amendments and modifications thereto. With respect to each Lease, (i) such Lease is valid and binding on the Company and each of its subsidiaries party thereto and, to the knowledge of the Company, each other party thereto, and is in full force and effect, subject to the Bankruptcy and Equity Exception; (ii) neither the Company nor any subsidiary nor, to the knowledge of the Company, any other party to such Lease is in material breach or default under any such Lease, and no event has occurred or circumstance exists which, with the delivery of notice, the passage of time or both, would constitute such a material breach or default, or permit the termination, modification or acceleration of rent under such Lease; (iii) the Company and each of its subsidiaries has a good and valid leasehold interest in each parcel of Leased Real Property free and clear of all Liens, except Permitted Liens, (iv) neither the Company or any of its subsidiaries has received any written notice from any landlord under any Lease that such landlord intends to terminate such Lease, (v) neither the Company nor any of its subsidiaries has received written notice of any pending and, to the Company’s knowledge, there is no threatened in writing, condemnation with respect any property leased pursuant to any of the Leases and (vi) the Company or its applicable subsidiary has not subleased, licensed or otherwise granted any Person the right to use or occupy such Leased Real Property or any portion thereof.

(b) Neither the Company nor any of its subsidiaries own any real property, nor have they ever owned any real property. Neither the Company nor any of its subsidiaries is party to any option to purchase any real property.

(c) Notwithstanding the foregoing, no representation is made under this Section 3.14 with respect to any Intellectual Property.

SECTION 3.15 Tax Matters. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect:

(a) The Company and each of its subsidiaries (A) have timely filed (taking into account any extension of time within which to file) all Tax Returns required to be filed by any of them and all such filed Tax Returns are complete and accurate in all respects, (B) have paid all Taxes (as defined below) due and owing (whether or not shown as due on such filed Tax Returns) and (C) have not waived any statute of limitations with respect to Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency. All Taxes required to be withheld by the Company or its subsidiaries have been withheld and paid to the relevant Governmental Entity.

(b) No Tax audits, examinations, investigations or other proceedings with respect to the Company or any of its subsidiaries are currently pending or ongoing or have been proposed in writing which has been received by the Company or any of its subsidiaries. No deficiency of Taxes has been asserted in writing which has been received by the Company or any of its subsidiaries against any the Company or any of its subsidiaries that has not been paid, settled or withdrawn.

(c) There are no Liens for Taxes on any of the assets of the Company other than Liens described in clause (iv) of the definition of Permitted Liens.

(d) Neither the Company nor any of its subsidiaries has participated in any “listed transactions” within the meaning of Treasury Regulations Section 1.6011-4.

(e) Neither the Company nor any of its subsidiaries (A) has been a member of an affiliated group of corporations filing a consolidated U.S. federal income Tax return (other than (i) a group the common parent of which is the Company or (ii) prior to August 1, 2018, a group the common parent of which was PureTech Health LLC), (B) has any liability for the Taxes of any Person (other than the Company or its subsidiaries) under Treasury Regulations Section 1.1502-6 or any similar provision of state, local or non-U.S. Law, as a transferee or successor (other than any liability with respect to its being a member of an affiliated group of corporations (i) the common parent of which is the Company or (ii) prior to August 1, 2018, a group the common parent of which was PureTech Health LLC), (C) is a party to or bound by any Tax sharing agreement, Tax allocation agreement or Tax indemnity agreement (other than any other commercial agreements or contracts not primarily related to Tax or any agreement among or between only the Company or any of its subsidiaries), (D) has been either a “distributing corporation” or a “controlled corporation” in a transaction intended to be governed by Section 355 of the Code in the two-year period ending on the date of this Agreement or (E) is a partner in a partnership or a party to any arrangement treated as a partnership for U.S. federal income tax purposes.

(f) No written claim that has not been previously resolved has been made by a Governmental Entity in a jurisdiction where the Company or any of its subsidiaries does not file Tax Returns such that the Company or such subsidiary (as applicable) is or may be subject to taxation by, or required to file any Tax Return in, that jurisdiction.

(g) Neither the Company nor any of its subsidiaries will be required to include any item of income in, or exclude any item of deduction from, the computation of taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) change in method of accounting occurring prior to the Closing, (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or non-U.S. income Tax law) executed prior to the Closing or (iii) installment sale or open transaction disposition made prior to the Closing.

SECTION 3.16 Proxy Statement. None of the information supplied or to be supplied by or on behalf of the Company for inclusion or incorporation by reference in the proxy statement to be sent to the stockholders of the Company in connection with the Stockholders Meeting (such proxy statement, as amended or supplemented, the “Proxy Statement”) will, on the date it (and any amendment or supplement thereto) is first filed with the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not false or misleading. The Proxy Statement will, at the time of the Stockholders Meeting, comply as to form in all material respects with the applicable requirements of the Exchange Act and the rules and regulations promulgated thereunder. Notwithstanding the foregoing, the Company makes no representation or warranty with respect to any statement made in the Proxy Statement based on information supplied by or on behalf of Parent or Merger Sub or any of their respective Representatives which is contained or incorporated by reference in the Proxy Statement.

SECTION 3.17 Intellectual Property.

(a) (i) The Company and its subsidiaries exclusively own, or have an exclusive license (or sublicense) to, all the Company Registered IP and all other (1) owned Company IP or (2) Intellectual Property that is exclusively licensed to the Company or its subsidiaries, free and clear of all Liens, except Permitted Liens, and all Persons who created, invented or developed any material Intellectual Property for or on behalf of the Company or one of its subsidiaries have assigned to the Company or its applicable subsidiary all of their rights, title and interest therein that do not initially vest in the Company or such subsidiary by operation of Law and (ii) the Company and its subsidiaries own or have the valid right to use and practice all material Intellectual Property used in, practiced by or necessary for the current conduct of their respective businesses. Except as would not, individually or in the aggregate, reasonably be expected to be material to the Company and its subsidiaries, there is no Action pending or, to the knowledge of the Company, threatened in writing, challenging the legality, validity, enforceability, registration, use or ownership of any (1) owned Company IP or (2) Intellectual Property that is exclusively licensed to the Company or its subsidiaries.

(b) Section 3.17(b) of the Company Disclosure Letter sets forth a true and complete list of all (w) issued Patents, pending Patent applications related to KarXT and all other material pending Patent applications; (x) material trademark registrations and applications; (y) material domain name registrations and (z) material copyright registrations and applications that, in each case, are either exclusively licensed or exclusively sublicensed or owned or purported to be owned (wholly or jointly with others) by the Company or any of its subsidiaries (collectively, “Company Registered IP”). Each item of the Company Registered IP is subsisting, unexpired, and to the knowledge of the Company, valid and enforceable, and, except as would not, individually or in the aggregate, reasonably be expected to be material to the Company and its subsidiaries is not subject to any order, ruling or determination of any Governmental Entity that impairs or limits the validity, scope, registrability, duration, or enforceability of, or the Company’s or its subsidiaries’ ownership of or ability to use or exploit, any such Company Registered IP; provided however, the foregoing representation and warranty with respect to any order, ruling or determination as to any non-owned Company Registered IP is made to the knowledge of the Company.

(c) Since the Applicable Date, to the knowledge of the Company, the conduct of the businesses of the Company and its subsidiaries has not infringed, misappropriated or otherwise violated (collectively, “Infringed”) the Intellectual Property of any third party and, to the knowledge of the Company, the material Intellectual Property of the Company and its subsidiaries is not being Infringed by any third party.

(d) No funding, facilities, Intellectual Property or personnel or other resources of any Governmental Entity or any university, college, research institute or other educational institute is being or has been used to create any material Intellectual Property owned or, to the knowledge of the Company, exclusively licensed (or exclusively sublicensed) by the Company or any of its subsidiaries, except for any of same that does not or did not result in the foregoing Persons obtaining ownership or any other rights, title or interest in or to or licenses to use such Intellectual Property or receive royalties with respect to same.

(e) The Company and its subsidiaries have taken reasonable steps to protect, preserve and maintain the confidentiality of all trade secrets and all other material confidential and non-public data and information included within the Company IP.

SECTION 3.18 IT Systems and Security; Data Privacy

(a) Except as would not, individually or in the aggregate, reasonably be expected to be material to the Company and its subsidiaries, the IT Systems owned or controlled by the Company and its subsidiaries are (A) sufficient to operate their businesses as currently conducted; (B) functional and maintained properly; and (C) free from (and designed to prevent the insertion of) harmful code, viruses, worms, malware and other corruptants. To the knowledge of the Company, since the Applicable Date, there have been no material failures or breakdowns that have not been remedied in all material respects, with respect to the IT Systems (including any which resulted in the unauthorized access to, or loss, corruption or alteration of any material data or information contained therein).

(b) Except as would not, individually or in the aggregate, reasonably be expected to be material to the Company and its subsidiaries, the Company and its subsidiaries have implemented and maintained reasonable administrative, technical, and physical measures for the industry in which the Company operates to protect the integrity, continuous operation and security of their IT Systems and all data (including Personal Data) processed thereby, including implementation and maintenance of documented policies and procedures to ensure compliance with Privacy and Security Requirements.

(c) Except as would not, individually or in the aggregate, reasonably be expected to be material to the Company and its subsidiaries, (i) since the Applicable Date, there have not been any Security Incidents or actual claims related to Security Incidents and (ii) since the Applicable Date, neither the Company nor any of its subsidiaries has received, or to the knowledge of the Company, otherwise been subject to, any written notices or complaints, audits, proceedings, investigations or claims conducted or asserted in writing by any other Person (including any Governmental Entity) regarding any unauthorized or unlawful processing of Personal Data or violation of any Privacy and Security Requirement. To the Company’s knowledge, there are no data security, information security, or other technological vulnerabilities with respect to the Company’s IT Systems that could materially adversely impact the operations of the Company and its subsidiaries or cause a Security Incident.

(d) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, pre-clinical, clinical and other similar material data and information, including any databases containing any such data and information processed by or, to the knowledge of the Company, on behalf of the Company or any of its subsidiaries is stored and backed-up on a regular basis.

(e) Neither the Company nor any of its subsidiaries has conducted business as a “covered entity” or “business associate,” as those terms are defined in 45 C.F.R. 160.103.

SECTION 3.19 Environmental Matters. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect: (a) the business of the Company and its subsidiaries is not, and since the Applicable Date has not been, in violation of any applicable Environmental Law; (b) the Company and its subsidiaries have all Licenses required under any applicable Environmental Laws for the operation of its respective businesses as currently conducted, and is not, and since the Applicable Date has not been, in violation of such Licenses; (c) there are no Actions pending or, to the knowledge of the Company, threatened in writing under any applicable Environmental Law against the Company or any of its subsidiaries; (d) neither the Company nor any of its subsidiaries has released or disposed of any Hazardous Materials in violation of any applicable Environmental Law; and (e) neither the Company nor any of its subsidiaries, has assumed, undertaken, or otherwise become subject to any material liability of another Person relating to Environmental Laws.

SECTION 3.20 Healthcare Regulatory.

(a) Except as would not, individually or in the aggregate, reasonably be expected to be material to the Company and its subsidiaries, the Company and its subsidiaries and, to the knowledge of the Company and to the extent related to any product candidate of the Company, their Collaboration Partners, are, and since the Applicable Date, have been, in material compliance with all Healthcare Laws. Neither the Company nor its subsidiaries, nor any of their respective officers or directors: (i) is a party to any individual or corporate integrity agreements, monitoring agreements, deferred prosecution agreements, consent decrees, settlement orders, or similar agreements imposed by any Governmental Entity relating to any noncompliance with Healthcare Laws; (ii) has been assessed a civil money penalty under Section 1128A of the Social Security Act or any regulations promulgated thereunder or any other fine or penalty by any other Governmental Entity; or (iii) has been charged with, convicted of or entered a plea of guilty or nolo contendere to any criminal or civil offense relating to the delivery of any item or service under a Governmental Health Program. Neither the Company nor any of its subsidiaries nor, to the knowledge of the Company and to the extent related to any product candidate of the Company, any of any of their Collaboration Partners, is or, since the Applicable Date, has been, subject to any ongoing enforcement, regulatory or administrative proceedings against such Company or subsidiary alleging material non-compliance with any Healthcare Laws. Neither the Company nor any of its subsidiaries nor, to the knowledge of the Company and to the extent related to any product candidate of the Company, any of any of their Collaboration Partners has received any notification or communication from any Governmental Entity alleging any material non-compliance with any Healthcare Law, including any FDA Form 483, warning letter, or similar notice from any Governmental Entity.

(b) The Company and its subsidiaries and, to the knowledge of the Company and to the extent related to any product candidate of the Company, their Collaboration Partners hold all material Regulatory Permits required for their business as currently conducted, and each such Regulatory Permit is valid and in full force and effect. The Company and its subsidiaries and, to the knowledge of the Company and to the extent related to any product candidate of the Company, their Collaboration Partners are and since the Applicable Date, have been in compliance in all material respects with the terms and requirements of such Regulatory Permits. Since the Applicable Date, no deficiencies, revocations or impairments have been received or asserted in writing, or to the knowledge of the Company otherwise, by any Governmental Entity with respect to any material Regulatory Permits of the Company or its subsidiaries. The Company has made available to Parent accurate and complete copies of all such material Regulatory Permits held by the Company or any of its subsidiaries.

(c) All preclinical and clinical investigations sponsored by the Company or its subsidiaries have been and are being conducted in material compliance with applicable Healthcare Laws, and federal and state laws, rules, regulations and binding guidance restricting the use and disclosure of “individually identifiable health information”, as defined in 45 C.F.R. § 160.103. Neither the Company nor any of its subsidiaries nor, to the knowledge of the Company and to the extent related to any product candidate of the Company, any of their Collaboration Partners, has received any written, or to the knowledge of the Company, oral notice or other communication from any Governmental Entity with respect to any ongoing clinical or pre-clinical studies or tests requiring or recommending a clinical hold or the termination, suspension or material adverse modification of such studies or tests.

(d) The Company and its subsidiaries have filed with the FDA and any other applicable Governmental Entities with jurisdiction over the research, development, commercialization, manufacture or other exploitation of the Company’s product candidates, all required material filings, declarations, listings, registrations, reports or submissions, including adverse event reports. All such material filings, declarations, listings, registrations, reports or submissions were in material compliance with applicable Healthcare Laws when filed (or were corrected or supplemented by a subsequent submission), and no deficiencies have been asserted in writing, or, to the knowledge of the Company, orally, by any Governmental Entity with respect to any such filings, declarations, listings, registrations, reports, submissions, corrections or subsequent submissions.

(e) Neither the Company nor any of its subsidiaries nor, to the knowledge of the Company and to the extent related to any product candidate of the Company, any of their Collaboration Partners, has (i) made an untrue statement of a material fact or fraudulent statement to FDA or any other applicable Governmental Entity, (ii) failed to disclose a material fact required to be disclosed to FDA or any other applicable Governmental Entity or (iii) committed any other act, made any statement or failed to make any statement, that (in any such case) establishes a reasonable basis for the FDA to invoke its Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities Final Policy, or for any other applicable Governmental Entity to invoke any equivalent policy. Neither the Company nor any of its subsidiaries nor, to the Company’s knowledge, any entity acting on the Company’s or any of its subsidiaries’ behalf with respect to any preclinical or clinical investigation sponsored by the Company or any of its subsidiaries, is subject to any pending or threatened, investigation by the

FDA pursuant to its Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities Final Policy. None of the Company or any of its subsidiaries or any officers or employees of the Company or any of its subsidiaries or, to the knowledge of the Company, any entity or individual acting on the Company’s or any of its subsidiaries’ behalf with respect to any preclinical or clinical investigation sponsored by the Company or any of its subsidiaries has been suspended, debarred, excluded from participation in a Governmental Health Program or convicted of any crime or engaged in any conduct that would reasonably be expected to result in (A) debarment or suspension under 21 U.S.C. § 335a or (B) exclusion or suspension under 42 U.S.C. § 1320a-7.

(f) The Company and its subsidiaries maintain, and since the Applicable Date, have maintained, a compliance program designed to address compliance with Healthcare Laws. Except as would not, individually or in the aggregate, reasonably be expected to be material to the Company and its subsidiaries, with respect to compliance with applicable Healthcare Laws by the Company and its subsidiaries, there are no outstanding compliance-related complaints or reports, ongoing internal compliance investigations, or compliance-related corrective actions.

(g) To the knowledge of the Company, there is no adverse event in preclinical testing and clinical trials that was required to have been reported but has not yet been reported to the applicable Governmental Entity with respect to the safety or efficacy any of the Company’s or any of its subsidiaries’ product candidates. The Company has made available to Parent all material information about any material “serious adverse events” (as defined in 21 C.F.R. § 312.32(a)) and all other material safety and quality information, in each case, in the possession or control of the Company and its subsidiaries relating to any of the Company’s or any of its subsidiaries’ product candidates.

(h) None of the Company, any of the Company’s subsidiaries, or any of the Company’s or its subsidiaries’ respective officers or employees or, to the knowledge of the Company, none of their Collaboration Partners, has engaged in any conduct that is not compliant in any material respect with applicable Healthcare Laws relating to the integrity of data generated or used in any clinical trials or other studies related to the development, use, handling, safety, efficacy, quality, reliability or manufacturing of any of the Company’s or any of its subsidiaries’ product candidates. Since the Applicable Date, the Company, its subsidiaries, and, to the knowledge of the Company, their Collaboration Partners, have instituted, maintained, and materially complied with policies and procedures reasonably designed to ensure the integrity of data generated in developing and manufacturing all such product candidates and reasonably designed to encourage employees to report any compliance issues related thereto. The Company and its subsidiaries and, to the knowledge of the Company and to the extent related to any product candidate of the Company, their Collaboration Partners, have ensured that the integrity of such data is preserved in all material respects in connection with any transfer of such data from one Person to another. To the knowledge of the Company, there is no fact or circumstance that reasonably would be expected to cause FDA or any other applicable Governmental Entity to either refuse to accept or limit the ability of an applicant to rely upon such data in support of an application for a material Regulatory Permit due to a lack of data integrity. For purposes of this Section 3.20(h) “integrity of data” or “data integrity” includes the attributes of lineage, traceability, and reliability that FDA or any other applicable Governmental Entity reasonably can be expected to require for data submitted in support of an application for a Regulatory Permit.

(i) None of the Company, any of its subsidiaries or any Person acting on behalf of the Company or any of its subsidiaries has ever enrolled any patients in any clinical study in Germany for any of the Company’s or any of its subsidiaries’ product candidates.

SECTION 3.21 Opinion of Financial Advisor. The Company Board of Directors has received the opinion of its financial advisor, Goldman Sachs & Co. LLC (the “Financial Advisor”), to the effect that, as of the date of such opinion and based upon and subject to the limitations, qualifications and assumptions set forth therein, the Per Share Merger Consideration is fair, from a financial point of view, to the holders of the outstanding Shares (other than Parent and its Affiliates). The Company will make available to Parent, solely for informational purposes and on a non-reliance basis, a signed copy of such opinion as soon as possible following the date of this Agreement.

SECTION 3.22 Brokers. Other than the Financial Advisor, no broker, finder, investment banker or financial advisor is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by and on behalf of the Company or any of its subsidiaries. On or prior to the date of this Agreement, the Company has made available to Parent a true and complete copy of the engagement letter between the Company and the Financial Advisor relating to the transactions contemplated by this Agreement.

SECTION 3.23 Takeover Statutes. Assuming the accuracy of the representations and warranties contained in Section 4.9, no “fair price”, “moratorium”, “control share acquisition”, “business combination” or other similar antitakeover statute or regulation enacted under state or federal Laws in the United States (including Section 203 of the DGCL) applicable to the Company (each, a “Takeover Law”) or similar provisions under the organizational documents of the Company, is applicable to this Agreement or the transactions contemplated hereby and thereby, including the Merger.

SECTION 3.24 Affiliate Transactions. As of the date hereof, there are not any related party transactions, agreements, arrangements or understandings between the Company or its subsidiaries, on the one hand, and the Company’s Affiliates (other than wholly owned subsidiaries of the Company), any director or officer of the Company or any of its subsidiaries or any Person beneficially owning 5% or more of the outstanding Shares, on the other hand, in each case, that would be required to be disclosed by the Company under Item 404 of Regulation S-K under the Securities Act that has not been so disclosed.

SECTION 3.25 No Other Representations or Warranties. Except for the representations and warranties contained in this Article III or in any Transaction Document, neither the Company nor any other Person on behalf of the Company makes any other express or implied representation or warranty with respect to the Company or with respect to any other information provided to Parent or Merger Sub. Neither the Company nor any other Person will have or be subject to any liability to Parent, Merger Sub or any other Person resulting from the distribution to Parent or Merger Sub, or Parent’s or Merger Sub’s use of, any such information (other than any representations and warranties contained in this Article III or in any Transaction Document), including any information, documents, projections, forecasts or other material made available to Parent or Merger Sub or their Representatives in certain “data rooms” or management presentations in expectation of the transactions contemplated by this Agreement.

SECTION 3.26 Disclaimer. The Company acknowledges and agrees that it has not relied on any representation, warranty or other statement by any Person on behalf of Parent or Merger Sub, other than the representations and warranties of Parent and Merger Sub expressly contained in Article IV of this Agreement, any Transaction Document or any certificate delivered pursuant hereto and that all other representations and warranties are specifically disclaimed. Without limiting the foregoing, except as set forth in Article IV of this Agreement or any Transaction Document or any certificate delivered pursuant hereto, the Company further acknowledges and agrees that none of Parent, Merger Sub nor any of their respective stockholders, directors, officers, employees, Affiliates, advisors, agents or other Representatives has made any representation or warranty regarding Parent, Merger Sub or their respective businesses and operations.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF

PARENT AND MERGER SUB

Parent and Merger Sub each hereby represents and warrants to the Company that:

SECTION 4.1 Organization. Each of Parent and Merger Sub is a legal entity duly organized, validly existing and in good standing under the Laws of its respective jurisdiction of organization and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted and is qualified to do business and, to the extent such concept is applicable, is in good standing as a foreign corporation or other legal entity in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so organized, existing, qualified or, to the extent such concept is applicable, in such good standing, or to have such power or authority, would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect (as defined below).

SECTION 4.2 Authority. Each of Parent and Merger Sub has all requisite corporate power and authority, and has taken all corporate or other action necessary, in order to execute, deliver and perform its obligations under, this Agreement, and to consummate the Merger and the other transactions contemplated hereby. The execution, delivery and performance of this Agreement by each of Parent and Merger Sub and the consummation by each of Parent and Merger Sub of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate or similar action by the Boards of Directors of Parent and Merger Sub and, immediately following the execution of this Agreement, Parent will approve and adopt this Agreement and the transactions contemplated hereby, including the Merger, in its capacity as sole stockholder of Merger Sub and no other corporate proceedings or stockholder or similar action on the part of Parent or Merger Sub or any of their Affiliates are necessary to authorize this Agreement, to perform their respective obligations hereunder, or to consummate the transactions contemplated hereby (other than the filing with the Secretary of State of the State of Delaware of the Certificate of Merger as required by the DGCL). This Agreement has been duly executed and delivered by each of Parent and Merger Sub and, assuming the due authorization, execution and delivery hereof by the Company, is a valid and binding agreement of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms, subject to the Bankruptcy and Equity Exception.

SECTION 4.3 No Conflict; Required Filings and Consents.

(a) The execution, delivery and performance of this Agreement by Parent and Merger Sub do not, and the consummation of the Merger and the other transactions contemplated hereby will not (i) breach, violate or conflict with the certificate of incorporation, bylaws or other governing documents of Parent, the certificate of incorporation or bylaws of Merger Sub, (ii) assuming that all consents, approvals and authorizations contemplated by subsection (b) below have been obtained, and all filings described in such clauses have been made, contravene, conflict with, breach or violate any Law applicable to Parent or Merger Sub or by which either of them or any of their respective properties are bound or (iii) result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both would become a default), require a consent or result in the loss of a benefit under, or give rise to any right of termination, cancellation, amendment or acceleration of, or result in the creation of a Lien (except a Permitted Lien) on any of the material assets of Parent or Merger Sub pursuant to, any Contracts to which Parent or Merger Sub, or any Affiliate thereof, is a party or by which Parent or Merger Sub or any of their Affiliates or its or their respective properties or assets are bound (including any Contract to which an Affiliate of Parent or Merger Sub is a party), except, in the case of clauses (ii) and (iii), for any such conflict, violation, breach, default, loss, right or other occurrence which would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(b) The execution, delivery and performance of this Agreement by each of Parent and Merger Sub and the consummation of the Merger and the other transactions contemplated hereby by each of Parent and Merger Sub do not and will not require any consent, approval, authorization or permit of, action by, filing with or notification to, any Governmental Entity, except for (i) the applicable requirements, if any, of the Exchange Act and the rules and regulations promulgated thereunder and state securities Laws, Takeover Laws and “blue sky” Laws, (ii) applicable filings and approvals under any applicable Antitrust Law, including the filing of a premerger notification and report form by the Company under the HSR Act and the consents, authorizations, permits, actions, filings or approvals of, or notifications to, any Governmental Entity as set forth in Section 7.1(c)(iii) of the Company Disclosure Letter, (iii) compliance with the applicable requirements of the New York Stock Exchange, (iv) the filing with the Secretary of State of the State of Delaware of the Certificate of Merger as required by the DGCL, and (v) any such consent, approval, authorization, permit, action, filing or notification the failure of which to make or obtain would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

SECTION 4.4 Absence of Litigation. As of the date of this Agreement, there are no Actions pending or, to the knowledge of Parent, threatened against Parent or Merger Sub or any of their respective subsidiaries, other than any such Action that would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. Neither Parent nor any of its subsidiaries nor any of their respective material properties or assets is or are subject to any order, writ, judgment, injunction, decree or award, except for those that would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

SECTION 4.5 Operations and Ownership of Merger Sub. The authorized capital stock of Merger Sub consists solely of 1,000 shares of common stock, par value $0.01 per share, all of which are validly issued and outstanding. All of the issued and outstanding capital stock of Merger Sub is, and at and immediately prior to the Effective Time will be, owned, directly or indirectly, by Parent. Prior to the Effective Time, Merger Sub will have engaged in no other business activities and will have no assets, liabilities or obligations of any nature other than (i) as expressly contemplated herein or in any other Transaction Document or in connection with the transactions contemplated hereby or thereby and (ii) liabilities and obligations incidental to its formation and the transactions contemplated hereby or thereby and the maintenance of its existence.

SECTION 4.6 Proxy Statement. None of the information supplied or to be supplied by or on behalf of each of Parent and Merger Sub for inclusion or incorporation by reference in the Proxy Statement will, on the date it (and any amendment or supplement thereto) is first filed with the SEC, or at the time it is first mailed to the stockholders of the Company or at the time of the Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not false or misleading. Notwithstanding the foregoing, Parent and Merger Sub make no representation or warranty with respect to any statement made in the Proxy Statement based on information supplied by or on behalf the Company or any of its Representatives which is contained or incorporated by reference in the Proxy Statement.

SECTION 4.7 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission for which the Company will be liable in connection with the transactions contemplated by this Agreement based upon arrangements made by and on behalf of Parent or Merger Sub.

SECTION 4.8 Sufficient Funds. Parent will have available to it (and will make available to Merger Sub in a timely manner), sufficient funds to (a) make all payments contemplated by this Agreement to be made by Parent, Merger Sub or the Surviving Corporation as of the Effective Time, including the aggregate Per Share Merger Consideration and the other payments under Article II, and (b) pay all fees and expenses incurred in connection with the transactions contemplated hereby that are payable by Parent or Merger Sub in accordance with the terms of this Agreement. In no event shall the receipt or availability of any funds or financing by or to Parent, Merger Sub or any of their Affiliates or any other financing transaction be a condition to the Closing or of any of the obligations of Parent or Merger Sub hereunder.

SECTION 4.9 Ownership of Shares. Neither Parent nor any of its subsidiaries is or has been at any time during the period commencing three (3) years prior to the date hereof, an “interested stockholder” of the Company, as such term is defined in Section 203 of the DGCL. Except as contemplated by this Agreement, none of Parent, Merger Sub or any of their respective controlled Affiliates beneficially owns (as defined in Rule 13d-3 under the Exchange Act) any Shares or any securities that are convertible into or exchangeable or exercisable for Shares, or holds any rights to acquire or vote any Shares, or any option, warrant, convertible security, stock appreciation right, swap agreement or other security, contract right or derivative position, whether or not presently exercisable, that provides Parent, Merger Sub, or any of their respective controlled Affiliates with an exercise or conversion privilege or a settlement payment or mechanism at a price related to the value of the Shares or a value determined in whole or part with reference to, or derived in whole or part from, the value of the Shares, in any case without regard to whether (i) such derivative conveys any voting rights in such securities to such Person or such Person’s controlled Affiliates, (ii) such derivative is required to be, or capable of being, settled through delivery of securities or (iii) such Person or such Person’s controlled Affiliates may have entered into other transactions that hedge the economic effect of such derivative, excluding investments made in the ordinary course of business in connection with retirement plans, 401(k) plans, mutual funds, pension plans, or similar arrangements, in each case, not specifically targeted to an investment in Shares and not resulting in record or beneficial ownership of any Shares by Parent, Merger Sub or any of their respective subsidiaries.

SECTION 4.10 Vote/Approval Required. No vote or consent of the holders of any class or series of capital stock of Parent or any of its Affiliates (other than Merger Sub) is necessary to approve this Agreement or the transactions contemplated hereby, including the Merger. The adoption of this Agreement by Parent as the sole stockholder of Merger Sub (which shall have occurred immediately following the execution of this Agreement) is the only vote or consent of the holders of any class or series of capital stock of Merger Sub necessary to approve this Agreement or the transactions contemplated hereby, including the Merger.

SECTION 4.11 No Other Information. Except for the representations and warranties contained in this Article IV, none of Parent, Merger Sub or any other Person on behalf of Parent or Merger Sub makes any other express or implied representation or warranty with respect to Parent or Merger Sub.

SECTION 4.12 Access to Information; Disclaimer. Parent and Merger Sub each acknowledges and agrees that it (a) has had an opportunity to discuss the business of the Company and its subsidiaries with the management of the Company, (b) has had reasonable access to (i) the books and records of the Company and its subsidiaries and (ii) the documents provided by the Company for purposes of the transactions contemplated by this Agreement, (c) has been afforded the opportunity to ask questions of and receive answers from officers of the Company and (d) has conducted its own independent investigation of the Company and its subsidiaries, their respective businesses and the transactions contemplated hereby, and has not relied on any representation, warranty or other statement by any Person on behalf of the Company or any of its subsidiaries, other than the representations and warranties of the Company expressly contained in Article III of this Agreement or any Transaction Document or any certificate delivered pursuant to this Agreement and that all other representations and warranties are specifically disclaimed. Without limiting the foregoing, except as set forth in Article III of this Agreement or any Transaction Document, each of Parent and Merger Sub further acknowledges and agrees that none of the Company or any of its stockholders, directors, officers, employees, Affiliates, advisors, agents or other Representatives has made any representation or warranty concerning any estimates, projections, forecasts, business plans or other forward-looking information regarding the Company, its subsidiaries or their respective businesses and operations. Each of Parent and Merger Sub hereby acknowledges that there are uncertainties inherent in attempting to develop such estimates, projections, forecasts, business plans and other forward-looking information with which Parent and Merger Sub are familiar, that Parent and Merger Sub are taking full responsibility for making their own evaluation of the adequacy and accuracy of all estimates, projections, forecasts, business plans and other forward-looking information furnished to them (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, business plans and other forward-looking information), and that Parent and Merger Sub will have no claim against the Company or any of its stockholders, directors, officers, employees, Affiliates, advisors, agents or other Representatives with respect thereto unless any such information is expressly addressed or included in a representation or warranty contained in this Agreement or any Transaction Document or any certificate delivered pursuant to this Agreement.

ARTICLE V

CONDUCT OF BUSINESS PENDING THE MERGER

SECTION 5.1 Conduct of Business of the Company Pending the Merger. From the date of this Agreement until the earlier of the Effective Time and the valid termination of this Agreement in accordance with Article VIII, except as required or expressly provided by this Agreement, as set forth in Section 5.1 of the Company Disclosure Letter, as required by applicable Laws, as required by or to the extent commercially reasonable in response to any COVID-19 Measures (so long as the Company keeps Parent reasonably informed of, and to the extent reasonably practicable, consults with Parent prior to the taking of any material action with respect to such COVID-19 Measures) or as Parent shall otherwise consent in writing (which consent shall not be unreasonably withheld, conditioned or delayed):

(a) the Company shall, and shall cause its subsidiaries to, conduct the business of the Company and its subsidiaries in the ordinary and usual course of business consistent in all material respects with past practice and use commercially reasonable efforts to preserve substantially intact its business organization and material business relationships, to preserve existing relationships with employees, Governmental Entities, customers, suppliers, licensors, licensees, creditors, lessors and other Persons with whom the Company and its subsidiaries have material business relationships, and

(b) without limiting the foregoing (it being agreed that no action by the Company or any of its subsidiaries with respect to the matters specifically addressed by any provision of this clause (b) will be deemed a breach of clause (a) unless such action would constitute a breach of such relevant provision of this clause (b)), the Company shall not and shall cause each of its subsidiaries not to:

(i) amend or otherwise change the Certificate of Incorporation or Bylaws or the applicable governing instruments of any subsidiary of the Company;

(ii) (A) form any subsidiary, (B) make any acquisition of any Person (whether by merger, consolidation or acquisition of stock or substantially all of the assets) or of any rights or assets material to the Company and its subsidiaries, (C) make any investment in any interest in, any Person, corporation, partnership or other business organization or division thereof, except, in each case of (B) and (C), (w) purchases of inventory, components, raw materials, ingredients, drug products or supplies and other assets, in each case, in the ordinary course of business, (y) any investments in wholly owned subsidiaries of the Company and (z) Incidental Contracts, or (D) enter into any joint venture, collaboration, partnership, limited liability company or similar arrangement;

(iii) grant, issue, sell, encumber, pledge or dispose of (or authorize the grant, issuance, sale or disposition of), any shares of capital stock, voting securities or other ownership interest, or any puts, calls, options, warrants, convertible securities or other rights or commitments of any kind to acquire or receive any shares of capital stock, any voting securities or other ownership interest (including stock appreciation rights, phantom stock or similar instruments), of the Company or any of its subsidiaries (except (a) for the issuance of Shares upon the exercise, vesting or settlement of Options and Company RSUs outstanding as of the date of this Agreement as required by the terms thereof (as in effect as of the date hereof) or (b) for any issuance, sale or disposition to the Company or a wholly owned subsidiary of the Company by any wholly owned subsidiary of the Company);

(iv) reclassify, combine, split, subdivide, redeem, purchase or otherwise acquire any shares of capital stock of the Company (except for (a) the acquisition of Shares tendered by directors or employees in connection with a cashless exercise of Options or in order to pay Taxes in connection with the exercise of Options or (b) the settlement of any Company RSUs pursuant to the terms of the applicable Company Stock Plan (as in effect as of the date hereof)), or reclassify, combine, split or subdivide any capital stock or other ownership interests of any of the Company’s wholly owned subsidiaries;

(v) create or incur any Lien, other than Permitted Liens, on any material assets of the Company or its subsidiaries or on any Company IP, in the case of Company IP, other than the grant of any Incidental Contract;

(vi) make any loans, advances or capital contributions to, or investments in, any Person (other than (A) to or in the Company or any of its wholly owned subsidiaries (B) advances to directors, employees and consultants for travel and other business related expenses in the ordinary course of business consistent with past practice and in compliance with the Company’s policies related thereto, (C) advances of expenses as required under the Certificate of Incorporation or the Bylaws or (D) upfront payments for services to be provided or products to be supplied to the extent required under any Material Contract as of the date of this Agreement);

(vii) sell, assign, spin-off, transfer or otherwise dispose of (whether by merger, consolidation or disposition of stock or assets or otherwise) any Person, corporation, partnership or other business organization or division thereof or otherwise sell, assign, spin-off, (sub)license, lease, allow to expire, transfer or dispose of any material assets, rights or properties or any material Company IP to any Person other than the Company or any of its wholly owned subsidiaries other than (A) with respect to material Company IP, grants of Incidental Contracts, (B) sales, dispositions or licensing of equipment or inventory and other tangible assets that are obsolete or no longer useful on the conduct of the business of the Company and its subsidiaries in the ordinary course of business consistent with past practice or pursuant to existing Contracts made available to Parent, (C) assignments of leases or sub-leases, in each case, in the ordinary course of business, (D) sales of marketable securities for cash management purposes in the ordinary course of business consistent with past practice, or (E) transactions among the Company and its wholly owned subsidiaries or among the Company’s wholly owned subsidiaries;

(viii) declare, set aside, make or pay, or set a record date for, any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock (except for any dividend or distribution by a wholly owned subsidiary of the Company to the Company or any wholly owned subsidiary of the Company);

(ix) make or authorize any payment of, or accrual or commitment for, capital expenditures, except any such expenditure (A) within the thresholds set forth in Section 5.1(b)(ix)(A) of the Company Disclosure Letter, (B) paid by any wholly owned subsidiary of the Company to the Company or to any other wholly owned subsidiary of the Company or (C) as set forth in Section 5.1(b)(ix)(C) of the Company Disclosure Letter;

(x) other than in connection with any other transaction permitted under this Section 5.1(b), enter into any Contract that would have been a Material Contract had it been entered into prior to this Agreement, materially amend, materially modify, or terminate any Material Contract or waive, release, compromise or assign any material rights or claims thereunder other than (A) expirations and renewals of any such Contract in the ordinary course of business consistent with past practice in accordance with the terms thereof, (B) the entry in the ordinary course of business consistent with past practice into Contracts (1) that are Incidental Contracts or (2) for the acquisition of supplies, raw materials or inventory or (C) any agreement among the Company and its wholly owned subsidiaries or among the Company’s wholly owned subsidiaries;

(xi) except for intercompany loans between the Company and any of its wholly owned subsidiaries or between any wholly owned subsidiaries of the Company, incur, amend, refinance or prepay any Indebtedness, or assume, guarantee, become liable for or endorse the obligations of any Person (other than a subsidiary of the Company), in each case, other than (A) indebtedness for borrowed money incurred in the ordinary course of business under lines of credit existing as of the date of this Agreement, (B) guarantees by the Company or any wholly owned subsidiary of the Company of indebtedness of the Company or any other wholly owned subsidiary of the Company, (C) indebtedness incurred in connection with a refinancing or replacement of existing indebtedness (but in all cases which refinancing or replacement shall not increase the aggregate amount of indebtedness permitted to be outstanding thereunder and in each case on customary commercial terms consistent in all material respects with or more beneficial than the indebtedness being refinanced or replaced), (D) indebtedness incurred pursuant to letters of credit, performance bonds or other similar arrangements in the ordinary course of business consistent with past practice, (E) interest, exchange rate and commodity swaps, options, futures, forward contracts and similar derivatives or other hedging Contracts (1) not entered for speculative purposes, (2) entered into in the ordinary course and (3) which can be terminated on 90 days or less notice without penalty or (F) indebtedness incurred among the Company and its subsidiaries or among the Company’s subsidiaries;

(xii) except as contemplated by Section 6.9, as permitted under Section 5.1(b)(xii) of the Company Disclosure Letter, as required under the written terms of a Company Plan in effect as of the date of this Agreement or as otherwise required by applicable Law, (A) establish, adopt, enter into, terminate or amend any Company Plan (or any plan, program, policy, contract, arrangement or agreement that would be a Company Plan if it were in existence on the date hereof) or waive any of its rights to terminate or amend any of the foregoing, (B) increase the compensation or benefits of any of its directors or any Company Employee, (C) accelerate the vesting, funding or payment of any compensation or benefits under, any provision of any Company Plan (or any plan, program, policy, contract, arrangement or agreement that would be an Company Plan if it were in existence on the date hereof) or reduce any exercise or purchase price of Options, (D) grant any severance or termination pay to any Company Employee not provided for under any Company Plan, (E) establish, adopt, enter into, amend or terminate any employment, consulting or severance agreement or arrangement with any of its present or former directors, or Company Employee, except for offers of employment or promotions in the ordinary course of business consistent with past practice or in connection with a replacement hiring, to the extent permitted pursuant to Section 5.1(b)(xvii), (F) grant any equity or equity-based awards, or (G) loan or advance any money or any other property to any present or former director, or Company Employee;

(xiii) make any material change in any accounting principles, except as required to conform to changes in statutory or regulatory accounting rules or GAAP or regulatory requirements with respect thereto;

(xiv) other than as required by applicable Law, (A) make any change to any method of Tax accounting or change any annual Tax accounting period, (B) make (other than in the ordinary course of business), revoke or change any Tax election, (C) file an amended Tax Return, (D) surrender any claim for a refund of Taxes, (E) enter into any closing agreement with respect to any Taxes, (F) waive or extend the statute of limitations with respect to any Tax claim or assessment (other than automatic waivers or extensions obtained in the ordinary course of business) or (G) settle or compromise any Tax liability, in each case which would be considered material to the Company and its subsidiaries taken as a whole;

(xv) other than as required by applicable Law, (A) enter into any collective bargaining agreement with any labor organization or other representative of any Company Employees or (B) recognize or certify any labor union, labor organization, works council or group of employees as the bargaining representative for any employees of the Company or its subsidiaries;

(xvi) implement any employee layoffs, plant closings or other actions which would trigger the notification requirements of the WARN Act;

(xvii) hire or terminate (other than for cause) any Company Employee or independent contractor with an annual base salary or annual base compensation (as applicable) in excess of $400,000 or waive or release any noncompetition, nonsolicitation, noninterference, nondisparagement, nondisclosure or other material restrictive covenant obligation of any current or former Company Employee or independent contractor of the Company or its subsidiaries;

(xviii) commence any offering or offering period under the Company ESPP;

(xix) other than any Transaction Litigation settled or compromised in accordance with Section 6.12, commence, settle or compromise any Action (or any threatened Action), other than the commencement of any Action or settlements or compromises that (A) involve solely the payment of monetary damages by the Company and its subsidiaries of not more than $500,000 individually or $2,000,000 in the aggregate (assuming the payment in full of all future fixed or contingent payments), (B) do not involve the imposition of any material non-monetary obligation on the Company or any of its subsidiaries and (C) do not relate to any actual or potential violation of any criminal Law; provided that any settlement or compromise in respect of Dissenting Shares shall be subject to Section 2.4;

(xx) make any material and adverse change to any publicly posted privacy policy or privacy notice of the Company or any of its subsidiaries, except as required to comply with applicable Law;

(xxi) adopt or implement any stockholder rights plan or similar arrangement;

(xxii) fail to maintain in full force and effect in any material respect the existing insurance policies of the Company unless such insurance policies are renewed or replaced with comparable insurance policies;

(xxiii) adopt a plan or agreement of complete or partial liquidation or dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of any of the Company or any of its subsidiaries;

(xxiv) (A) extend, amend, condition, restrict, waive, cancel, abandon, withdraw, fail to renew, permit to lapse (other than statutory lapses at the end of the applicable statutory term), modify or otherwise alter any rights in or to any material Company IP in a manner that is adverse to the Company or any of its subsidiaries; (B) fail to diligently prosecute any material patent application or to maintain any issued patent, in each case, owned by the Company or any of its subsidiaries or fail to diligently prosecute or maintain any material Company IP as to which the Company or any of its subsidiaries controls the prosecution or maintenance thereof, as applicable; (C) fail to renew (to the extent renewable at the option of the Company) or to terminate any Contract under which any materially in-licensed Intellectual Property is licensed to the Company or any of its subsidiaries or (D) disclose to any Person other than a wholly owned subsidiary of the Company or Parent or any of its Affiliates or representatives, other than under a confidentiality agreement or other legally binding confidentiality undertaking, any trade secrets or other material confidential information of the Company or any of its subsidiaries relating to the Company’s products or business or that is included in the Company IP in a way that results in loss of confidentiality or trade secret protection thereon, except for any such disclosures made as a result of publication of a patent application filed by the Company or any of its subsidiaries or in connection with any required regulatory filing; or

(xxv) agree, authorize or commit to do any of the foregoing actions described in Section 5.1(b)(i) through Section 5.1(b)(xxiv).

(c) If the Company desires to take an action that would be prohibited pursuant to clause (a) or clause (b) of this Section 5.1 without the prior approval of Parent, then prior to taking such action, the Company (in lieu of the procedure outlined in Section 9.4) may request consent by sending an email to all of the following individuals (which list of individuals may be updated by Parent from upon written notice (email being sufficient) to the Company) specifying, in reasonable detail, the action proposed to be taken (or omitted from being taken).

Catherine Dargan - cdargan@cov.com; Michael Riella - mriella@cov.com; Andrew Fischer - afischer@cov.com; and Paul Bryant – pbryant@cov.com

(d) Subject to Section 6.6, from the date of this Agreement until the earlier of the Effective Time and the valid termination of this Agreement in accordance with Article VIII, the Company shall, in each case to the extent reasonably practicable and permissible under applicable Law, (i) provide Parent with a reasonable opportunity to review the material portions of any applications or filings to be made with the FDA or any other Governmental Entity, and any material correspondence or other material communication proposed to be submitted or otherwise transmitted to the FDA or any other Governmental Entity or any of its subsidiaries, in any case, with respect to the Company’s product candidates or clinical activities, (ii) consult with Parent in connection with any proposed meeting with the FDA or any other Governmental Entity relating to the Company’s product candidates or clinical activities, and (iii) keep Parent reasonably informed of any material communication (written or oral) with or from the FDA or any other Governmental Entity regarding the Company’s product candidates or clinical activities.

SECTION 5.2 No Control of Other Party’s Business. Without in any way limiting any Party’s rights or obligations under this Agreement (including Section 5.1), nothing contained in this Agreement shall give Parent or Merger Sub, directly or indirectly, the right to control or direct the Company’s or its subsidiaries’ operations prior to the Effective Time, and nothing contained in this Agreement shall give the Company, directly or indirectly, the right to control or direct Parent’s or its subsidiaries’ operations prior to the Effective Time. Prior to the Effective Time, each of the Company and Parent shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its subsidiaries’ respective operations.

ARTICLE VI

ADDITIONAL AGREEMENTS

SECTION 6.1 Non-Solicitation; Acquisition Proposals; Change of Recommendation.

(a) No Solicitation. From the date hereof until the Effective Time or, if earlier, the valid termination of this Agreement in accordance with Section 8.1, the Company shall not, shall cause its subsidiaries not to and shall direct its and their respective directors, officers, employees, agents, investment bankers, attorneys, accountants and other advisors or representatives (collectively, “Representatives”) not to, directly or indirectly, (i) initiate, solicit, propose, knowingly assist, knowingly encourage (including by way of furnishing information) or knowingly take any action to facilitate any inquiry, proposal, indication of interest or offer regarding, or that constitutes or could reasonably be expected to lead to, any Acquisition Proposal, (ii) engage in, continue or otherwise participate in any discussions with or negotiations relating to, or furnish any non-public information to any Person (other than Parent, Merger Sub or their Representatives) in connection with, any Acquisition Proposal or any inquiry, proposal, indication of interest or offer that could reasonably be expected to lead to any Acquisition Proposal (other than to state that the terms of this provision prohibit such discussions or negotiations), (iii) approve, endorse or recommend, or propose publicly to approve, endorse or recommend, any Acquisition Proposal, (iv) negotiate, execute or enter into, any merger agreement, acquisition agreement or other similar definitive agreement, or any letter of intent, commitment, agreement in principle or similar agreement, for any Acquisition Proposal or that could reasonably be expected to lead to any Acquisition Proposal or any Contract or commitment requiring the Company to abandon, terminate or fail to consummate the Merger and the other transactions contemplated hereby (other than an Acceptable Confidentiality Agreement executed in accordance with Section 6.1(b)(ii)), (v) take any action to exempt any Person (other than Parent, Merger Sub or their Affiliates) from the restrictions on “business combinations” or similar provision contained in any Takeover Law, the Certificate of Incorporation or the Bylaws or grant a waiver under Section 203 of the DGCL or (vi) resolve, propose or agree to do any of the foregoing; provided that it is understood and agreed that any determination or action by the Board of Directors of the Company that is permitted under Section 6.1(b) or Section 6.1(c) shall not be deemed to be a breach or violation of this Section 6.1(a).

(b) Exceptions. Notwithstanding anything to the contrary in Section 6.1 or Section 6.3, but subject to compliance with the remainder of this Article VI, nothing contained in this Agreement shall prevent the Company or its Board of Directors from:

(i) complying with its disclosure obligations to its stockholders under applicable Law or the rules and policies of the NASDAQ Global Market, from taking and disclosing to its stockholders a position contemplated by Rule 14d-9 or Rule 14e-2(a) promulgated under the Exchange Act, making a “stop-look-and-listen” communication to the stockholders of the Company pursuant to Rule 14d-9(f) under the Exchange Act or from making any legally required disclosure to stockholders with regard to the transactions contemplated by this Agreement or an Acquisition Proposal; provided, that this Section 6.1(b)(i) shall not be deemed to permit the Board of Directors of the Company to make a Change of Recommendation except to the extent otherwise permitted by this Section 6.1;

(ii) prior to (but not after) obtaining the Company Requisite Vote, (A) engaging in any communications, negotiations or discussions with any Person or group of Persons and their respective Representatives who has made an unsolicited bona fide Acquisition Proposal after the date hereof in circumstances not involving a breach of Section 6.1 (which negotiations or discussions need not be solely for clarification purposes) and (B) providing access to the Company’s or any of its subsidiaries’ properties, books and records and providing information or data in response to a request therefor by a Person who has made an unsolicited bona fide Acquisition Proposal after the date hereof in circumstances not involving a breach of Section 6.1, in each case, if the Board of Directors of the Company (I) shall have determined in good faith, after consultation with its outside legal counsel and financial advisor(s), that, based on the information then available, such Acquisition Proposal constitutes or would reasonably be expected to constitute, result in or lead to a Superior Proposal and that failure to engage in such communications, negotiations or discussions or failure to provide such access would be inconsistent with the directors’ fiduciary duties under applicable Law and (II) has received from the Person who has made such Acquisition Proposal an executed Acceptable Confidentiality Agreement; provided that (x) the Company shall provide to Parent and Merger Sub any non-public information or data that is provided to any Person given such access that was not previously made available to Parent or Merger Sub prior to or substantially concurrently with the time it is provided to such Person, (y) the Company shall promptly (and in any event within twenty four (24) hours) provide to Parent a copy of any such Acceptable Confidentiality Agreement and shall not terminate, waive, amend, release or fail to enforce any such Acceptable Confidentiality Agreement and (z) the Company shall promptly (and in any event within twenty four (24) hours) notify Parent of making any determination described in the foregoing clause (I) or taking any initial actions set forth in the foregoing clauses (A) or (B);

(iii) prior to (but not after) obtaining the Company Requisite Vote, making a Change of Recommendation (only to the extent permitted by Section 6.1(c)(ii) or Section 6.1(c)(iii)); or

(iv) resolving, authorizing, committing or agreeing to take any of the foregoing actions, only to the extent such actions would be permitted by the foregoing clauses (i) through (iv).

(c) Change of Recommendation.

(i) From the date hereof until the Effective Time or, if earlier, the valid termination of this Agreement in accordance with Section 8.1, except to the extent permitted by Section 6.1(c)(ii) or Section 6.1(c)(iii), neither the Board of Directors nor any committee thereof shall make a Change of Recommendation.

(ii) Notwithstanding anything in this Agreement to the contrary, prior to the time, but not after, the Company Requisite Vote is obtained, if an unsolicited bona fide Acquisition Proposal that did not result from a breach of Section 6.1 is received by the Company and that has not been withdrawn, and the Board of Directors of the Company determines in good faith, after consultation with its outside legal counsel and its financial advisor(s) that such Acquisition Proposal would, if consummated, constitute a Superior Proposal, then the Board of Directors of the Company may, if the Board of Directors of the Company has determined in good faith after consultation with its financial advisors and outside legal counsel, that failure to take such action would be inconsistent with the directors’ fiduciary duties under applicable Law, (x) effect a Change of Recommendation or (y) terminate this Agreement pursuant to Section 8.1(d)(ii) in order to enter into a definitive written agreement providing for such Superior Proposal; provided, however, that the Company pays to Parent any Company Termination Payment required to be paid pursuant to Section 8.2(b)(i); provided further, that, prior to taking such action described in clauses (x) or (y) above, (A) the Company shall give Parent written notice four (4) Business Days in advance (such period from the time the

Company Notice is provided until the end of the fourth (4th) Business Day immediately following the day on which the Company delivered the Company Notice, the “Notice Period”), which notice shall set forth in writing that the Board of Directors of the Company intends to consider whether to take such action and including copies of or the material terms and conditions of the Acquisition Proposal that is the basis of the proposed action of the Board of Directors of the Company and the latest draft of any documentation being negotiated in connection with such Acquisition Proposal (such notice, the “Company Notice”), (B) after giving such Company Notice and prior to taking any action described in clauses (x) or (y) above, the Company shall, and shall direct its Representatives to, negotiate in good faith with Parent (to the extent requested by Parent), to enable Parent to propose such revisions to the terms of this Agreement as would cause such Acquisition Proposal to cease to be a Superior Proposal and (C) at the end of the Notice Period, prior to and as a condition to taking any action described in clauses (x) or (y) above, the Board of Directors of the Company shall take into account in good faith any changes to the terms of this Agreement proposed in writing by Parent in response to the Company Notice and any other information offered by Parent in response to the Company Notice, and shall have determined in good faith after consultation with its outside legal counsel and its financial advisor(s) that such Acquisition Proposal continues to constitute a Superior Proposal and the failure to take such action described in clauses (x) or (y) above would be inconsistent with the directors’ fiduciary duties under applicable Law, if such changes proposed in writing by Parent (if any) were to be given effect. Any amendment or revision to the financial terms or other material amendment, revision or supplement to any Acquisition Proposal will be deemed to be a new Acquisition Proposal for purposes of Section 6.1(d) and this Section 6.1(c)(ii) and require a new Company Notice, except that references in this Section 6.1(c)(ii) to “four (4) Business Days” shall be deemed to be references to “three (3) Business Days” and such three (3) Business Day period shall expire at end of the third (3rd) Business Day immediately following the day on which such new Company Notice is delivered (it being understood and agreed that in no event shall any such additional three (3) Business Day Notice Period be deemed to shorten the initial four (4) Business Day Notice Period).

(iii) Notwithstanding anything in this Agreement to the contrary, prior to the time, but not after, the Company Requisite Vote is obtained, other than as provided in Section 6.1(c)(ii), the Board of Directors of the Company may effect a Change of Recommendation if, and only if, (x) an Intervening Event has occurred, and (y) prior to taking such action, the Board of Directors of the Company has determined in good faith, after consultation with its outside legal counsel and its financial advisor(s), that failure to take such action in response to such Intervening Event would be inconsistent with the directors’ fiduciary duties under applicable Law; provided, however, that prior to effecting such Change of Recommendation, (A) the Company shall give Parent a Company Notice four (4) Business Days in advance, which notice shall include a reasonably detailed description of such Intervening Event, (B) after giving such Company Notice and prior to effecting a Change of Recommendation, the Company shall, and shall direct its Representatives to, negotiate in good faith with Parent (to the extent requested by Parent), to enable Parent to propose revisions to the terms of this Agreement and (C) at the end of the Notice Period, prior to and as a condition to effecting a Change of Recommendation, the Board of Directors of the Company shall take into account in good faith any changes to the terms of this Agreement proposed in writing by Parent in response to the Company Notice and any other information offered by Parent in response to the Company Notice, and shall have determined in good faith after consultation with its outside legal counsel and its financial advisor(s) that (I) such Intervening Event remains in effect and (II) the failure to effect a Change of Recommendation in response to such Intervening Event would be inconsistent with the directors’ fiduciary duties under applicable Law if such changes proposed in writing by Parent (if any) were to be given effect. Any material change to the facts and circumstances relating to any Intervening Event for purposes of Section 6.1(d) and this Section 6.1(c)(iii) shall require a new Company Notice, except that references in this Section 6.1(c)(iii) to “four (4) Business Days” shall be deemed to be references to “three (3) Business Days” (it being understood and agreed that in no event shall any such additional three (3) Business Day Notice Period be deemed to shorten the initial four (4) Business Day Notice Period).

(d) Notice of Acquisition Proposals. The Company agrees that immediately following the date hereof it shall promptly (and in any event within twenty four (24) hours or, if first received on a Saturday, within forty eight (48) hours) give notice to Parent in writing of the receipt of any Acquisition Proposal or any inquiry, proposal, indication of interest or offer regarding, or that could reasonably be expected to lead to, any Acquisition Proposal, including a copy of any inquiry, proposal, indication of interest, offer or Acquisition Proposal that are provided in writing (including any proposed term sheet, letter of intent, acquisition agreement, financing commitment or similar agreement with respect thereto), which notice shall include a copy or a summary of the material terms and conditions of, and the identity of the Person making, such inquiry, proposal indication of interest, offer or Acquisition Proposal and thereafter shall keep Parent informed of the status and material terms of any such inquiries, proposals, indications of interest or offers (including any material amendments or proposed material amendments thereto) and the status of, or any material developments, discussions or negotiations regarding, any such discussions or negotiations, on a reasonably prompt basis (and, in any event within twenty four (24) hours of any such material developments, discussions or negotiations). The Company shall promptly upon receipt or delivery thereof (and in any event within twenty four (24) hours), provide Parent with copies of all drafts and final versions of definitive agreements, including schedules and exhibits thereto relating to any such inquiry, proposal indication of interest, offer or Acquisition Proposal, in each case, exchanged between the Company or any of its Representatives, on the one hand, and the Person making such Acquisition Proposal or any of its Representatives, on the other hand. The Company shall substantially concurrently provide to Parent any nonpublic information concerning the Company provided to any other Person in connection with inquiry, proposal, indication of interest, offer or any Acquisition Proposal that was not previously provided to Parent. The Company agrees that it shall not enter into any confidentiality agreement with any Person subsequent to the date hereof which prohibits the Company from providing information to Parent in accordance with this Section 6.1.

(e) Existing Discussions. The Company agrees that following the date hereof it shall, and shall cause its subsidiaries and direct its and their respective Representatives to, (i) immediately cease any solicitations, discussions or negotiations with any Person (other than the Parties and their respective Representatives) in connection with any inquiry, proposals, indications of interests or offers regarding, or that could reasonably be expected to lead to, an

Acquisition Proposal, in each case that exist as of the date hereof, (ii) promptly (and in any event within two (2) Business Days) request each Person (other than the Parties and their respective Representatives) that has prior to the date hereof executed a confidentiality agreement in connection with its consideration of acquiring the Company to return or destroy all confidential information furnished to such Person by or on behalf of it or any of its subsidiaries or its or their Representatives prior to the date hereof and (iii) promptly (and in any event within twenty four (24) hours) terminate all physical and electronic data access previously granted to such Persons. Notwithstanding anything to the contrary herein, subject to compliance with this Section 6.1, the Company may grant a waiver, amendment or release under any confidentiality or standstill agreement (or any confidentiality or standstill provision of any agreement) to the extent necessary to allow for a confidential Acquisition Proposal to be made to the Company or the Board of Directors so long as (x) the Company promptly notifies Parent thereof (but not the identity of such counterparty) after granting any such waiver, amendment or release and (y) the Board of Directors of the Company has determined in good faith after consultation with its financial advisors and outside legal counsel that failure to take such action would be inconsistent with the directors’ fiduciary duties under applicable Law.

(f) It is agreed that any violation of the foregoing restrictions of this Section 6.1 by any subsidiary of the Company or by any Representative of the Company or of any subsidiary of the Company acting in their authorized capacities on behalf of the Company or any of its subsidiaries shall be deemed to be a breach of this Section 6.1 by the Company.

(g) For purposes of this Agreement, the following terms shall have the meanings assigned below:

(i) “Acquisition Proposal” means any proposal or offer from any Person or group of Persons (other than Parent, Merger Sub or their respective Affiliates) relating to, in a single transaction or series of related transactions, (A) any direct or indirect acquisition, purchase, exclusive license from the Company, joint venture, partnership, collaboration, revenue-sharing arrangement or similar transaction by any Person or group (as defined under Section 13 of the Exchange Act) of KarXT or assets that constitute 20% or more of the net revenues, net income or enterprise value of the consolidated total assets (it being understood that total assets include equity securities of subsidiaries of the Company) of the Company and its subsidiaries, taken as a whole, (B) any direct or indirect acquisition or purchase or issuance resulting in any Person or group (as defined under Section 13 of the Exchange Act) beneficially owning 20% or more of the total voting power of the equity securities of the Company, (C) any tender offer or exchange offer that if consummated would result in any Person or group (as defined under Section 13 of the Exchange Act) beneficially owning 20% or more of the total voting power of the equity securities of the Company, or (D) any merger (including a reverse merger in which the Company is the surviving corporation), reorganization, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company (or any subsidiary of the Company whose business constitutes 20% or more of the net revenues, net income or enterprise value of the consolidated total assets (it being understood that total assets include equity securities of subsidiaries of the Company) of the Company and its subsidiaries, taken as a whole; in each case of clauses (A) through (D), other than the transactions contemplated by this Agreement.

(ii) “Intervening Event” means any event, development, change, effect or occurrence (but specifically excluding any Acquisition Proposal or Superior Proposal or any event, development, change, effect or occurrence resulting from or arising out of a breach of this Agreement by the Company) occurring after the date of this Agreement, that has a material positive effect on the business, financial condition or results of operations of the Company and its subsidiaries, taken as a whole, and that was not known by the Board of Directors of the Company on the date of this Agreement (or, if known, the consequences of which were not reasonably foreseeable by the Board of Directors of the Company as of the date of this Agreement), which becomes known to the Company or to the Board of Directors of the Company after the date of this Agreement; provided that in no event shall (x) changes in the market price or trading volume of any securities of the Company in and of itself or (y) the Company exceeding any internal or published industry analyst projections or forecasts or estimates or revenues or earnings, in and of itself, constitute an Intervening Event (it being understood that, for purposes of clauses (x) and (y), the underlying causes of any such changes or developments may, if they are not otherwise excluded from the definition of “Intervening Event”, be taken into account in determining whether an Intervening Event has occurred).

(iii) “Superior Proposal” means a bona fide and written Acquisition Proposal (except that (x) for purposes of the definition of “Superior Proposal,” the references to “20%” in the definition of Acquisition Proposal shall be deemed to be references to “80% or more” and (y) the references to “license”, “partnership”, “joint venture”, “collaboration” and “revenue-sharing arrangement” in the definition of Acquisition Proposal shall be disregarded and deemed deleted), that the Board of Directors of the Company, after consultation with its outside legal counsel and its financial advisor(s), in good faith determines (x) is reasonably likely to be consummated in accordance with its terms without undue delay and (y) would, if consummated, result in a transaction that is more favorable from a financial point of view to the stockholders of the Company than the transactions contemplated hereby, in each case (clauses (x) and (y)) after taking into account all such factors and matters deemed relevant in good faith by the Board of Directors of the Company and all legal, financial (including the financing terms of any such proposal), regulatory and stockholder approval requirements, the sources, availability and terms of any financing, financing market conditions and the existence of any financing contingency, the likelihood of termination, the likely timing of closing, the identity of and any prior dealings with the Person or Persons making the proposal, timing or other aspects of such proposal and the transactions contemplated hereby and any other aspects considered relevant in good faith by the Board of Directors of the Company and after taking into account any changes to the terms of this Agreement irrevocably offered in writing by Parent in response to such Superior Proposal pursuant to, and in accordance with, Section 6.1(c)(ii).

SECTION 6.2 Proxy Statement.

(a) The Company shall, with the assistance of Parent, prepare and file with the SEC, as promptly as reasonably practicable (and in any event within twenty (20) Business Days) after the date of this Agreement, the Proxy Statement. Parent, Merger Sub and the Company will cooperate with each other in the preparation of the Proxy Statement. Unless the Board of Directors of the Company has made a Change of Recommendation in accordance with Section 6.1(b)(iii), Section 6.1(c)(ii) or Section 6.1(c)(iii), the Recommendation shall be included in the Proxy Statement.

(b) Subject to applicable Law, and anything in this Agreement to the contrary notwithstanding, prior to the filing of the Proxy Statement (or any amendment or supplement thereto), or any dissemination thereof to the stockholders of the Company, or responding to any comments from the SEC with respect thereto, or communicating substantively with the SEC with respect thereto, the Company shall provide Parent and its counsel with a reasonable opportunity to review and to comment on such document or response or communication, which the Company shall consider in good faith. Each of Parent and Merger Sub shall furnish to the Company the information relating to it required by the Exchange Act and the rules and regulations promulgated thereunder to be set forth in the Proxy Statement. The Company shall promptly notify Parent and Merger Sub upon the receipt of any comments from the SEC or its staff or any request from the SEC or its staff for amendments or supplements to the Proxy Statement and shall provide Parent with copies of all correspondence between it and its Representatives, on the one hand, and the SEC and its staff, on the other hand, relating to the Proxy Statement. The Company shall use its reasonable best efforts to (with the assistance of, and after consultation with, Parent) resolve all SEC comments with respect to the Proxy Statement as promptly as reasonably practicable after receipt thereof, including filing any amendments or supplements as may be required. The Company shall file the definitive Proxy Statement with the SEC and cause the definitive Proxy Statement to be mailed to holders of Shares as of the record date established for the Stockholders Meeting promptly after the date on which the Company is made aware that the SEC will not review the Proxy Statement or has no further comments on the Proxy Statement; provided, that if the SEC has failed to affirmatively notify the Company on or prior to the date that is ten (10) calendar days after the initial filing of the Proxy Statement with the SEC that it will or will not be reviewing the Proxy Statement, then such mailing shall occur reasonably promptly after such date and, in any event, no later than five (5) Business Days after such date.

(c) The Company agrees that the Proxy Statement shall comply as to form in all material respects with the requirements of the Exchange Act and that none of the information included or incorporated by reference in the Proxy Statement shall, at the date the Proxy Statement is filed with the SEC or mailed to the holders of Shares, at the time of the Stockholders Meeting, or at the time of any amendment or supplement thereof, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, except that no covenant is made by the Company with respect to statements made in the Proxy Statement based on information supplied by or on behalf of Parent specifically for inclusion or incorporation for reference therein. If at any time prior to the Stockholders Meeting any information relating to the Company or Parent, or any of their respective Affiliates, should be discovered by a Party, which information would require any amendment or supplement to the Proxy Statement so that the Proxy Statement would not include any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, the Party that discovers such information shall promptly notify the other Party and the Company shall prepare

(with the assistance of Parent) and mail to its stockholders such an amendment or supplement, in each case, to the extent required by applicable Law. Each of the Company, Parent and Merger Sub agrees to promptly (i) correct any information provided by it specifically for use in the Proxy Statement if and to the extent that such information shall have become false or misleading in any material respect and (ii) supplement the information provided by it specifically for use in the Proxy Statement to include any information that shall become necessary in order to make the statements in the Proxy Statement, in light of the circumstances under which they were made, not misleading. The Company further agrees to cause the Proxy Statement as so corrected or supplemented promptly to be filed with the SEC and to be disseminated to its stockholders, in each case as and to the extent required by applicable Law.

SECTION 6.3 Stockholders Meeting. The Company, acting through its Board of Directors (or a committee thereof), shall as promptly as reasonably practicable following the date on which the Company is made aware that the SEC will not review the Proxy Statement or has no further comments on the Proxy Statement, take all action required under the DGCL, the Certificate of Incorporation, the Bylaws and the applicable requirements of the NASDAQ Global Market necessary to promptly and duly call, give notice of, convene and hold as promptly as reasonably practicable a meeting of its stockholders for the sole purpose of (a) approving and adopting this Agreement and (b) if and only if required by the DGCL, the Certificate of Incorporation, the Bylaws and the applicable requirements of the NASDAQ Global Market or otherwise mutually agreed, a vote upon other matters of the type customarily brought before a meeting of stockholders in connection with the approval of a merger or the transactions contemplated by a merger agreement (and not any other matters, including any Acquisition Proposal) (including any adjournment or postponement thereof, the “Stockholders Meeting”); provided that the Company may postpone, recess or adjourn such meeting (and shall postpone, recess or adjourn if requested by Parent (but in such case the Company shall not be required to postpone, recess or adjourn the Stockholders Meeting more than twice or more than twenty (20) Business Days in the aggregate)) (i) to the extent required by Law or fiduciary duty, (ii) to allow reasonable additional time to solicit additional proxies to the extent the Company reasonably believes necessary in order to obtain the Company Requisite Vote, (iii) if as of the time for which the Stockholders Meeting is originally scheduled (as set forth in the Proxy Statement) there are insufficient Shares represented (either in person or by proxy) and voting to constitute a quorum necessary to conduct the business of the Stockholders Meeting or (iv) to allow reasonable additional time for the filing and dissemination of any supplemental or amended disclosure which the Board of Directors of the Company has determined in good faith after consultation with outside counsel is necessary under applicable Law or fiduciary duty and for such supplemental or amended disclosure to be disseminated and reviewed by the Company’s stockholders prior to the Stockholders Meeting. Notwithstanding the foregoing, the Company may not, without the prior written consent of Parent (such consent not to be unreasonably withheld, conditioned or delayed), postpone, recess or adjourn the Stockholder Meeting more than a total of three (3) times pursuant to clauses (ii) or (iii) of the immediately preceding sentence, and no such postponement, recess or adjournment pursuant to clauses (ii) or (iii) of the immediately preceding sentence shall be, without the prior written consent of Parent (such consent not to be unreasonably withheld, conditioned or delayed), for a period exceeding twenty (20) Business Days. The Stockholder Meeting shall in no event be scheduled for later than the fortieth (40th) day following the first mailing of the Proxy Statement to the Company’s stockholders without prior written consent of Parent (not to be unreasonably withheld, conditioned or delayed). Promptly, (but in any case within five (5) Business Days) after the date of this Agreement (and thereafter, upon the reasonable request of Parent), the Company shall conduct “broker searches” in accordance with Rule 14a-13 of the Exchange Act in a manner to enable the Stockholder Meeting to be held by such date. Once the Company has established a record date for the Stockholder Meeting, the Company shall not change such record date or establish a different record date for the Stockholder Meeting without the prior written consent of Parent (such consent not to be unreasonably withheld, conditioned or delayed), unless required to do so by applicable Law. The Company, acting through its Board of Directors (or a committee thereof), shall (a) include in the Proxy Statement the Recommendation (subject to Section 6.1(b)(iii)), and, subject to the consent of such Financial Advisor, the written opinion of the Financial Advisor, and (b) subject to Section 6.1(b)(iii), use its reasonable best efforts to obtain the Company Requisite Vote (it being understood that the foregoing shall not require the Board of Directors of the Company to recommend in favor of the adoption of this Agreement if a Change of Recommendation has been effected in accordance with Section 6.1(c)(ii) or Section 6.1(c)(iii)); provided that the Board of Directors of the Company may (A) fail to include the Recommendation in the Proxy Statement, (B) withdraw, modify, amend, qualify or change the Recommendation, (C) fail to recommend in a Solicitation/Recommendation Statement on Schedule 14D-9 against any Acquisition Proposal that is a tender offer or exchange offer subject to Regulation 14D promulgated under the Exchange Act for outstanding Shares (other than by Parent or an Affiliate of Parent), in each case, within ten (10) Business Days after the commencement thereof, it being understood and agreed that, for all purposes of this Agreement, a communication by the Board of Directors of the Company to the stockholders of the Company in accordance with Rule 14d-9(f) of the Exchange Act shall not, in and of itself, be deemed to constitute a Change of Recommendation (so long as any such disclosure does not include any statement that constitutes, and does not otherwise constitute, a Change of Recommendation), (D) adopt, approve, recommend, submit to the stockholders of the Company or declare advisable or make a recommendation other than a rejection of (or publicly proposing to adopt, approve, recommend, submit to the stockholders of the Company or declare advisable or make any recommendation other than a rejection of) any Acquisition Proposal, (E) with respect to a tender offer or exchange offer subject to Regulation 14D promulgated under the Exchange Act for outstanding Shares, fail to publicly reaffirm the Recommendation within ten (10) Business Days of receiving a request from Parent to provide such reaffirmation following a publicly announced Acquisition Proposal; provided, that, Parent may deliver only three (3) such requests with respect to any such Acquisition Proposal or (F) formally resolve to effect or publicly announce an intention or resolution to effect any of the foregoing (any of the actions described in the foregoing clauses (A) through F), a “Change of Recommendation”), in each case solely in accordance with the terms and conditions of Section 6.1(c)(ii) or Section 6.1(c)(iii) and, following such Change of Recommendation, may fail to use such reasonable best efforts; provided, however, that, for the avoidance of doubt, none of (I) the determination by the Board of Directors of the Company that an Acquisition Proposal constitutes a Superior Proposal, (II) the taking of any action by the Company, its Board of Directors or any of its Representatives permitted by Section 6.1(b), (III) the delivery by the Company to Parent of any notice contemplated by Section 6.1(c)(ii) or Section 6.1(c)(iii) or (IV) the public disclosure, in and of itself, of the items in clauses (I) through (III) if required by applicable Law, will in and of itself constitute a Change of Recommendation. The Company shall, upon the reasonable request of Parent, provide Parent with regular updates, and use commercially reasonable efforts to provide at least on a daily basis on each of the last five (5) Business Days prior to the date of the Stockholder Meeting, with respect to the aggregate tally of proxies received by the Company with respect to the Company Requisite Vote.

SECTION 6.4 Further Action; Efforts.

(a) Subject to the terms and conditions of this Agreement, each Party shall (and, in the case of Parent, cause each of its subsidiaries and controlled Affiliates (collectively, the “Parent Group”) to) use their respective reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws and regulations or pursuant to any contract or agreement to cause the conditions to Closing to be satisfied as promptly as reasonably practicable and advisable (and in any event no later than the End Date) and consummate the Merger and the other transactions contemplated by this Agreement as soon as reasonably practicable, including preparing and filing as promptly as reasonably practicable all documentation to effect all necessary notices, reports and other filings, obtaining as promptly as reasonably practicable (and in any event no later than the End Date) all actions or nonactions, waivers, consents, registrations, expirations or terminations of waiting periods, approvals, permits and authorizations necessary or advisable to be obtained from any third party or any Governmental Entity in order to consummate the transactions contemplated by this Agreement and executing and delivering any additional instruments necessary to consummate the transactions contemplated by this Agreement. In furtherance and not in limitation of the foregoing, each Party hereto agrees to file, or cause to be filed, all appropriate Notification and Report Forms pursuant to the HSR Act with respect to the transactions contemplated hereby as promptly as practicable and in any event within ten (10) Business Days of the date hereof (unless otherwise agreed to by the Parties) and to file, or cause to be filed, any filing (or, for jurisdictions where submission of a draft prior to formal notification is appropriate, a draft thereof) required under any other applicable Antitrust Law, including any such filing or draft thereof listed in Section 6.4(a) of the Company Disclosure Letter with respect to the transactions contemplated hereby as promptly as practicable and in any event within thirty (30) Business Days of the date hereof (unless otherwise agreed to by the Parties), and to supply as promptly as reasonably practicable any additional information and documentary material that may be requested pursuant to the HSR Act or such other Antitrust Law and to take any and all other actions necessary, proper or advisable to cause the expiration or termination of the applicable waiting periods under the HSR Act or such other Antitrust Law as soon as practicable.

(b) In connection with the efforts and obligations referenced in Section 6.4(a) to obtain all requisite approvals and authorizations or expiration of waiting periods for the transactions contemplated by this Agreement under the HSR Act or any other applicable Antitrust Law, each of Parent and Merger Sub, on the one hand, and the Company, on the other hand, shall (i) consult and cooperate in all respects with each other in connection with any filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a private party; (ii) subject to applicable Law, furnish to the other Party as promptly as reasonably practicable all information required for any application or other filing to be made by the other Party pursuant to any applicable Law in connection with the transactions contemplated by this Agreement; (iii) promptly notify the other Party of any substantive communication received by such Party from, or given by such Party to, the Federal Trade

Commission (the “FTC”), the Antitrust Division of the Department of Justice (the “DOJ”) or any other U.S. or foreign Governmental Entity and of any substantive communication received or given in connection with any proceeding by a private Party, in each case regarding any of the transactions contemplated hereby and, subject to applicable Law, furnish the other Party promptly with copies of all correspondence, filings and communications between them and the FTC, the DOJ or any other Governmental Entity with respect to the transactions contemplated by this Agreement; (iv) respond as promptly as reasonably practicable to any inquiries received from, and supply as promptly as reasonably practicable any additional information or documentation that may be requested by the FTC, the DOJ or by any other Governmental Entity in respect of such registrations, declarations and filings or such transactions; and (v) permit the other Party to review any substantive communication given by it to, and consult with each other in advance, and consider in good faith the other Party’s reasonable comments in connection with, any filing, notice, application, submission, communication, meeting or conference with, the FTC, the DOJ or any other Governmental Entity or, in connection with any proceeding by a private party, with any other Person. No Party shall independently participate in any substantive meeting or communication with any Governmental Entity in respect of any such filings, investigation or other inquiry relating to Section 6.4(a) or Section 6.4(b) without giving the other Parties sufficient prior notice of the meeting and, to the extent permitted by such Governmental Entity, the opportunity to attend or participate in such substantive meeting or communication. Without limiting the foregoing, neither Parent nor any member of the Parent Group shall withdraw any filing made under the HSR Act or other applicable Antitrust Law or refile such filing, in each case, except with the prior written consent of the Company (such consent not to be unreasonably withheld, conditioned or delayed).

(c) Notwithstanding anything to the contrary set forth in this Agreement, but subject to the obligations under Section 6.4(d), in no event shall Parent or any other member of the Parent Group be required to, and the Company, without the prior written consent of Parent, shall not and shall not agree to, take steps to (x) resolve, avoid, or eliminate impediments or objections, if any, that may be asserted with respect to the transactions contemplated by this Agreement under any Antitrust Law or (y) avoid the entry of, effect the dissolution of, and have vacated, modified, suspended, eliminated, lifted, reversed or overturned, any decree, decision, determination, order or judgment entered or issued, or that becomes reasonably foreseeable to be entered or issued, that would, or would reasonably be expected to, prevent, restrain, enjoin, prohibit, make unlawful, restrict or delay the consummation of the contemplated transactions, including (i) proposing, negotiating, committing to, agreeing to and effecting, by consent decree, hold separate orders or otherwise, the sale, lease, divesture, disposition, or license (or holding separate pending such disposition) of any assets, operations, rights, product lines, licenses, properties, products, rights, services or businesses of Parent or any member of the Parent Group, or the Company or its subsidiaries or any interest therein, (ii) otherwise taking or committing or agreeing to restrictions or actions that after the Effective Time would limit Parent’s, any member of the Parent Group’s, or the Company’s or its subsidiaries’ freedom of action or operations with respect to, or its or their ability to retain, any assets, operations, rights, product lines, licenses, properties, products, rights, services or businesses of Parent, the Parent Group or the Company or its subsidiaries or any interest or interests therein or (iii) agreeing to enter into, modify or terminate existing contractual relationships, contractual rights or contractual obligations, and promptly effecting the sale, lease, license, divestiture, disposal and holding separate of, assets, operations, rights, product lines, licenses, properties, products, rights, services or businesses of Parent, the Parent Group, or the Company or its subsidiaries or any interest or interests therein and the entry into agreements with, and submission to orders of, the relevant Governmental Entity giving effect thereto or to such restrictions or actions.

(d) In the event that any administrative or judicial action or proceeding is instituted (or threatened to be instituted) by a Governmental Entity or private party challenging the Merger or any other transaction contemplated by this Agreement, or any other agreement contemplated hereby, (i) each of Parent, Merger Sub and the Company shall, and Parent shall cause each member of the Parent Group to, cooperate in all respects with each other and use its respective best efforts to contest and resist any such action or proceeding and to have vacated, modified, suspended, eliminated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that is in effect and that prevents, restrains, enjoins, prohibits, makes unlawful, restricts or delays consummation of the transactions contemplated by this Agreement, and (ii) Parent and Merger Sub shall, and Parent shall cause each member of the Parent Group to, defend, at their cost and expense, any action or actions, whether judicial or administrative, in connection with the transactions contemplated by this Agreement. Notwithstanding the foregoing, none of the Company, Parent or any other member of the Parent Group shall be required to agree to any term or take any action in connection with its obligations under this Section 6.4(d) that is not conditioned upon consummation of the Merger. Notwithstanding the foregoing, except as set forth in Article VII, obtaining any approval or consent from any Person pursuant to this Section 6.4 shall not be a condition to the obligations of the Parties to consummate the transactions contemplated by this Agreement. Subject to the terms of this Section 6.4, and subject to Parent consulting with and considering in good faith the views and comments of the Company, Parent shall have the right to (x) direct, devise and implement the strategy for obtaining any necessary approval of, and for responding to any request from, or inquiry or investigation by (including directing the nature and substance of all such responses), and lead all meetings and communications (including any negotiations) with, any Governmental Entity in connection with any regulatory filings made under any applicable Law in connection with the transactions contemplated by this Agreement and (y) control the defense and settlement of any investigation or Proceeding relating to the transactions contemplated by this Agreement.

(e) Notwithstanding the foregoing, commercially or competitively sensitive information and materials of a Party will be provided to the other Party on an outside counsel-only basis while, to the extent feasible, making a version in which the commercial or competitively sensitive information has been redacted available to the other Party. Materials provided to the other Party or its counsel may be redacted to remove references (i) concerning the valuation of the Company, (ii) as necessary to comply with contractual arrangements, (iii) as necessary to address reasonable attorney-client privilege or confidentiality concerns, or (iv) other competitively sensitive material.

(f) Parent will be solely responsible for and pay all filing fees payable to Governmental Entities under any Antitrust Law.

SECTION 6.5 Notification of Certain Matters. The Company shall give prompt notice to Parent, and Parent shall give prompt notice to the Company, of (a) any notice or other communication received by such Party from any Governmental Entity in connection with the Merger or the other transactions contemplated hereby or from any Person alleging that the consent of such Person is or may be required in connection with the Merger or the other transactions contemplated hereby, if the subject matter of such communication or the failure of such Party to obtain such consent would reasonably be expected to be material to the Company, the Surviving Corporation or Parent and (b) any Actions commenced or, to such Party’s knowledge, threatened in writing against, relating to or involving or otherwise affecting such Party or any of its subsidiaries which relate to the Merger or the other transactions contemplated hereby and (c) any event, development, occurrence, circumstance, change or effect that has had or would reasonably be expected to have a Material Adverse Effect or Parent Material Adverse Effect, as applicable, or would reasonably be expected to make the satisfaction of any conditions set forth in Section 7.1, Section 7.2 or Section 7.3, as applicable, impossible on or prior to the End Date; provided that the delivery of any notice pursuant to this Section 6.5 shall not (i) cure any breach of, or non-compliance with, any other provision of this Agreement or (ii) limit the remedies available to the Party receiving such notice. The Parties agree and acknowledge that the Company’s, on the one hand, and Parent’s, on the other hand, compliance or failure of compliance with this Section 6.5 shall not be taken into account for purposes of determining whether the condition referred to in Section 7.2(b) or Section 7.3(b), respectively, shall have been satisfied with respect to performance in all material respects with this Section 6.5.

SECTION 6.6 Access to Information; Confidentiality.

(a) From the date hereof to the Effective Time or the earlier valid termination of this Agreement, upon reasonable prior written notice from Parent, the Company shall, and shall cause its subsidiaries, officers, directors, employees and representatives to, afford Parent and its Representatives reasonable access, consistent with applicable Law, during normal business hours to the Company’s and its subsidiaries’ officers, employees, Contracts, books and records and properties, offices and other facilities; provided, that such access may be limited to the extent the Company or any of its subsidiaries reasonably determines, in light of COVID-19 or applicable COVID-19 Measures, that such access would reasonably be expected to jeopardize the health and safety of any employee of the Company or any of its subsidiaries, it being understood that the Company shall use its commercially reasonable efforts to provide, or cause its subsidiaries to provide, such access in a manner that would not reasonably be expected to jeopardize the health and safety of the employees of the Company and its subsidiaries. Notwithstanding the foregoing, any such investigation or consultation shall be conducted in such a manner as not to interfere unreasonably with the business or operations of the Company or its subsidiaries or otherwise result in any significant interference with the prompt and timely discharge by such officers, employees and other authorized Representatives of their normal duties and shall not include any sampling or testing of any environmental media or building materials or any other environmental sampling or testing.

(b) The foregoing provisions of Section 6.6(a) shall not require and shall not be construed to require the Company to permit any access to any of its officers, employees, agents, Contracts, books or records, or its properties, offices or other facilities, or to permit any inspection, review, sampling or audit, or to disclose or otherwise make available any information that in the reasonable judgment of the Company would (i) result in the disclosure of any trade secrets of any third parties, competitively sensitive information, information concerning the valuation of the Company or any of its subsidiaries or violate the terms of any confidentiality provisions in any agreement with a third party entered into prior to the date of this Agreement, (ii) result in a violation of applicable Law, including any fiduciary duty, (iii) waive the protection of any attorney-client privilege or (iv) result in the disclosure of any Personal Data that would reasonably be expected to expose the Company to liability under applicable Laws. In the event that the Company objects to any request submitted pursuant to and in accordance with Section 6.6(a) and withholds information or properties on the basis of the foregoing clauses (i) through (iv), the Company shall inform Parent as to the general nature of what is being withheld and shall use commercially reasonable efforts to make appropriate substitute arrangements to permit reasonable disclosure or access that does not suffer from any of the foregoing impediments (including, if reasonably requested by Parent, entering into a joint defense agreement with Parent on customary and mutually acceptable terms if requested with respect to any such information). The Company may reasonably designate competitively sensitive material provided to Parent as “Outside Counsel Only Material” or with similar restrictions, which materials and the information contained therein shall be given only to the outside legal counsel of Parent, or otherwise as the restriction indicates, and be subject to any additional confidentiality or joint defense agreement between the Parties. All requests for information or access made pursuant to this Section 6.6 shall be directed to the Person designated by the Company and all information exchanged or made available shall be governed by the terms of the Confidentiality Agreement.

(c) Each of Parent and Merger Sub shall comply with the terms and conditions of the Confidentiality Agreement, dated as of December 14, 2023, between the Company and Parent (as it may be amended from time to time, the “Confidentiality Agreement”), and will hold and treat, and will cause their respective Representatives (as defined in the Confidentiality Agreement) to hold, treat and use, in confidence all documents and information concerning the Company and its subsidiaries furnished to Parent or Merger Sub in connection with the transactions contemplated by this Agreement in accordance with the Confidentiality Agreement, which Confidentiality Agreement shall remain in full force and effect in accordance with its terms.

SECTION 6.7 Stock Exchange Delisting. Prior to the Closing Date, the Company shall cooperate with Parent and use its reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under applicable Laws and rules and policies of the NASDAQ Global Market to enable the delisting by the Surviving Corporation of the Shares from the NASDAQ Global Market as promptly as reasonably practicable after the Effective Time and the deregistration of the Shares under the Exchange Act at the Effective Time.

SECTION 6.8 Publicity. The initial press release regarding the Merger shall be a joint press release in a form and substance mutually agreed by the Company and the Parent and, except in connection with the receipt or existence of an Acquisition Proposal and matters related thereto or a Change of Recommendation (in each case subject to the applicable terms of this Agreement) thereafter, the Company and Parent shall consult with each other prior to issuing, and give each other the reasonable opportunity to review, any press releases or otherwise making public announcements with respect to the Merger and the other transactions contemplated by this Agreement and prior to making any filings with any third party or any Governmental Entity (including any national securities exchange or interdealer quotation service) with respect thereto, except as may be required by applicable Law or by obligations pursuant to any listing agreement with or rules of any national securities exchange or interdealer quotation service or by the request of any Governmental Entity (or, in the case of the Company, by the fiduciary duties of the Board of Directors of the Company as reasonably determined by the Board of Directors of the Company), in each case, as determined in the good faith judgment of the Party proposing to make such release or other public announcement (in which case, such Party shall not issue or cause the publication of such press release or other public announcement without prior consultation with the other Party); provided, that (a) any such press release or public statement as may be required by applicable Law or any listing agreement with any national securities exchange may be issued prior to such consultation if the Party making the release or statement has used its reasonable best efforts to consult with the other Party on a timely basis and provide the other Party with an opportunity to review and comment on any such press release or public statement and (b) each Party may issue public announcements or make other public disclosures regarding this Agreement or the transactions contemplated hereby that consist solely of information previously disclosed in press releases or public statements previously approved by either Party or made by either Party in compliance with this Section 6.8 to the extent such disclosure is consistent in all material respects with the information previously disclosed and still accurate at the time of such disclosure; provided, further, that the first sentence of this Section 6.8 shall not apply to (x) any disclosure of information concerning this Agreement in connection with any dispute between the Parties regarding this Agreement and (y) internal announcements to employees which are not made public. Notwithstanding the foregoing, Parent, Merger Sub and their respective Affiliates may provide ordinary course communications regarding this Agreement and the transactions contemplated hereby to existing or prospective general and limited partners, equity holders, members, managers and investors of any Affiliates of such Person, in each case, who are subject to customary confidentiality restrictions.

SECTION 6.9 Employee Benefits.

(a) For a period of at least 12 months following the Effective Time (or until the date of termination of the relevant Continuing Employee, if earlier), Parent shall provide, or shall cause the Surviving Corporation to provide, to each employee of the Company or its subsidiaries who continues to be employed by the Surviving Corporation or any subsidiary (the “Continuing Employees”), (i) a salary, wage, target bonus opportunity and commissions opportunity that, in the aggregate, are no less favorable than the salary, wage, target bonus opportunity and commissions opportunity that were provided, in the aggregate, to such Continuing Employee immediately prior to the Effective Time; provided, however, that in no event shall any Continuing Employee’s salary be reduced from such Continuing Employee’s salary in effect immediately prior to the Effective Time and provided, further, subject to Section 6.9(a) of the Company Disclosure Letter, (ii) employee benefits (other than severance and termination benefits) that are substantially comparable in the aggregate to, in the discretion of Parent, (A) those provided to such Continuing Employee by the Company (or, if applicable, any of its subsidiaries) immediately prior to the Effective Time under Company Plans listed in Section 3.11(a) of the Company Disclosure Letter (other than under any defined benefit pension, post-employment welfare, nonqualified deferred compensation, severance and termination, retention, change in control, or similar compensation or benefits, equity or equity-based incentive plans or arrangements or employee stock purchase plans (the “Specified Arrangements”)), (B) those provided to such similarly situated employees of Parent or its Affiliates (other than the Specified Arrangements), or (C) a combination of (A) and (B), and (iii) severance and termination benefits that are no less favorable than the severance and termination benefits set forth on Section 6.9(a) of the Company Disclosure Letter.

(b) To the extent that Parent modifies any coverage or benefit plan in which Continuing Employees participate, Parent or any of its subsidiaries (including the Company and any subsidiaries thereof) shall use reasonable best efforts to (i) with respect to any group health plan of Parent or its Affiliates, waive or cause to be waived any pre-existing conditions, exclusions, limitations, actively-at-work requirements, and eligibility waiting periods under any group health plans of Parent or its Affiliates with respect to Continuing Employees and their eligible dependents, (ii) with respect to any group health plan of Parent or its Affiliates, give each Continuing Employee credit for the plan year in which the Effective Time occurs towards applicable deductibles and annual out-of-pocket limits for medical expenses incurred prior to the Effective Time for which payment has been made and (iii) to the extent that it would not result in a duplication of benefits and to the extent that such service was recognized under a similar Company Plan, give each Continuing Employee service credit for such Continuing Employee’s employment with the Company for purposes of eligibility to participate and vesting credit (but excluding eligibility for any defined benefit pension plan or any post-employment welfare benefits or benefit accrual under any defined benefit pension plan) under each applicable Parent benefit plan as if such service had been performed with Parent.

(c) Unless otherwise requested by Parent at least five (5) days prior to the Closing Date, the Company shall, no later than one (1) Business Day prior to the Closing Date, cease contributions to, and adopt a written consent or resolution and take other necessary and appropriate action to terminate the Company’s 401(k) plan (the “Company 401(k) Plan”), with such termination to be effective no later than the Business Day immediately prior to the Closing Date (such Company 401(k) Plan cessation of contributions and termination may be made contingent upon the Closing). The Company shall provide Parent with an advance copy of such proposed consent or resolutions (and any related documents) and a reasonable opportunity to comment thereon prior to adoption or execution. In the event that the Company 401(k) Plan is terminated as set forth in this Section 6.9(c), with respect to each Continuing Employee who participated in the Company 401(k) Plan, Parent shall (i) cause any plan of Parent or its Affiliates that includes a cash or deferred arrangement qualified under Section 401(k) of the Code (the “Parent 401(k) Plan”) to permit and accept rollover contributions of the account balances of such Continuing Employee and (ii) use commercially reasonable efforts to cause the Parent 401(k) Plan to permit and accept as rollover contributions, a maximum of two outstanding loan notes made by such Continuing Employee that are held as assets of the Company 401(k) Plan immediately prior to the Closing, and if the Parent 401(k) Plan permits and accepts as a rollover contribution such loan notes, Parent will use commercially reasonable efforts to permit the Continuing Employee who made such loan note to continue to repay the underlying loan in accordance with its terms in effect immediately prior to Closing.

(d) Nothing in this Agreement shall confer upon any Continuing Employee any right to continue in the employ or service of Parent, the Surviving Corporation or any Affiliate of Parent, or shall interfere with or restrict in any way the rights of Parent, the Surviving Corporation or any Affiliate of Parent, which rights are hereby expressly reserved, to discharge or terminate the services of any Continuing Employee at any time for any reason whatsoever, with or without cause. Notwithstanding any provision in this Agreement to the contrary, nothing in this Section 6.9 shall (i) be deemed or construed to be an amendment or other modification of any Company Plan or any other employee benefit plan, (ii) prevent Parent, the Surviving Corporation or any Affiliate of Parent from amending or terminating any Company Plans or any other employee benefit plan in accordance with their terms or (iii) create any third-party rights in any current or former service provider of the Company or its Affiliates (or any beneficiaries or dependents thereof).

SECTION 6.10 Directors’ and Officers’ Indemnification and Insurance.

(a) From and after the Effective Time through the sixth (6th) anniversary of the date on which the Effective Time occurs, each of Parent and the Surviving Corporation agrees that it will indemnify and hold harmless each present (as of the Effective Time) and former director and officer of the Company or any of its subsidiaries (in each case, when acting in such capacity) (the “Indemnified Parties”), against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages, liabilities or awards paid in settlement incurred in connection with any actual or threatened claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative and whether formal or informal (each, a “Proceeding”), arising out of, relating to or in connection with the fact that such Person is or was a director or officer of the Company or any of its subsidiaries or serving in such capacity at the request thereof or any acts or omissions occurring or alleged to occur prior to the Effective Time in such person’s capacity as a director or officer of the Company or any of its subsidiaries or serving in such capacity at the request thereof, whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent that the Company would have been permitted under Delaware Law and its Certificate of Incorporation and Bylaws in effect on the date of this Agreement to indemnify such Person (and Parent or the Surviving Corporation shall advance expenses (including reasonable legal fees and expenses) incurred in the defense of any Proceeding, including any expenses incurred in enforcing such Person’s rights under this Section 6.10, regardless of whether indemnification with respect to or advancement of such expenses is authorized under the Certificate of Incorporation, the Bylaws or the certificate of incorporation and bylaws, or equivalent organizational documents, of any subsidiary; provided that the Person to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such Person is not entitled to indemnification pursuant to this Section 6.10); provided further that any determination required to be made with respect to whether an officer’s or director’s conduct complies with the standards set forth under Delaware Law and the Company’s Certificate of Incorporation and Bylaws shall be made by independent counsel selected by the Surviving Corporation. In the event of any such Proceeding (x) neither Parent nor the Surviving Corporation shall settle, compromise or consent to the entry of any judgment in any Proceeding in which indemnification could be sought by such Indemnified Party hereunder, unless such settlement, compromise or consent includes an unconditional release of such Indemnified Party from all liability arising out of such Proceeding or such Indemnified Party otherwise consents, and (y) the Surviving Corporation shall reasonably cooperate in the defense of any such matter. In the event any Proceeding is brought against any Indemnified Party and in which indemnification could be sought by such Indemnified Party under this Section 6.10, (i) the Surviving Corporation shall have the right to control the defense thereof after the Effective Time, (ii) each Indemnified Party shall be entitled to retain his or her own counsel, whether or not the Surviving Corporation shall elect to control the defense of any such Proceeding, (iii) the Surviving Corporation shall pay all reasonable fees and expenses of any counsel retained by an Indemnified Party promptly after statements therefor are received, whether or not the Surviving Corporation shall elect to control the defense of any such Proceeding, and (iv) no Indemnified Party shall be liable for any settlement effected without his or her prior express written consent.

(b) Any Indemnified Party wishing to claim indemnification under Section 6.10, upon learning of any such Proceeding, shall promptly notify Parent thereof, but the failure to so notify shall not relieve Parent or the Surviving Corporation of any liability it may have to such Indemnified Party except to the extent such failure materially prejudices the indemnifying Party.

(c) The provisions in the Surviving Corporation’s certificate of incorporation and bylaws with respect to indemnification, advancement of expenses and exculpation of former or present directors and officers shall be no less favorable to such directors and officers than such provisions contained in the Company’s Certificate of Incorporation and Bylaws in effect as of the date hereof, which provisions shall not be amended, repealed or otherwise modified for a period of six years after the Effective Time in any manner that would adversely affect the rights thereunder of any such individuals.

(d) The Company shall purchase from insurance carriers with comparable credit ratings, no later than the Effective Time, a six-year prepaid “tail policy” providing at least the same coverage and amounts containing terms and conditions that are no less advantageous in the aggregate to the insured than the current policies of directors’ and officers’ liability insurance and fiduciary liability insurance maintained by the Company and its subsidiaries with respect to claims arising from facts or events that occurred at or before the Effective Time, including the transactions contemplated hereby, and from insurance carriers having at least an “A” rating by A.M. Best with respect to directors’ and officers’ liability insurance; provided, however, that after the Effective Time, Parent and the Surviving Corporation shall not be required to pay in the aggregate for such coverage under each such policy more than 300% of the last annual premium paid by the Company prior to the date hereof in respect of the coverage required to be obtained pursuant hereto under each such policy, but in such case shall purchase as much coverage as reasonably practicable for such amount. In the event the Company elects to purchase such a “tail policy”, the Surviving Corporation shall (and Parent shall cause the Surviving Corporation to) maintain such “tail policy” in full force and effect for at least six years from the Effective Time and continue to honor their respective obligations thereunder. If the Company elects not to purchase such a “tail policy”, then Parent shall maintain, or shall cause the Surviving Corporation to maintain, at no expense to the beneficiaries, in effect for at least six years from the Effective Time the current policies of the directors’ and officers’ liability insurance and fiduciary liability insurance maintained by the Company (provided that Parent or the Surviving Corporation may substitute therefor policies of at least the same coverage containing terms and conditions which are not less advantageous to any beneficiary thereof) with respect to matters existing or occurring at or prior to the Effective Time and from insurance carriers having at least an “A” rating by A.M. Best with respect to directors’ and officers’ liability insurance; provided, however, that after the Effective Time, Parent and the Surviving Corporation shall not be required to pay in the aggregate for such coverage under each such policy more than 300% of the last annual premium paid by the Company prior to the date hereof in respect of the coverage required to be obtained pursuant hereto under each such policy, but in such case shall purchase as much coverage as reasonably practicable for such amount. Parent agrees to honor and perform under, and to cause the Surviving Corporation to honor and perform under, all indemnification agreements entered into by the Company or any of its subsidiaries with any Indemnified Party that are set forth in Section 6.10(d) of the Company Disclosure Letter.

(e) If Parent or the Surviving Corporation or any of their respective successors or assigns (i) shall consolidate with or merge into any other corporation or entity and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) shall transfer all or substantially all of its properties and assets to any individual, corporation or other entity, then, and in each such case, proper provisions shall be made so that the successors and assigns of Parent or the Surviving Corporation shall assume all of the obligations set forth in this Section 6.10.

(f) The provisions of this Section 6.10 shall survive the Merger for a period of six (6) years following the Effective Time, are intended to be for the benefit of, and shall be enforceable by, each of the Indemnified Parties and their heirs and representatives.

(g) The rights of the Indemnified Parties under this Section 6.10 shall be in addition to any rights such Indemnified Parties may have under the Certificate of Incorporation or Bylaws of the Company or the comparable governing instruments of any of its subsidiaries, or under any applicable Contracts or Laws. Nothing in this Agreement is intended to, shall be construed to or shall release, waive or impair any rights to directors’ and officers’ insurance claims under any policy that is or has been in existence with respect to the Company or any of its subsidiaries or its or their respective officers, directors and employees, it being understood that the indemnification provided for in this Section 6.10 is not prior to, or in substitution for, any such claims under any such policies.

SECTION 6.11 Takeover Statutes. If any Takeover Law is or becomes applicable to the Merger or the other transactions contemplated by this Agreement, each of the Company, Parent and Merger Sub and the members of their respective Boards of Directors shall grant such approvals and shall use reasonably best efforts to take all such actions as are reasonably necessary so that such transactions may be consummated as promptly as reasonably practicable on the terms contemplated by this Agreement and otherwise act to eliminate or minimize the effects of such Takeover Law on such transactions. Nothing in this Section 6.11 shall be construed to permit Parent or Merger Sub to do any act that would constitute a violation or breach of, or as a waiver of any of the Company’s rights under, any other provision of this Agreement.

SECTION 6.12 Transaction Litigation. In the event that any stockholder litigation (including any class action or derivative litigation) related to this Agreement, the Merger or the other transactions contemplated by this Agreement or the, including disclosures made under securities laws and regulations related thereto, is brought against the Company, its officers or any members of its Board of Directors after the date of this Agreement and prior to the Effective Time (the “Transaction Litigation”), the Company shall promptly notify Parent of any such Transaction Litigation and shall keep Parent reasonably informed with respect to the status thereof. The Company shall give Parent the opportunity to participate in (but not control) the defense or settlement of any Transaction Litigation and to review and comment on all material filings and responses to be made by the Company in connection with such Transaction Litigation and shall consider in good faith Parent’s advice with respect to such Transaction Litigation and any such comments. The Company shall not settle or agree to settle any Transaction Litigation without Parent’s prior written consent (which consent shall not be unreasonably withheld, delayed or conditioned).

SECTION 6.13 Obligations of Merger Sub; Obligations of Subsidiaries. Parent shall take all action necessary to cause Merger Sub and, from and after the Effective Time, the Surviving Corporation to perform their respective obligations under this Agreement. The Company shall take all actions necessary to cause its subsidiaries to perform their respective obligations under this Agreement.

SECTION 6.14 Rule 16b-3. Prior to the Effective Time, the Company shall be permitted to take such steps as may be reasonably necessary or advisable hereto to cause any dispositions of Company equity securities (including derivative securities) pursuant to the transactions contemplated by this Agreement by each individual (including any Person who is deemed to be a “director by deputization” under applicable securities Laws) who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company to be exempt under Rule 16b-3 promulgated under the Exchange Act.

SECTION 6.15 ATM Agreement. The Company shall use reasonable best efforts to deliver all notices and take all other actions reasonably requested by Parent or Merger Sub that are required to facilitate, in accordance with the terms thereof, the termination of the Equity Distribution Agreement by and between the Company, Goldman Sachs & Co. and SVB Securities LLC, dated as of June 21, 2023, prior to or at the Effective Time.

SECTION 6.16 Other Matters. The Company shall take the actions set forth on Section 6.16 of the Company Disclosure Letter.

ARTICLE VII

CONDITIONS OF MERGER

SECTION 7.1 Conditions to Obligations of Each Party to Effect the Merger. The respective obligations of each Party to effect the Merger shall be subject to the satisfaction (or written waiver by the Company and Parent (to the extent permitted by applicable Law)) at or prior to the Effective Time of the following conditions:

(a) Stockholder Approval. The Company Requisite Vote shall have been obtained.

(b) Law or Governmental Orders. No Governmental Entity of competent jurisdiction shall have enacted or promulgated any Law, statute, rule, regulation, executive order, decree, ruling, judgment, injunction or other order (whether temporary, preliminary or permanent) to prohibit, restrain, enjoin or make illegal the consummation of the Merger that remains in effect.

(c) Consents. (i) The waiting period (and any extension thereof) applicable to the consummation of the Merger under the HSR Act shall have expired or been earlier terminated and any required approvals thereunder shall have been obtained, (ii) any voluntary agreement with a Governmental Entity entered into by the Parties in accordance with Section 6.4 not to consummate the Merger shall have expired or been terminated, and (iii) each other consent, approval or clearance with respect to, or termination or expiration of any applicable waiting period (and any extensions thereof) imposed under, any Antitrust Laws with respect to the Merger as specified on Section 7.1(c)(iii) of the Company Disclosure Letter shall have been obtained, shall have been received or deemed to have been received or shall have terminated or expired, as the case may be.

SECTION 7.2 Conditions to Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to effect the Merger shall be further subject to the satisfaction (or written waiver by Parent (to the extent permitted by applicable Law)) at or prior to the Effective Time of the following conditions:

(a) Representations and Warranties. Each of the representations and warranties of the Company set forth in (i) Section 3.1 [Organization and Qualification; Subsidiaries], Section 3.2(a) [Certificate of Incorporation and Bylaws], Section 3.3 (other than Section 3.3(a) and the first three sentences of Section 3.3(b)) [Capitalization], Section 3.4 [Authority], Section 3.21 [Opinions of Financial Advisor], Section 3.22 [Brokers] and Section 3.23 [Takeover Statutes] shall be true and correct (without giving effect to any “materiality,” “Material Adverse Effect” or similar qualifiers contained in any such representations and warranties) in all material respects as of the date hereof and as of the Effective Time as though made on and as of such date (except to the extent that any such representation or warranty expressly is made as of an earlier date, in which case such representation and warranty shall be true and correct as of such specified date), (ii) Section 3.3(a) and the first three sentences of Section 3.3(b) [Capitalization] shall be true and correct in all respects as of the date hereof and as of the Effective Time as though made on and as of such date (except to the extent that any such representation or warranty expressly is made as of an earlier date, in which case such representation and warranty shall be true and correct as of such specified date), other than for issuances expressly permitted pursuant to this Agreement and other than for inaccuracies that, in the aggregate, do not increase the aggregate consideration payable by Parent pursuant to Article II in more than a de minimis respect, (iii) Section 3.9(b) [Absence of Certain Changes or Events] shall be true and correct in all respects as of the date hereof and as of the Effective Time as though made on and as of such date and (iv) the other representations and warranties of Article III shall be true and correct in all respects (without giving effect to any “materiality,” “Material Adverse Effect” or similar qualifiers contained in any such representations and warranties) in each case as of the date hereof and as of the Effective Time as though made on and as of such date (except to the extent that any such representation or warranty expressly is made as of an earlier date, in which case such representation and warranty shall be true and correct as of such specified date), except where the failures of any such representations and warranties to be so true and correct, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect;

(b) Performance of Obligations of the Company. The Company shall have performed in all material respects the obligations, and complied in all material respects with the agreements and covenants, required to be performed by, or complied with by, it under this Agreement at or prior to the Effective Time;

(c) No Material Adverse Effect. Since the date of this Agreement no Material Adverse Effect shall have occurred; and

(d) Certificate. Parent shall have received a certificate signed by an executive officer of the Company, certifying that the conditions set forth in Section 7.2(a) [Representations and Warranties], Section 7.2(b) [Performance of Obligations of the Company] and Section 7.2(c) [No Material Adverse Effect] have been satisfied.

SECTION 7.3 Conditions to Obligations of the Company. The obligation of the Company to effect the Merger shall be further subject to the satisfaction (or written waiver by the Company (to the extent permitted by applicable Law)) at or prior to the Effective Time of the following conditions:

(a) Representations and Warranties. Each of the representations and warranties of Parent and Merger Sub set forth in (i) Section 4.1 [Organization] and Section 4.2 [Authority] shall be true and correct (without giving effect to any “materiality,” “Parent Material Adverse Effect” or similar qualifiers contained in any such representations and warranties) in all material respects, as of the date hereof and as of the Effective Time as though made on and as of such date (except to the extent that such representation or warranty expressly is made as of an earlier date, in which case such representation and warranty shall be true and correct as of such specified date), and (ii) the other representations and warranties of Article IV shall be true and correct (without giving effect to any “materiality,” “Parent Material Adverse Effect” or similar qualifiers contained in any such representations and warranties), in each case as of the date hereof and as of the Effective Time as though made on and as of such date (except to the extent that any such representation or warranty expressly is made as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date), except where the failure of any such representations and warranties to be true and correct, individually or in the aggregate, would not reasonably be expected to prevent or have a material adverse effect on the ability of Parent or Merger Sub to consummate the transactions contemplated by this Agreement by the End Date (a “Parent Material Adverse Effect”);

(b) Performance of Obligations of Parent and Merger Sub. Each of Parent and Merger Sub shall have performed in all material respects the obligations, and complied in all material respects with the agreements and covenants, required to be performed by or complied with by it under this Agreement at or prior to the Effective Time; and

(c) Certificate. The Company shall have received a certificate signed by an executive officer of Parent, certifying that the conditions set forth in Section 7.3(a) [Representations and Warranties] and Section 7.3(b) [Performance of Obligations of Parent and Merger Sub] have been satisfied.

ARTICLE VIII

TERMINATION

SECTION 8.1 Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, notwithstanding the Company Requisite Vote having been obtained:

(a) by mutual written consent of Parent and the Company;

(b) by Parent or the Company if any court or other Governmental Entity of competent jurisdiction shall have issued a final order, decree, judgment, injunction or ruling or taken any other final action permanently restraining, enjoining or otherwise prohibiting or making illegal the consummation of the Merger and such order, decree, judgment, injunction, ruling or other action is or shall have become final and non-appealable (a “Restraint”); provided that the right to terminate this Agreement pursuant to this Section 8.1(b) shall not be available to the Party seeking to terminate if any action of such Party (or, in the case of Parent, of Merger Sub) or the failure of such Party (or, in the case of Parent, of Merger Sub) to perform any of its obligations under this Agreement required to be performed at or prior to the Effective Time has been the primary cause of or primarily resulted in such Restraint;

(c) by either Parent or the Company if the Effective Time shall not have occurred on or before 5:00 p.m. (New York Time) on December 23, 2024 (as such date may be extended pursuant to this Agreement, the “End Date”); provided, however, that if any of the conditions to the Closing set forth in Section 7.1(b) [Law or Governmental Orders] (solely as it relates to any Antitrust Laws), or Section 7.1(c) [Consents] has not been satisfied or waived on or prior to such date but all other conditions to Closing set forth in Article VII have been satisfied (other than those conditions that by their nature are to be satisfied at the Closing, so long as such conditions are reasonably capable of being satisfied if the Closing were to occur on the End Date) or waived, the End Date shall automatically and without the need for any further action by any Person become 5:00 p.m. (New York Time) on June 23, 2025 (and all references to the End Date herein shall be as so extended); provided that the right to terminate this Agreement pursuant to this Section 8.1(c) shall not be available to the Party seeking to terminate if any action of such Party (or, in the case of Parent, of Merger Sub) or the failure of such Party (or, in the case of Parent, of Merger Sub) to perform any of its obligations under this Agreement required to be performed at or prior to the Effective Time has been the primary cause of or primarily resulted in the failure of the Effective Time to occur on or before the End Date.

(d) by written notice from the Company:

(i) if there shall have been a breach of any representation, warranty, covenant or agreement on the part of Parent or Merger Sub contained in this Agreement, such that the conditions set forth in Section 7.3(a) [Representations and Warranties] or Section 7.3(b) [Performance of Obligations of Parent and Merger Sub] would not be satisfied and, in either such case, such breach is not curable in a manner sufficient to allow the satisfaction of such conditions or, if curable, is not cured in a manner sufficient to allow the satisfaction of such conditions prior to the earlier of (A) 30 days after written notice thereof is given by the Company to Parent or (B) the End Date; provided that the Company shall not have the right to terminate this Agreement pursuant to this Section 8.1(d)(i) if the Company is then in breach of any of its covenants or agreements contained in this Agreement such that the conditions set forth in Section 7.2(a) [Representations and Warranties] or Section 7.2(b) [Performance of Obligations of the Company] would not be satisfied; or

(ii) prior to obtaining the Company Requisite Vote, in order to enter into a definitive agreement providing for a Superior Proposal substantially concurrently with such termination, subject to the Company and the Board of Directors of the Company having complied with the terms and conditions of Section 6.1 [Non-Solicitation; Acquisition Proposals; Change of Recommendation] with respect to such Superior Proposal and Acquisition Proposal that was a precursor thereto; provided that the Company pays the Company Termination Payment at or prior to the time of such termination in accordance with Section 8.2(b)(i) (it being understood that the Company may enter into such definitive agreement simultaneously with such termination of this Agreement);

(e) by written notice from Parent if:

(i) there shall have been a breach of any representation, warranty, covenant or agreement on the part of the Company contained in this Agreement, such that the conditions set forth in Section 7.2(a) [Representations and Warranties] or Section 7.2(b) [Performance of Obligations of the Company] would not be satisfied and, in either such case, such breach is not curable in a manner sufficient to allow the satisfaction of such conditions or, if curable, is not cured in a manner sufficient to allow the satisfaction of such conditions prior to the earlier of (A) 30 days after written notice thereof is given by Parent to the Company or (B) the End Date; provided that Parent shall not have the right to terminate this Agreement pursuant to this Section 8.1(e)(i) if Parent or Merger Sub is then in breach of any of its covenants or agreements contained in this Agreement such that the conditions set forth in Section 7.3(a) [Representations and Warranties] or Section 7.3(b) [Performance of Obligations of Parent and Merger Sub] would not be satisfied; or

(ii) prior to obtaining the Company Requisite Vote, if the Board of Directors of the Company shall have made, prior to obtaining the Company Requisite Vote, a Change of Recommendation; or

(f) by either Parent or the Company if the Company Requisite Vote shall not have been obtained at the Stockholders Meeting duly convened therefor or at any adjournment or postponement thereof, in each case, at which a vote on the adoption of this Agreement was taken.

SECTION 8.2 Effect of Termination.

(a) In the event of the valid termination of this Agreement pursuant to Section 8.1 [Termination], this Agreement shall forthwith become void and there shall be no liability or obligation on the part of any Party hereto, except as provided in Section 6.6(c) [Access to Information; Confidentiality], Section 6.8 [Publicity], this Section 8.2, Section 8.3 [Expenses] and Article IX, which shall survive such termination in accordance with its terms and conditions; provided that nothing herein shall relieve any Party hereto of any liability for damages resulting from (i) such Party’s common law fraud or (ii) such Party’s Willful Breach, in each case, prior to such termination by any Party hereto. The Parties acknowledge and agree that nothing in this Section 8.2 shall be deemed to affect their right to specific performance in accordance with the terms and conditions set forth in Section 9.12.

(b) In the event that:

(i) this Agreement is validly terminated by the Company pursuant to Section 8.1(d)(ii) [Superior Proposal] or by Parent pursuant to Section 8.1(e)(ii) [Change of Recommendation], then the Company shall pay the Company Termination Payment to Parent (or one or more of its designees), at or prior to the time of termination in the case of a termination pursuant to Section 8.1(d)(ii) [Superior Proposal] or as promptly as reasonably practicable in the case of a termination pursuant to Section 8.1(e)(ii) [Change of Recommendation] (and, in any event, within two (2) Business Days following such termination), payable by wire transfer of immediately available funds to the account or accounts designated in writing by Parent to the Company for such purpose.

(ii) this Agreement is validly terminated by either Parent or the Company pursuant to Section 8.1(c) [End Date] or Section 8.1(f) [Company Requisite Vote] or Parent pursuant to Section 8.1(e)(i) [Breach by the Company] and (A) at any time after the date of this Agreement and prior to the taking of a vote to approve this Agreement at the Stockholders Meeting or any postponement or adjournment thereof (or, if earlier, prior to the termination of this Agreement) an Acquisition Proposal shall have been made to the Company, an Acquisition Proposal shall have been made directly to the Company’s stockholders, or an Acquisition Proposal shall have otherwise become publicly known, and, in each case, such Acquisition Proposal shall have not been withdrawn prior to (x) such termination (with respect to a termination pursuant to Section 8.1(c) [End Date] or Section 8.1(e)(i) [Breach by the Company]) or (y) the taking of a vote to approve this Agreement (with respect to termination pursuant to Section 8.1(f) [Company Requisite Vote]) and (B) within twelve (12) months after such termination, the Company shall have entered into a definitive agreement with respect to an Acquisition Proposal (which is subsequently consummated) or shall have consummated an Acquisition Proposal, then, in any such event, the Company shall pay to Parent the Company Termination Payment, such payment to be made within two (2) Business Days from the consummation of such Acquisition Proposal, by wire transfer of immediately available funds to the account or accounts designated in writing by Parent to the Company for such purpose. For the purpose of this Section 8.2(b)(ii), all references in the definition of the term Acquisition Proposal to “20% or more” will be deemed to be references to “more than 50%”.

(iii) this Agreement is validly terminated (a) pursuant to Section 8.1(b) [Restraint] due to a Restraint arising in connection with any Antitrust Laws or (b) pursuant to Section 8.1(c) [Failure to Close by End Date] and, at the time of such termination, (A) any of the conditions to the Closing set forth in Section 7.1(b) [Law or Governmental Orders] (solely as it relates to any Antitrust Laws), or Section 7.1(c) [Consents] has not been satisfied or waived and

(B) all other conditions to Closing set forth in Article VII have been satisfied (other than those conditions that by their nature are to be satisfied at the Closing, so long as such conditions are reasonably capable of being satisfied at the Closing) or waived, then Parent shall pay to the Company a fee of $600,000,000 (the “Parent Termination Fee”) by wire transfer of immediately available funds to the account or accounts designated in writing by the Company to Parent for such purpose, such payment to be made within two (2) Business Days of the applicable termination.

(c) The Parties acknowledge and hereby agree that each of the Company Termination Payment and the Parent Termination Fee, as applicable, if, as and when required pursuant to this Section 8.2, shall not constitute a penalty but will be liquidated damages, in a reasonable amount that will compensate the party receiving such amount in the circumstances in which it is payable for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the Merger, which amount would otherwise be impossible to calculate with precision. The Parties acknowledge and hereby agree that in no event shall either the Company be required to pay the Company Termination Payment or Parent be required to pay the Parent Termination Fee, as the case may be, on more than one occasion.

(d) Each of the Company, Parent and Merger Sub acknowledges that the agreements contained in this Section 8.2 are an integral part of the transactions contemplated by this Agreement and that, without these agreements, the Parties would not enter into this Agreement. If the Company fails to timely pay an amount due pursuant to Section 8.2(b)(i) or Section 8.2(b)(ii), or Parent fails to timely pay an amount due pursuant to Section 8.2(b)(iii), and, in order to obtain such payment, Parent or Merger Sub, on the one hand, or the Company, on the other hand, commences a suit that results in a judgment against the Company for the amount set forth in Section 8.2(b)(i) or Section 8.2(b)(ii), or any portion thereof, or a judgment against Parent for the amount set forth in Section 8.2(b)(iii), or any portion thereof, the Company shall pay to Parent, or Parent shall pay to the Company, as applicable, its reasonable and documented out-of-pocket costs and expenses (including reasonable and documented out-of-pocket attorneys’ fees and the reasonable and documented out-of-pocket fees and expenses of any expert or consultant engaged by the Company) in connection with such suit, together with interest on the amount of such payment from the date such payment was required to be made until the date of payment at the prime rate, plus 2%, as published in The Wall Street Journal, Eastern Edition in effect on the date of such payment. Any amount payable pursuant to Section 8.2(b) shall be paid by the applicable Party by wire transfer of same day funds prior to or on the date such payment is required to be made under Section 8.2(b).

(e) Notwithstanding anything to the contrary in this Agreement, in any circumstance in which this Agreement is terminated and Parent is paid the Company Termination Payment from the Company pursuant to this Section 8.2, (i) the Company Termination Payment and, if applicable, the costs and expenses of Parent pursuant to Section 8.2(d) shall, subject to Section 9.12 [Specific Performance], be the sole and exclusive monetary remedy of Parent and Merger Sub against the Company, its subsidiaries or any of their respective former, current or future general or limited partners, stockholders, controlling Persons, managers, members, directors, officers, employees, Affiliates, affiliated (or commonly advised) funds, representatives, agents or any of their respective assignees or successors or any former, current or future general or limited partner, stockholder, controlling Person, manager, member, director, officer, employee, Affiliate, affiliated (or commonly advised) funds, representative, agent, assignee or successor of any of the foregoing (collectively, the “Company Related Parties”) for any loss or damage suffered as a result of the failure of the Merger or the other transactions contemplated by this Agreement to be consummated or for a breach of, or failure to perform under, this Agreement or any certificate or other document delivered in connection herewith or otherwise or in respect of any oral representation made or alleged to have been made in connection herewith or therewith (collectively, the “Company Transaction Obligations”), and (ii) upon payment of such amounts, none of the Company Related Parties shall have any further liability or obligation relating to or arising out of this Agreement or any other Company Transaction Obligations or in respect of representations made or alleged to be made in connection herewith or in connection with any other Company Transaction Obligations, whether in equity or at law, in contract, in tort or otherwise, except, in the case of each of clauses (i) and (ii), that nothing shall relieve the Company of (x) its obligations under Section 6.6(c) [Access to Information; Confidentiality] and Section 6.8 [Publicity] and (y) any liability for damages resulting from or arising out of (A) the Company’s common law fraud or (B) the Company’s Willful Breach.

(f) Notwithstanding anything to the contrary in this Agreement, in any circumstance in which this Agreement is terminated and the Company is paid the Parent Termination Fee from Parent pursuant to this Section 8.2, (i) the Parent Termination Fee and, if applicable, the costs and expenses of the Company pursuant to Section 8.2(d) shall, subject to Section 9.12 [Specific Performance], be the sole and exclusive monetary remedy of the Company against Parent, Merger Sub or any of their respective former, current or future general or limited partners, stockholders, controlling Persons, managers, members, directors, officers, employees, Affiliates, affiliated (or commonly advised) funds, representatives, agents or any of their respective assignees or successors or any former, current or future general or limited partner, stockholder, controlling Person, manager, member, director, officer, employee, Affiliate, affiliated (or commonly advised) fund, representative, agent, assignee or successor of any of the foregoing (collectively, the “Parent Related Parties”) for any loss or damage suffered as a result of the failure of the Merger or the other transactions contemplated by this Agreement to be consummated or for a breach of, or failure to perform under, this Agreement or any certificate or other document delivered in connection herewith or otherwise or in respect of any oral representation made or alleged to have been made in connection herewith or therewith (collectively, the “Parent Transaction Obligations”) and (ii) upon payment of such amounts, none of the Parent Related Parties shall have any further liability or obligation relating to or arising out of this Agreement or any other Parent Transaction Obligations or in respect of representations made or alleged to be made in connection herewith or in connection with any other Parent Transaction Obligations, whether in equity or at law, in contract, in tort or otherwise, except, in case of each of clauses (i) and (ii), that nothing shall relieve Parent of (x) its obligations under Section 6.6(c) [Access to Information; Confidentiality], and Section 6.8 [Publicity] and (y) any liability for damages resulting from or arising out of (A) Parent’s common law fraud or (B) Parent’s Willful Breach.

SECTION 8.3 Expenses. Except as otherwise specifically provided herein, each Party shall bear its own expenses in connection with this Agreement and the transactions contemplated hereby. Filing fees incurred in connection with obtaining any consents or making any filings under any Antitrust Law shall be borne by Parent. Out-of-pocket expenses incurred in connection with the filing, printing and mailing of the Proxy Statement shall be shared equally by Parent and the Company.

ARTICLE IX

GENERAL PROVISIONS

SECTION 9.1 Non-Survival of Representations, Warranties, Covenants and Agreements. None of the representations, warranties, covenants and agreements in this Agreement or in any instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants and agreements, shall survive the Effective Time, except for (a) those covenants and agreements contained herein that by their terms apply or are to be performed in whole or in part after the Effective Time and (b) those contained in this Article IX.

SECTION 9.2 Modification or Amendment. Subject to the provisions of applicable Law, at any time prior to the Effective Time, the Parties may modify or amend this Agreement only by written agreement, executed and delivered by duly authorized officers of the respective Parties.

SECTION 9.3 Waiver. At any time prior to the Effective Time, any Party hereto may (a) extend the time for the performance of any of the obligations or other acts of the other Parties, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) subject to the requirements of applicable Law, waive compliance with any of the covenants, agreements or conditions contained herein. Any such extension or waiver shall only be valid if set forth in an instrument in writing signed by the Party or Parties to be bound thereby and specifically referencing this Agreement. The failure or delay of any Party to assert any rights or remedies shall not constitute a waiver of such rights or remedies, nor shall any single or partial exercise thereof preclude any other or further exercise of any other right or remedy hereunder. For purposes of this Section 9.3, Parent and Merger Sub shall be treated collectively as a single Party.

SECTION 9.4 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery (i) in person, (ii) by e-mail (so long as such transmission does not generate an error message or notice of non-delivery) or (iii) by nationally recognized overnight courier service, when delivered (with proof of delivery) or registered or certified mail (postage prepaid, return receipt requested), when delivered (with proof of delivery) to the respective Parties at the following addresses (or at such other address for a Party as shall be specified by like notice):

(a)	if to Parent or Merger Sub:

Bristol-Myers Squibb Company

Route 206 & Province Line Road

Princeton, New Jersey 08540

Attention: Executive Vice President, Strategy and Business Development

with a copy (which shall not constitute notice) to:

Bristol-Myers Squibb Company

Route 206 & Province Line Road

Princeton, New Jersey 08540

Attention: Senior Vice President and Associate General Counsel, Transactions Law

Email: transactionslegal@bms.com

and

Covington & Burling LLP

One City Center

850 Tenth Street, NW

Washington, DC 20001-4956

Attention: Catherine Dargan

Michael Riella

Andrew Fischer

Email:           cdargan@cov.com

mriella@cov.com

afischer@cov.com

(b)	if to the Company:

Karuna Therapeutics, Inc.

99 High Street, 26th Floor

Boston, Massachusetts 02110

Attention:       Mia Kelley

Email:             mkelley@karunatx.com

with an additional copy (which shall not constitute notice) to:

Simpson Thacher & Bartlett LLP

425 Lexington Avenue

New York, NY 10017

Attention: Alan M. Klein

Eric M. Swedenburg

Jakob Rendtorff

Email:           aklein@stblaw.com

eswedenburg@stblaw.com

jrendtorff@stblaw.com

SECTION 9.5 Certain Definitions. For purposes of this Agreement, the term:

(a) “Acceptable Confidentiality Agreement” means a confidentiality agreement (i) containing confidentiality and use provisions on terms no less favorable in the aggregate to the Company than the corresponding terms in the Confidentiality Agreement (except for such changes specifically necessary in order for the Company to be able to comply with its obligations under this Agreement) and (ii) that does not prohibit the Company from providing information to Parent in accordance with Section 6.1 or otherwise prohibit the Company from complying with its obligations under this Agreement, provided that such confidentiality agreement need not include any “standstill” or similar terms.

(b) “Affiliate” means, with respect to any Person, any other Person directly or indirectly, through one or more intermediaries, controlling, controlled by, or under common control with, such Person;

(c) “Antitrust Law” means the Sherman Antitrust Act of 1890, the Clayton Antitrust Act of 1914, the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the “HSR Act”), the Federal Trade Commission Act of 1914 and all other federal, state and foreign, if any, statutes, rules, regulations, orders, decrees, administrative and judicial doctrines and other laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition, and any Foreign Investment Law;

(d) “Business Day” means any day on which the principal offices of the SEC in Washington, D.C. are open to accept filings or, in the case of determining a date when any payment is due, any day other than a Saturday or Sunday or a day on which banks are required or authorized to close in the City of New York, New York;

(e) “Collaboration Partners” means any of the Company’s or any its subsidiaries’ licensees or licensors or any third party with which the Company or any of its subsidiaries’ has entered into a Material Contract that relates to the research, development, supply, manufacturing, testing, import, export, distribution or commercialization of any of the Company’s product candidates;

(f) “Company Equity Award” means any Option or Company RSU issued and outstanding, or authorized to be issued, pursuant to the Company Stock Plans;

(g) “Company ESPP” means the Karuna Therapeutics, Inc. 2019 Employee Stock Purchase Plan, as may be amended from time to time;

(h) “Company IP” means all Intellectual Property (i) owned or purported to be owned (wholly or jointly with others) by the Company or any of its subsidiaries; (ii) exclusively licensed or exclusively sublicensed to the Company or any of its subsidiaries; or (iii) used or intended for use by the Company or any of its subsidiaries and material to the business of the Company or any of its subsidiaries;

(i) “Company RSU” means each restricted stock unit payable in Shares, whether granted pursuant to the Company Stock Plans or otherwise;

(j) “Company Stock Plans” means the Karuna Therapeutics, Inc. 2019 Stock Option and Incentive Plan and Karuna Therapeutics, Inc. 2009 Stock Incentive Plan, as each may be amended from time to time;

(k) “Company Termination Payment” means an amount equal to $490,000,000;

(l) “control” (including the terms “controlling”, “controlled”, “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of a Person, whether through the ownership of voting securities, by contract or otherwise;

(m) “COVID-19” means SARS-CoV-2 or COVID-19, and any evolutions or mutations thereof and any epidemics, pandemic or outbreaks thereof;

(n) “COVID-19 Measures” means any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, closure, sequester, safety or similar Laws, guidelines or recommendations promulgated by any Governmental Entity, including the Centers for Disease Control and Prevention and the World Health Organization, in each case, in connection with or in response to COVID-19 (including the Families First Coronavirus Response Act, Pub. L. No. 116-127, Coronavirus Aid, Relief and Economic Security Act Pub. L. No. 116-136, Presidential Memorandum on Deferring Payroll Tax Obligations in Light of the Ongoing COVID-19 Disaster issued on August 8, 2020 by the President of the United States, and Consolidated Appropriations Act, 2021, Pub. L. 116-260, in each case, together with any administrative or other guidance published with respect thereto by any Governmental Entity);

(o) “Environmental Laws” shall mean all Laws regarding protection of human health and safety (to the extent relating to exposure to Hazardous Materials or employee health and safety) or protection of the environment, including any such Laws related to releases of Hazardous Materials, that are promulgated and in effect on or prior to the Closing Date;

(p) “Export Control Laws” means United States and applicable foreign export control Laws, including statutory and regulatory requirements under the U.S. Export Administration Act, U.S. Export Administration Regulations, U.S. Arms Export Control Act, U.S. International Traffic in Arms Regulations, and their respective implementing rules and regulations administered by the U.S. State Department, U.S. Commerce Department, and other similar export control Laws or restrictions applicable to the Company, its subsidiaries and its and their operations from time to time;

(q) “FDA” means the United States Food and Drug Administration;

(r) “Foreign Investment Law” means any federal, state, foreign, and transnational statutes, rules, regulations, orders, decrees, administrative and judicial doctrines and other Laws that are designed or intended to screen, prohibit, restrict or regulate investments on cultural, public order or safety, privacy, or national or economic security grounds;

(s) “GAAP” means the generally accepted accounting principles as of the time of the relevant financial statements referred to herein;

(t) “Governmental Health Program” means any federal health program as defined in 42 U.S.C. § 1320a-7b(f), including Medicare, Medicaid, TRICARE, CHAMPVA, and state healthcare programs (as defined therein), and any health insurance program for the benefit of federal employees, including those under chapter 89 of title 5, United States Code, and any other healthcare program administered by a Governmental Entity;

(u) “Hazardous Materials” shall mean any substance, chemical, material or waste defined, regulated, or listed as hazardous or toxic or as a pollutant or contaminant, or words of similar meaning, by any applicable Environmental Law;

(v) “Healthcare Laws” shall mean: (i) Titles XVIII and XIX of the Social Security Act; (ii) the federal Anti-Kickback Statute (42 U.S.C. § 1320a-7b(b)); (iii) the federal False Claims Act (31 U.S.C. § 3729 et seq.); (iv) the criminal False Statements Law (42 U.S.C. § 1320a-7b(a)); (v) the federal Civil Monetary Penalties Law (42 U.S.C. § 1320a-7a); (vi) the federal Program Fraud Civil Remedies Act (31 U.S.C. § 3801 et seq.); (vii) the Federal Food, Drug, and Cosmetic Act (21 U.S.C. §§ 301 et seq.); (viii) the federal Open Payments Law (42 U.S.C. § 1320a-7h); and (ix) each of their state and foreign equivalents, in each case as amended, and the regulations that implement such Laws;

(w) “Incidental Contracts” shall mean (i) shrink-wrap, click-wrap and off-the-shelf Contracts for commercially available software or services, (ii) non-exclusive licenses, sublicenses or other rights granted to subcontractors or vendors of the Company or any of its subsidiaries solely for the purposes of performing the relevant services for and on behalf of the Company or its subsidiaries in the ordinary course of business consistent with past practice, and (iii) non-disclosure agreements granted by the Company or any of its subsidiaries to vendors, third party service providers and other similar contractors, in each case, entered into in the ordinary course of business consistent with past practice;

(x) “Indebtedness” means, without duplication, (i) any indebtedness for borrowed money (including the issuance of any debt security), including that portion of obligations with respect to any capital leases that is classified as a liability on a balance sheet in conformity with GAAP, owing to any Person other than the Company or its subsidiaries, (ii) any obligations evidenced by notes, bonds, debentures or similar Contracts for indebtedness for borrowed money owing to any Person other than the Company or its subsidiaries, (iii) any reimbursement obligations in respect of letters of credit and bankers’ acceptances (other than obligations in respect of letters of credit and bankers’ acceptances used as security for leases), (iv) all indebtedness created with respect to, or arising under, any deferred purchase price of real property, any conditional sale or other title retention agreement with respect to real property acquired or (v) any guaranty of any such obligations described in clauses (i) through (iv) of any Person other than a the Company or any of its subsidiaries (other than, in any case, accounts payable to trade creditors and accrued expenses, in each case, arising in the ordinary course of business consistent with past practice);

(y) “Intellectual Property” means all intellectual property and proprietary rights of any kind or nature, whether protected, created or arising under any Law, anywhere in the world, including: (i) (A) patents, patent applications and all related provisionals, continuations, continuations-in-part, divisionals, reissues, re-examinations, substitutions, extensions thereof, and registrations, renewals and foreign counterparts related to the foregoing (“Patents”); (B) copyrights, works of authorship and all registrations, applications, renewals, and foreign counterparts for the foregoing; (C) trademarks, service marks, domain names, trade names, corporate names, logos, social media identifiers, trade dress and other source indicators and the goodwill of the business symbolized thereby and all registrations, applications, renewals, and foreign counterparts for the foregoing; (D) know-how, trade secrets and similar proprietary rights in confidential information of any kind, including in inventions, discoveries, analytic models, improvements, processes, techniques, formulations and specifications; (E) rights in databases, data collection, data sets and aggregated data; and (F) all rights to sue for past, present and future infringements, misappropriations or other violations of any of the foregoing and to secure or recover the proceeds of the foregoing, including licenses, royalties, income, payments, claims and damage;

(z) “IT Systems” means all hardware, software, computer systems, databases, websites, applications, networks, telecommunications systems and other information technology assets, equipment and infrastructure;

(aa) “knowledge” (i) with respect to the Company means the actual knowledge of any of the individuals listed in Section 9.5(v) of the Company Disclosure Letter and all knowledge which would reasonably have been expected to be obtained by such individuals after making reasonable inquiry of their direct reports, and (ii) with respect to Parent or Merger Sub means the actual knowledge of the executive officers of Parent;

(bb) “Law” means any transnational, federal, state, local, municipal, foreign or other law, statute, act, constitution, principle of common law, ordinance, code, decree, order, judgment, writ, rule, regulation, ruling, determination or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Entity and any award, order, ruling or decision of an applicable arbitrator or arbitration panel;

(cc) “Lease” means any lease or sublease for any Leased Real Property;

(dd) “Lien” shall mean any lien, encumbrance, license, sublicense, covenant not to sue, right of first refusal, security interest, pledge, charge, claim or defect or imperfection of title;

(ee) “Material Adverse Effect” means any event, development, change, effect or occurrence (“Effect”) that, individually or in the aggregate with all other Effects, has a material adverse effect on (x) or with respect to the assets, business, results of operation or financial condition of the Company and its subsidiaries taken as a whole or (y) the Company’s ability to consummate, or prevents the consummation of, the transactions contemplated by this Agreement, including the Merger, by the End Date, provided that, for purposes of the preceding clause (x), no Effects relating to, arising out of or in connection with or resulting from any of the following shall be deemed, either alone or in combination with any of the following, to constitute or contribute to a Material Adverse Effect or be taken into account in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur: (i) general conditions, changes or developments in the economy or the financial, debt, capital, credit or securities markets or political, business, legislative or regulatory conditions in the United States or elsewhere in the world, including as a result of changes in geopolitical conditions, including changes in interest rates or exchange rates, supply chain disruptions, or any suspension of trading in securities on any securities exchange, (ii) general conditions, changes or developments in the industries in which the Company or its subsidiaries operate or where the Company’s products or services are researched, developed, tested, manufactured, labeled, packaged, distributed or sold, (iii) changes in any applicable Laws or regulations or applicable accounting regulations or principles or interpretation or enforcement thereof after the date of this Agreement, (iv) any epidemic, pandemic or other outbreak of illness or disease or public health event (including worsening of COVID-19 or any changes, after the date hereof, in COVID-19 Measures or changes, after the date hereof, in the interpretation, implementation or enforcement thereof), (v) the execution and delivery of this Agreement or the public announcement or pendency of the Merger or other transactions contemplated hereby, including any adverse impact thereof on relationships, contractual or otherwise, with customers, lessors, suppliers, vendors, investors, lenders, partners, distributors, financing sources, contractors, officers, directors or employees of the Company and its subsidiaries, any Transaction Litigation or the performance of this Agreement and the transactions contemplated hereby, including compliance with the covenants set forth herein and any action taken or omitted to be taken by the Company at the written request of Parent or Merger Sub, (vi) any actions expressly required under this Agreement, including to obtain any approval or authorization under applicable antitrust or competition or other Laws for the consummation of the Merger, (vii) any action taken (or not taken) by the Company or any of its subsidiaries (A) that is required to be taken (or not to be taken) by this Agreement and for which the Company shall have requested in writing Parent’s consent to permit its non-compliance and Parent shall not have granted such consent or (B) at the written request of Parent, which action taken (or not taken) is not required under the terms of this Agreement, (viii) any hurricane, cyclone, tornado, earthquake, flood, tsunami, wildfire, natural or man-made disaster, act of God or other comparable events or outbreak or escalation of hostilities or war (whether or not declared), military actions or any act of sabotage, terrorism, civil unrest, civil disobedience, national emergency or national or international political or social conditions (including, in each case, any escalation or worsening of any of the foregoing), (ix) any decline in the market price or trading volume of the Shares or the credit rating of the Company (provided that the exception in this clause (ix) shall not prevent or otherwise affect a determination that any Effects underlying such change has resulted in, or contributed to, a Material Adverse Effect (if not otherwise falling within any of the exceptions in clauses (i) through (viii) and (x))), and (x) any failure by the Company to meet any published analyst estimates or expectations of the Company’s revenue, earnings or other financial performance or results of operations for any period, in and of itself, or any failure by the Company to meet its internal or published projections, budgets, plans or forecasts of its revenues, earnings or other financial performance or results of operations, in and of itself (provided that the exception in this clause (x) shall not prevent or otherwise affect a determination that any Effects underlying such failure has resulted in, or contributed to, a Material Adverse Effect (if not otherwise falling within any of the exceptions in clauses (i) through (ix))); except in the cases of clauses (i) through (iv) and clause (viii), to the extent that the Company and its subsidiaries, taken as a whole, are disproportionately adversely affected thereby as compared with other participants of comparable size in the industries in which the Company and its subsidiaries operate (in which case solely the incremental disproportionate adverse impact or impacts may be taken into account in determining whether there has been or would reasonably be expected to be a Material Adverse Effect);

(ff) “Permitted Liens” means (i) statutory liens securing payments not yet due, (ii) such imperfections or irregularities of title, Liens, charges, easements, covenants and other restrictions or encumbrances as do not materially affect the use of the properties or assets subject thereto or affected thereby or otherwise materially interfere with or impair business operations at such properties as currently conducted, (iii) easements, rights of way or other similar matters or restrictions or exclusions which are matters of public record or which would be shown by a current title report or other similar report and any condition or other matter that may be shown or disclosed by a current and accurate survey or physical inspection of the real property, in each case as do not materially affect the use of the properties or assets subject thereto or affected thereby or otherwise materially interfere with or impair business operations at such properties as currently conducted, (iv) encumbrances for current Taxes or other governmental charges not yet due and payable or for Taxes that are being contested in good faith by appropriate proceeding and for which adequate reserves have been provided in accordance with GAAP, (v) pledges or deposits made in the ordinary course of business consistent with past practice to secure obligations under workers’ compensation, unemployment insurance, social security, retirement and similar Laws or similar legislation or to secure public or statutory obligations, (vi) mechanics’, carriers’, workmen’s, repairmen’s or other like encumbrances arising or incurred in the ordinary course of business consistent with past practice for amounts that are not yet due and payable, (vii) mortgages, or deeds of trust, security interests or other encumbrances on title related to indebtedness reflected on the consolidated financial statements of the Company and (viii) nonexclusive and nonmaterial licenses granted by the Company or any of its subsidiaries in the ordinary course consistent with past practice;

(gg) “Person” means an individual, corporation (including not-for-profit), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, unincorporated organization, Governmental Entity, other entity or group (as defined in Section 13(d)(3) of the Exchange Act), including, for the avoidance of doubt, any group of Persons;

(hh) “Personal Data” means information or data that (i) identifies, relates to, describes, is reasonably capable of being associated with, or could reasonably be linked, directly or indirectly, with an individual or household or (ii) constitutes “personal information,” “personal data,” “protected health information,” “personally identifiable information” or similar term under applicable Law;

(ii) “Privacy and Security Requirements” means all applicable (i) Laws, (ii) industry standards, and (iii) posted policies, in each case, with respect to the collection, storage, use, processing, disclosure, retention or transfer of Personal Data or the security of information and IT Systems;

(jj) “Regulatory Permit” means any and all licenses, permits, certifications, authorizations, approvals, registrations and enrollments required for the operation of the business of the Company or any of its subsidiaries that are issued or enforced by a Governmental Entity with jurisdiction over any Healthcare Laws, including investigational new drug applications, new drug applications, supplemental new drug applications, abbreviated new drug applications, biologic license applications, as defined in 21 C.F.R. § 601.2, establishment registrations, as defined in 21 C.F.R. § 207, and product listings, as defined in 21 C.F.R. § 207, all supplements or amendments thereto, and all comparable Laws;

(kk) “Sanctions Laws” means any applicable trade, economic, or financial sanctions Laws administered, enacted or enforced from time to time by (i) the United States (including the Department of the Treasury’s Office of Foreign Assets Control or the United States Department of State) or (ii) any other applicable sanctions authority;

(ll) “Security Incident” means (i) any unauthorized access, acquisition, interruption, alteration or modification, loss, theft, corruption or other unauthorized processing of Personal Data or other data or information collected, used, or otherwise processed by or on behalf of the Company and its subsidiaries, or (ii) any breach of the security of or other unauthorized access to or use of or other compromise to the integrity or availability of the IT Systems;

(mm) “subsidiary” means, with respect to any Person (a) any corporation, association or other business entity (other than a partnership, joint venture or limited liability company) of which more than 50% of the total voting power of shares of stock or other equity interests of such Person entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time of determination owned or controlled, directly or indirectly, by such Person or one or more of the other subsidiaries of that Person or a combination thereof and (b) any partnership, joint venture or limited liability company of which (i) more than 50% of the capital accounts, distribution rights, total equity and voting interests or general and limited partnership interests, as applicable, are owned or controlled, directly or indirectly, by such Person or one or more of the other subsidiaries of that Person or a combination thereof, whether in the form of membership, general, special or limited partnership interests or otherwise and (ii) such Person or any subsidiary of such Person is a controlling general partner or otherwise controls such entity;

(nn) “Tax Return” means all returns, reports, statements, forms, or other documents (including any attached schedules or other attachments thereto or amendments thereof) filed or required to be filed with a Governmental Entity in connection with the determination, assessment, collection or payment of any Tax, including any information return, claim for refund, amended return or declaration of estimated Tax;

(oo) “Taxes” means all federal, state, local and non-U.S. income, profits, franchise, gross receipts, environmental, customs duty, capital stock, severance, stamp, payroll, sales, employment, unemployment, disability, use, property, withholding, excise, license, production, value added, occupancy and other taxes, duties or other like assessments in the nature of taxes imposed by any Governmental Entity, together with all interest, penalties and additions imposed with respect to such amounts and any interest in respect of such penalties and additions;

(pp) “Transaction Documents” means, collectively, this Agreement, the Confidentiality Agreement and any other agreement or document contemplated thereby or any document or instrument delivered in connection hereunder or thereunder; and

(qq) “Willful Breach” means with respect to any breaches or failures to perform any of the covenants or other agreements contained in this Agreement, a material breach that is a consequence of an act or failure to act undertaken by the breaching Party with actual or constructive knowledge (which shall be deemed to include knowledge of facts that a Person acting reasonably should have, based on reasonable due inquiry) that such Party’s act or failure to act would, or would reasonably be expected to, result in or constitute a breach of this Agreement. For the avoidance of doubt, a Party’s failure to consummate the Closing when required pursuant to Section 1.2 shall be a Willful Breach of this Agreement.

SECTION 9.6 Severability. If any term or other provision of this Agreement is found by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the fullest extent possible.

SECTION 9.7 Entire Agreement; Assignment. This Agreement (including the Exhibits hereto and the Company Disclosure Letter) and the Confidentiality Agreement constitute the entire agreement among the Parties with respect to the subject matter hereof and supersede all prior agreements and undertakings, both written and oral, among the Parties, or any of them, with respect to the subject matter hereof and thereof. This Agreement shall not be assigned by operation of law or otherwise without the prior written consent of each of the other Parties, and any assignment without such consent shall be null and void, except that Parent and Merger Sub may assign all or any of their rights under this Agreement to any controlled Affiliate of Parent; provided that no such assignment shall relieve the assigning party of its obligations under this Agreement.

SECTION 9.8 Parties in Interest. Notwithstanding anything herein to the contrary, this Agreement shall be binding upon and inure solely to the benefit of each Party hereto and its successors and permitted assigns, and nothing in this Agreement, express or implied, is intended to confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Agreement, except (a) as set forth in or contemplated by the terms and provisions of Section 6.10 [Directors’ and Officers’ Indemnification and Insurance], which shall inure to the benefit of the Persons or entities benefitting therefrom who are intended to be third-party beneficiaries thereof, (b) from and after the Effective Time, the rights of (x) the holders of Shares to receive the Per Share Merger Consideration and (y) the holders of Options and Company RSUs to receive the payments contemplated by the applicable provisions of Section 2.2

[Treatment of Company Equity Awards and Company ESPP], in each case, at the Effective Time in accordance with the terms and conditions of this Agreement and (c) the Company Related Parties’ and the Parent Related Parties’ respective limitations on liability (and other protections arising from the covenants not to sue and related provisions) set forth in Section 8.2(e) through (f) [Effect of Termination].

SECTION 9.9 Governing Law. This Agreement and any disputes relating hereto shall be governed by, and construed in accordance with, the laws of the State of Delaware (without giving effect to choice of law or conflict of law principles thereof or of any other jurisdiction that would cause the application of any laws of any jurisdiction other than the State of Delaware).

SECTION 9.10 Headings. The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

SECTION 9.11 Counterparts. This Agreement may be executed and delivered (including by email, “.pdf,” or other electronic transmission, or any electronic signature complying with the U.S. federal ESIGN Act of 2000 (including DocuSign)) in one or more counterparts, and by the different Parties in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

SECTION 9.12 Specific Performance. The Parties agree that irreparable damage for which monetary damages, even if available, may not be an adequate remedy, would occur in the event that the Parties do not perform the provisions of this Agreement (including failing to take such actions as are required of it hereunder in order to consummate this Agreement) in accordance with its specified terms or otherwise breach such provisions. The Parties acknowledge and agree that the Parties shall be entitled to an injunction, specific performance and other equitable relief to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions hereof, without proof of actual damages and without any requirement for the posting of security, this being in addition to any other remedy to which they are entitled at law or in equity. The Parties agree not to assert that a remedy of specific performance is unenforceable, invalid, contrary to Law or inequitable for any reason, nor to assert that a remedy of monetary damages would provide an adequate remedy for such breach. The Parties hereby further acknowledge and agree that prior to the Closing, each Party shall be entitled to seek specific performance to enforce specifically the terms and provisions of, and to prevent or cure breaches of this Agreement (for the avoidance of doubt, including Section 6.4 [Further Action; Efforts]) by the other Parties and to cause such other Parties to consummate the transactions contemplated hereby (for the avoidance of doubt, including to effect the Closing in accordance with Section 1.2 [Closing]), on the terms and subject to the conditions in this Agreement. Each of the Parties agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief as provided herein on the basis that (x) either Party has an adequate remedy at law or (y) an award of specific performance is not an appropriate remedy for any reason at law or equity. Any Party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement shall not be required to provide any bond or other security in connection with any such order or injunction.

SECTION 9.13 Jurisdiction. Each of the Parties irrevocably (a) consents to submit itself to the personal jurisdiction of the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (unless the Delaware Court of Chancery shall decline to accept jurisdiction over a particular matter, in which case, in any Delaware state or federal court within the State of Delaware), in connection with any matter based upon or arising out of this Agreement or any of the transactions contemplated by this Agreement or the actions of Parent, Merger Sub or the Company in the negotiation, administration, performance and enforcement hereof and thereof, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (c) agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than the courts of the State of Delaware, as described above, and (d) consents to service being made through the notice procedures set forth in Section 9.4. Each of the Company, Parent and Merger Sub hereby agrees that service of any process, summons, notice or document by U.S. registered mail to the respective addresses set forth in Section 9.4 shall be effective service of process for any suit or proceeding in connection with this Agreement or the transactions contemplated hereby. Each Party hereto hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement, any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason other than the failure to serve process in accordance with this Section 9.13, that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise), and to the fullest extent permitted by applicable Law, that the suit, action or proceeding in any such court is brought in an inconvenient forum, that the venue of such suit, action or proceeding is improper, or that this Agreement, or the subject matter hereof or thereof, may not be enforced in or by such courts and further irrevocably waives, to the fullest extent permitted by applicable Law, the benefit of any defense that would hinder, fetter or delay the levy, execution or collection of any amount to which the Party is entitled pursuant to the final judgment of any court having jurisdiction. Each Party expressly acknowledges that the foregoing waiver is intended to be irrevocable under the Laws of the State of Delaware and of the United States of America. To the extent any Party brings an Action, suit or proceeding to specifically enforce the performance of the terms and provisions of this Agreement (other than an action to specifically enforce any provision that expressly survives the termination of this Agreement), the End Date shall automatically be extended to (a) the twentieth (20th) Business Day following the resolution of such action, suit or proceeding or (b) such other time period established by the court presiding over such Action, suit of proceeding.

SECTION 9.14 WAIVER OF JURY TRIAL. EACH OF PARENT, MERGER SUB AND THE COMPANY HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THE ACTIONS OF PARENT, MERGER SUB OR THE COMPANY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF OR THEREOF.

SECTION 9.15 Interpretation. When reference is made in this Agreement to an Article, Exhibit, Schedule or Section, such reference shall be to an Article, Exhibit, Schedule or Section of this Agreement unless otherwise indicated. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof,” “herein,” “hereby” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant thereto unless otherwise defined therein. Words of any gender include each other gender and neuter genders and words using the singular or plural number also include the plural or singular number, respectively. Any Contract or Law defined or referred to herein means such Contract or Law as from time to time amended, modified or supplemented, including (in the case of Contracts) by waiver or consent and (in the case of Laws) by succession or comparable successor statutes and references to all attachments thereto and instruments incorporated therein. The word “or” shall mean “and/or”. With respect to the determination of any period of time, “from” means “from and including”. The word “will” shall be construed to have the same meaning as the word “shall”. Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified. The word “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”. References to “dollars” or “$” are to United States of America dollars. Unless otherwise indicated, (i) when calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period will be excluded; (ii) if the last day of such period is not a Business Day, then the period in question will end on the next Business Day; (iii) if any action (other than any action described in Section 6.4) must be taken on or by a day that is not a Business Day, then such action may be validly taken on or by the next day that is a Business Day; and (iv) the measure of a period of one month or year for purposes of this Agreement will be the day of the following month or year corresponding to the starting date, and if no corresponding date exists, then the end date of such period being measured will be the next actual day of the following month or year (for example, one month following February 18 is March 18 and one month following March 31 is May 1). References to “from” or “through” any date mean, unless otherwise specified, from and including or through and including such date, respectively. References to the date hereof shall mean the date of this Agreement. As used herein, the term “made available” means any document or other information that was (a) provided in writing by one Party or its Representatives to the other Party and its Representatives as of 6:00 a.m. New York City time on the date hereof, (b) included in the virtual data room of a Party as of 6:00 a.m. New York City time on the date hereof, or (c) filed by a Party with the SEC and publicly available on EDGAR at least one (1) day prior to the date hereof. References to any Person (including any Party) include references to such Person’s successors and permitted assigns, and, in the case of any Governmental Entity, to any Person succeeding to its functions and capacities. It is agreed that a breach of this Agreement by Merger Sub will be deemed to be a breach of this Agreement by Parent. Each of the Parties has participated in the drafting and negotiating of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if it is drafted by all the Parties and without regard to any presumption or rule requiring construction or interpretation against the Party drafting or causing any instrument to be drafted.

SECTION 9.16 No Recourse. This Agreement may only be enforced against, and any claims or causes of action that may be based upon or under this Agreement, or the negotiation, execution or performance of this Agreement may only be made against, the entities that are expressly identified as Parties hereto and, pursuant to, and in accordance with the terms of, the Confidentiality Agreement, and no other Parent Related Party (other than, for the avoidance of doubt, the other Parent Related Parties party to the Confidentiality Agreement, pursuant to, and in accordance with the terms thereof) shall have any liability for any obligations or liabilities of the Parties to this Agreement or for any claim against the Parties to this Agreement (whether in tort, contract or otherwise) based on, in respect of, or by reason of, the Merger or the other transactions contemplated by this Agreement or in respect of any oral representations made or alleged to be made in connection herewith.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the Company, Parent and Merger Sub have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

COMPANY:
KARUNA THERAPEUTICS, INC.

By:	/s/ William Meury
Name: William Meury Title: Chief Executive Officer

[Signature Page—Merger Agreement]

IN WITNESS WHEREOF, the Company, Parent and Merger Sub have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

PARENT:
BRISTOL-MYERS SQUIBB COMPANY

By:	/s/ David V. Elkins
Name: David V. Elkins
Title: Executive Vice President and Chief Finacial Officer

MERGER SUB:
MIRAMAR MERGER SUB INC.

By:	/s/ Konstantina Katcheves
Name: Konstantina Katcheves
Title: President and Chief Executive Officer

[Signature Page—Merger Agreement]

EXHIBIT A

CERTIFICATE OF INCORPORATION OF THE SURVIVING CORPORATION

EXHIBIT A

CERTIFICATE OF INCORPORATION OF THE SURVIVING CORPORATION

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

KARUNA THERAPEUTICS, INC.

ARTICLE ONE

The name of the corporation is Karuna Therapeutics, Inc. (hereinafter called the “Corporation”).

ARTICLE TWO

The address of the Corporation’s registered office in the State of Delaware is 251 Little Falls Drive, Wilmington, New Castle, Delaware 19808. The name of its registered agent at such address is Corporation Service Company.

ARTICLE THREE

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware (the “DGCL”).

ARTICLE FOUR

The total number of shares which the Corporation shall have the authority to issue is One Thousand (1,000) shares, all of which shall be shares of Common Stock, with a par value of $0.01 per share.

ARTICLE FIVE

The directors of the Corporation shall have the power to adopt, amend or repeal Bylaws, except as may be otherwise be provided in the Bylaws.

ARTICLE SIX

The Corporation expressly elects not to be governed by Section 203 of the General Corporation Law of the State of Delaware.

ARTICLE SEVEN

A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of his or her fiduciary duty as a director, except for liability (a) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) under Section 174 of the DGCL or (d) for any transaction from which the director derived an improper personal benefit. If the DGCL is amended after the effective date of this Certificate to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.

Any amendment, repeal or modification of this ARTICLE SEVEN by either of (i) the stockholders of the Corporation or (ii) an amendment to the DGCL, shall not adversely affect any right or protection existing at the time of such amendment, repeal or modification with respect to any acts or omissions occurring before such amendment, repeal or modification of a person serving as a director at the time of such amendment, repeal or modification.

Notwithstanding anything herein to the contrary, the affirmative vote of not less than two thirds (2/3) of the outstanding shares of capital stock entitled to vote thereon, and the affirmative vote of not less than two thirds (2/3) of the outstanding shares of each class entitled to vote thereon as a class, shall be required to amend or repeal any provision of this ARTICLE SEVEN.

ARTICLE EIGHT

The Corporation reserves the right to amend or repeal any provisions contained in this Certificate of Incorporation from time to time and at any time in the manner now or hereafter prescribed by the laws of the State of Delaware, and all rights conferred upon stockholders and directors are granted subject to such reservation.

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